UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

PINNACLE ENTERTAINMENT, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2012

TO THE STOCKHOLDERS OF PINNACLE ENTERTAINMENT, INC.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 22, 2012, at 9:00 a.m., local time, at the Company’s offices, 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, and at any adjournments or postponements thereof (the “Annual Meeting”), for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

2.	To approve amendments to the Company’s 2005 Equity and Performance Incentive Plan, as amended (the “2005 Plan”), to increase by 1,300,000 the maximum number of shares of the Company’s Common Stock that may be issued or subject to awards under the 2005 Plan and to increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 5,850,000 shares to 7,150,000 shares (the “Amendment to the 2005 Plan”);

3.	To re-approve the “performance-based” compensation provisions of the 2005 Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.	To approve an amendment to the Company’s 2008 Amended and Restated Directors Deferred Compensation Plan (the “Directors Plan”) to increase by 200,000 the maximum number of shares of the Company’s Common Stock that may be issued or subject to awards under the Directors Plan (the “Amendment to the Directors Plan”);

5.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

6.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2012 fiscal year; and

7.	To act upon such other business as may properly come before the Annual Meeting or before any adjournments or postponements thereof.

We are taking advantage of rules of the Securities and Exchange Commission that allow us to furnish proxy materials to you via the Internet. Unless you have already requested to receive a printed set of proxy materials, you will receive a Notice Regarding the Availability of Proxy Materials, or Notice. The Notice contains instructions on how to access proxy materials and vote your shares via the Internet or, if you prefer, to request a printed set of proxy materials at no additional cost to you. We believe that this approach provides a convenient way for you to access your proxy materials and vote your shares, while lowering our printing and delivery costs and reducing the environmental impact associated with our Annual Meeting.

Important Change: Your broker cannot vote your shares without your instructions for the election of directors, for the Amendment to the 2005 Plan, for the re-approval of the “performance-based” compensation provisions of the 2005 Plan, for the Amendment to the Directors Plan, and for the approval, on an advisory basis, the compensation of the Company’s named executive officers. If you do not provide voting instructions to your broker, your shares will not be voted or counted for the election of directors, for the Amendment to the 2005 Plan, for the re-approval of the “performance-based” compensation provisions of the 2005 Plan, for the Amendment to the Directors Plan and for the approval, on an advisory basis, of the compensation of the Company’s named executive officers. It is, therefore, important that beneficial owners instruct their brokers how they wish to vote their shares.

Stockholders of record as of March 27, 2012 can vote at the Annual Meeting. On or about April 9, 2012, we will mail the Notice or, for stockholders who have already requested to receive a printed set of proxy materials, this proxy statement, the accompanying proxy card and annual report. Please vote before the Annual Meeting in one of the following ways:

1.	By Internet—You can vote over the Internet at www.proxyvote.com by entering the control number found on your Notice or proxy card;

2.	By Telephone—You can vote by telephone by calling 1-800-690-6903 and entering the control number found on your Notice or proxy card; or

3.	By Mail—If you received your proxy materials by mail, you can vote by signing, dating and mailing the proxy card in the pre-paid enclosed envelope.

Your vote is very important. Please vote before the meeting using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the Annual Meeting by following the procedures outlined in the accompanying proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

John A. Godfrey

Secretary

Las Vegas, Nevada

April 9, 2012

PINNACLE ENTERTAINMENT, INC.

8918 SPANISH RIDGE AVENUE

LAS VEGAS, NEVADA 89148

PROXY STATEMENT RELATING TO

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2012

This Proxy Statement is being furnished to the stockholders of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of the Company’s stockholders to be held on Tuesday, May 22, 2012, at 9:00 a.m., local time, at the Company’s offices located at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, and at any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, holders of the Company’s Common Stock, $0.10 par value per share (“Pinnacle Common Stock”), will be asked to vote upon:

(i)	the election of eight directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified);

(ii)	the approval of amendments to the Company’s 2005 Equity and Performance Incentive Plan, as amended (the “2005 Plan”), to increase by 1,300,000 the maximum number of shares of the Company’s Common Stock that may be issued or subject to awards under the 2005 Plan and to increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 5,850,000 shares to 7,150,000 shares (the “Amendment to the 2005 Plan”);

(iii)	the re-approval of the “performance-based” compensation provisions of the 2005 Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

(iv)	the approval of an amendment to the Company’s 2008 Amended and Restated Directors Deferred Compensation Plan (the “Directors Plan”) to increase by 200,000 the maximum number of shares of the Company’s Common Stock that may be issued or subject to awards under the Directors Plan (the “Amendment to the Directors Plan”);

(v)	the approval, on an advisory basis, the compensation of the Company’s named executive officers;

(vi)	the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2012 fiscal year; and

(vii)	any other business that properly comes before the Annual Meeting.

This Proxy Statement, the accompanying Proxy Card and the Notice Regarding the Availability of Proxy Materials, or Notice, are first being mailed to the Company’s stockholders on or about April 9, 2012. The address of the principal executive offices of the Company is 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148.

ANNUAL MEETING

Record Date; Outstanding Shares; Quorum

Only holders of record of Pinnacle Common Stock at the close of business on March 27, 2012 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 62,533,185 shares of Pinnacle Common Stock outstanding and entitled to vote, held of record by 2,138 stockholders. A majority, or 31,266,593 of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each of the Company’s stockholders is entitled to one vote for each share of Pinnacle Common Stock held as of the Record Date.

Voting of Proxies; Votes Required

All properly executed, returned and unrevoked Proxy Cards will be voted in accordance with the instructions indicated thereon. Executed but unmarked Proxy Cards will be voted: (i) “FOR” the election of each director nominee listed on the Proxy Card; (ii) “FOR” the approval of the Amendment to the 2005 Plan; (iii) “FOR” the re-approval of the “performance-based” compensation provisions of the 2005 Plan; (iv) “FOR” the approval of the Amendment to the Directors Plan; (v) “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and (vi) “FOR” the ratification of the appointment of independent auditors for the 2012 fiscal year. The Company’s Board of Directors does not presently intend to bring any business before the Annual Meeting other than that referred to in this Proxy Statement and specified in the Notice of the Annual Meeting. By signing the Proxy Cards, stockholders confer discretionary authority on the proxies (who are persons designated by the Board of Directors) to vote all shares covered by the Proxy Cards in their discretion on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof, including any motion made for adjournment of the Annual Meeting.

You may submit your proxy by mail, telephone or the internet. Proxies submitted by any of those methods will be treated in the same manner. If you are a stockholder of record, you may submit your proxy by signing and returning the enclosed Proxy Card by mail, telephone at 1-800-690-6903 or on the internet at http://www.proxyvote.com. If you hold your shares in street name, please follow the voting instructions forwarded to you by your bank, broker or other nominee.

Whether the proxy is submitted by mail, telephone or the internet, any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (i) delivering a written revocation to, or delivering a duly executed proxy bearing a later date to, the Secretary of the Company, at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148, or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). If you voted by telephone or the Internet and wish to change your vote, you may call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote.

The Company has adopted a majority vote standard in uncontested director elections. To be elected, each director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “FOR” or “AGAINST” a nominee will be counted.

The proposals to approve the Amendment to the 2005 Plan, to re-approve the “performance-based” compensation provisions of the 2005 Plan and to approve of the Amendment to the Directors Plan require approval by the affirmative vote of a majority of the votes cast “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal in person or by proxy and entitled to vote at the Annual Meeting, provided that the total votes so cast on each proposal represents more than 50% of all shares entitled to vote on that proposal.

The proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” with respect to such proposal.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the 2012 fiscal year requires approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” with respect to such proposal.

Abstentions and Broker Non-Votes

A stockholder may “ABSTAIN” on any proposal that may properly come before the Annual Meeting. If a stockholder chooses to “ABSTAIN,” such stockholder’s shares will be considered present at the Annual Meeting for purposes of determining a quorum on all matters and will be considered entitled to vote, but will have no effect with respect to the outcome of the vote to elect directors, to approve, on an advisory basis, the compensation of the Company’s named executive officers or to ratify the appointment of the Company’s independent auditors.

However, according to the New York Stock Exchange, or the NYSE, rules, a vote to “ABSTAIN” on the proposals to approve the Amendment to the 2005 Plan, to re-approve the “performance-based” compensation provisions of the 2005 Plan and to approve the Amendment to the Directors Plan will be considered as a vote cast with respect to such matter, and will have the same effect as a vote “AGAINST” such proposal.

Under the rules of the NYSE, if a broker or other financial institution holds a client’s shares in its name and the client does not provide voting instructions to them, that firm has discretion to vote such shares for certain routine matters. Proposal No. 6, the ratification of the appointment of our independent auditor, is a routine matter. On the other hand, the broker or other financial institution that holds a client’s shares in its name does not have discretion to vote such shares for non-routine matters. Proposals Nos. 1, 2, 3, 4, and 5 are non-routine matters, and the firm that holds shares in its name may not vote on those items, absent instruction from the client. When a firm votes a client’s shares on some, but not all, of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered voting power for purposes of voting on the non-routine items. Accordingly, broker non-votes will have no effect on any proposals, except that, with respect to proposals to approve the Amendment to the 2005 Plan, to re-approve the “performance-based” compensation provisions of the 2005 Plan and to approve of the Amendment to the Directors Plan, the broker non-votes will not count toward the requirement that the total number of votes cast on the proposal, including abstentions, represent over 50% of the total shares entitled to vote on the proposal.

Delivery of One Notice or Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

In connection with the Annual Meeting, the Company is required to send to each stockholder of record an Annual Report to Stockholders (the “Annual Report”), the Proxy Statement or Notice, and to arrange for an Annual Report, Proxy Statement or Notice to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of Pinnacle Common Stock in multiple accounts, this process would result in duplicate mailings of the Annual Report, Proxy Statement or the Notice to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Annual Report, Proxy Statement or Notice will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Annual Report, Proxy Statement or Notice, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Annual Report, Proxy Statement or Notice if there are other Pinnacle Entertainment, Inc. stockholders who share an address with you. If you currently receive more than one Annual Report, Proxy Statement or Notice at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single Annual Report, Proxy Statement or Notice but later decide that you would prefer to receive a separate copy of the Annual Report, Proxy Statement or Notice, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Annual Reports, Proxy Statement or Notices. If you wish to receive a separate copy of the Annual Report, Proxy Statement or Notice for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, directly by telephone at 1-800-937-5449, by mail 6201 15th Avenue, Brooklyn, NY 11219 or by visiting its website at www.amstock.com and following the instructions.

Appraisal and Dissenters’ Rights

Under Delaware law, stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposals presented in this Proxy Statement.

Solicitation of Proxies and Expenses

Proxies are being solicited by the Company. The Company will bear the cost of the solicitation of proxies from its stockholders, although stockholders who vote by telephone or the internet may incur telephone or internet access charges. The directors, executive officers and employees of the Company may solicit proxies by mail, telephone, telegram, letter, facsimile, e-mail or in person. Such directors, executive officers and employees will not be specifically compensated for such services. Arrangements may also be made with brokers, custodians, nominees, and other record holders to forward proxy solicitation materials to the beneficial owners of shares of Pinnacle Common Stock held of record by such brokers, custodians, nominees and other record holders, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in connection therewith.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item No. 1 on Proxy Card)

At the Annual Meeting, holders of Pinnacle Common Stock will be asked to vote on the election of eight directors who will constitute the full Board of Directors of the Company. The Board of Directors has adopted a majority vote standard in uncontested director elections. Because we did not receive advance notice under our Bylaws of any stockholder nominees for director, the 2012 election of directors is an uncontested election. To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Abstentions and “broker non-votes” will have no effect on the election of directors because only votes “FOR” or “AGAINST” a nominee will be counted. Your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules.

Each director elected will hold office until the next annual meeting of stockholders (and until his or her successor shall have been duly elected and qualified). The Company is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, the Board has adopted a director resignation and recusal policy in our Corporate Governance Guidelines. Under this policy, the Board of Directors will nominate for re-election only those incumbent candidates who tender irrevocable resignations. The Board of Directors has obtained such resignations from each director nominee for election at the Annual Meeting. The irrevocable resignations will be effective upon (1) the failure to receive the required vote at any annual meeting at which directors are nominated for re-election and (2) Board acceptance of the resignations. In the event that a director nominee does not receive the required vote at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend to the Board of Directors whether to accept or reject a tendered resignation. The Board of Directors will publicly disclose its decision within 90 days following certification of the stockholder vote. In addition, the Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. If the Board of Directors does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

On October 17, 2011, Lynn P. Reitnouer informed the Company that he did not intend to run for re-election as a member of the Board of Directors at the Annual Meeting, and that he would retire as a director effective upon the conclusion of the Annual Meeting. On March 19, 2012, the Board of Directors increased the size of the Board of Directors from seven members to nine members and elected Jaynie Miller Studenmund and Desirée Rogers as members of the Board. In addition, on March 19, 2012, the Board of Directors approved the reduction of the size of the Board of Directors from nine members to eight members effective upon the conclusion of the Annual Meeting.

After the Annual Meeting, the Board of Directors may increase the size of the Board and fill any resulting vacancy or vacancies, but the Board of Directors has no present intention to do so. If the Board of Directors increases the size of the Board and elects a new director to fill the resulting vacancy or vacancies, the new director or directors must stand for election at the next year’s annual meeting of stockholders. All of the nominees listed below currently serve on the Board of Directors of the Company.

General

Each proxy received will be voted for the election of the persons named below, unless the stockholder signing such proxy abstains with respect to one or more of these nominees in the manner described in the proxy.

Although it is not contemplated that any nominee named below will decline or be unable to serve as a director, in the event any nominee declines or is unable to serve as a director, the proxies will be voted by the proxy holders for a substitute nominee as directed by the Board of Directors.

There are no family relationships between any director, nominee or executive officer and any other director, nominee or executive officer of the Company. There are no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he has been or will be selected as a director, nominee and/or executive officer of the Company other than arrangements or understandings with any such director, nominee and/or executive officer acting in his or her capacity as such. See “—Information Regarding the Director Nominees.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF ALL OF THE NOMINEES LISTED BELOW.

Selection of Nominees for Director

It is the policy of the Board, as set forth in the Company’s Corporate Governance Guidelines, to select director nominees who have achieved success in their personal fields and who demonstrate integrity and high personal and professional ethics, sound business judgment, and willingness to devote the requisite time to their duties as director, and who will contribute to the Company’s overall corporate goals. Board members are evaluated and selected based on their individual merit, as well as in the context of the needs of the Board as a whole.

The Corporate Governance and Nominating Committee is responsible for identifying, recruiting, reviewing, and recommending to the Board qualified individuals to be nominated for election or reelection as directors, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines. Depending on the circumstances, the Corporate Governance and Nominating Committee considers candidates recommended by Board members, third parties and, to the extent deemed appropriate, director search firms.

Before recommending to the Board a new or incumbent director for election or reelection, the Corporate Governance and Nominating Committee reviews his or her qualifications, including capability, availability to serve, conflicts of interest, understanding of the gaming industry, finance and other elements relevant to the Company’s business, educational, business and professional background, age and past performance as a Board member (including past attendance at, and participation in, meetings of the Board and its committees and contributions to their activities). The Corporate Governance and Nominating Committee, in conducting such evaluation, may also take into account such other factors as it deems relevant. The Corporate Governance and Nominating Committee also receives disclosures relating to a director’s independence and assists the Board in making determinations as to the independence of the directors. The Corporate Governance and Nominating Committee also conducts an annual review of the composition of the Board as a whole, including whether the Board reflects the appropriate degree of independence, balance of sound judgment, business specialization, technical skills, diversity and other desired qualities, and satisfies the other requirements set forth in the Company’s Corporate Governance Guidelines.

In particular, the Corporate Governance and Nominating Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s business. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Corporate Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Corporate Governance and Nominating Committee considers the effectiveness of those efforts as part of its annual self-evaluation process.

The Corporate Governance and Nominating Committee will consider Board nominee recommendations by stockholders who have beneficially owned more than five percent of the Company’s then-outstanding shares of Pinnacle Common Stock for at least two consecutive years as of the date of making the proposal and who submit in writing the names and supporting information to the Chair of the Corporate Governance and Nominating Committee at the address of the Company’s principal executive offices. A stockholder recommendation must contain: (a) the name and address of the stockholder making the recommendation, the class and number of shares of the Company’s capital stock owned beneficially by such stockholder, and documentary support that such stockholder satisfies the requisite stock ownership threshold and holding period; and (b) as to the proposed nominee, the name, age, business and residence addresses, principal occupation or employment, number of shares of Pinnacle Common Stock held by the nominee, a résumé of his or her business and educational background, information that would be required in a proxy statement soliciting proxies for the election of such nominee, and a signed consent of the nominee to serve as a director, if nominated and elected. In order to be considered, a stockholder recommendation for nomination with respect to an upcoming annual meeting of stockholders must be received by the Chair of the Corporate Governance and Nominating Committee no later than the 120th calendar day before the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting, with certain exceptions that are set forth in the Company’s Corporate Governance Guidelines.

The Company’s policies and procedures regarding the selection of director nominees are described in greater detail in the Company’s Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnkinc.com. In addition, printed copies of such Corporate Governance Guidelines and the Charter of the Corporate Governance and Nominating Committee are available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148.

As contrasted to a stockholder recommendation of a nominee for consideration by the Company’s Corporate Governance and Nominating Committee, stockholders who wish to nominate directors at future annual meetings must comply with the applicable provisions of the Company’s Bylaws, as described in this Proxy Statement under the caption “Stockholder Proposals for the Next Annual Meeting.”

Information Regarding the Director Nominees

Set forth below is information with respect to the nominees, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a Pinnacle’s director and their age. All of the nominees have consented to being named in this Proxy Statement and have agreed to serve on the Board of Directors, if elected.

Name	Age	Position with the Company
Stephen C. Comer (a)(b)	62	Director
John V. Giovenco (a)(d)	76	Director
Richard J. Goeglein (c)	77	Chairman of the Board and Director
Bruce A. Leslie (a)(c)(d)	61	Director
James L. Martineau (b)(d)	71	Director
Desirée Rogers	52	Director
Anthony M. Sanfilippo	54	President, Chief Executive Officer and Director
Jaynie M. Studenmund	57	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Compliance Committee
(d)	Member of the Corporate Governance and Nominating Committee

Mr. Comer has been one of the Company’s directors since July 2007. He is a retired accounting firm managing partner. He brings substantial accounting expertise to the Company. He serves as a Director of Southwest Gas Corporation and has served in that role since January 2007. In addition, Mr. Comer served as Managing Partner of Deloitte & Touche LLP, an accounting firm (Nevada operations) from 2002 to 2006; as Managing Partner and other positions, Arthur Andersen, an accounting firm (Los Angeles and Nevada operations) from 1972 to 2002; and as Member of the American Institute of Certified Public Accountants and Nevada Society of Certified Public Accountants. Mr. Comer’s over 35 years of accounting experience and expertise and his integral involvement in other public gaming companies’ auditing practices provide our Board with invaluable expertise in these areas, including in his role as Chair of our Audit Committee.

Mr. Giovenco has been one of the Company’s directors since February 2003. He is a retired gaming executive. He served as lead director of the Company from February 2008 until May 2009 and Interim Chief Executive Officer from November 2009 to March 2010. In addition, he served in the following positions: Director, Great Western Financial Corporation from 1979 to 1993; President and Chief Operating Officer, Sheraton Hotels Corporation during 1993; Director, Hilton Hotels Corporation from 1980 to 1992; President and Chief Operating Officer, Hilton Gaming Corporation from 1985 to 1993; Executive Vice President-Finance, Hilton Hotels Corporation from 1980 to 1993; Chief Financial Officer, Hilton Hotels Corporation from 1974 to 1985; Chief Financial Officer, Hilton Gaming Corporation from 1972 to 1974; and Partner, Harris, Kerr, Forster, Certified Public Accountants (predecessor firm to PKF International) from 1967 to 1971. Mr. Giovenco brings over 40 years of broad ranging business and financial experience and expertise to the Company. His 20-year tenure at Hilton Hotels Corporation, including his services as Chief Financial Officer of Hilton Hotels and as President and Chief Operating Officer of Hilton Gaming Corporation, as well as his service as Interim Chief Executive Officer of the Company, brings to the Board extensive leadership, management and accounting experience and expertise, as well as unique and invaluable perspectives on all aspects of the Company’s business.

Mr. Goeglein has been one of the Company’s directors since December 2003. Mr. Goeglein brings more than 32 years of experience in the hospitality and gaming industry. In addition to his position as director of the Company, Mr. Goeglein has served as the Non-executive Chairman of the Board of the Company since March 2010; lead director of the Company from May 2009 to November 2009; Interim Nonexecutive Chairman of the Board from November 2009 to March 2010; and was also a Director of the Company from 1997 to 1998; Owner and Managing Member, Evening Star Holdings, LLC (Business Consulting Firm) since mid-2005; Owner and Managing Member, Evening Star Hospitality, LLC (acquirer, developer and operator of non-gaming resort properties) from 2003 to early 2005; President and Chief Operating Officer, Holiday Corporation (the parent company of Holiday Inn, Harrah’s Hotels and Casinos, Hampton Inns and Embassy Suites) from 1984 to 1987; Executive Vice President and Director, Holiday Corporation from 1978 to 1984; President and Chief Executive Officer, Harrah’s Hotels and Casinos from 1980 to 1984; and Director, Boomtown, Inc. from 1993 to 1997. Mr. Goeglein served as President from 1997 and Chief Executive Officer from 2000 of Aladdin Gaming, LLC and Aladdin Gaming Holdings, LLC (developer and operator of the Aladdin Resort & Casino in Las Vegas, Nevada), in each case until September 21, 2001. Aladdin Gaming, LLC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on September 28, 2001. Mr. Goeglein’s extensive experience as a senior executive in the hospitality industry, including his service as chief executive officer of Harrah’s Hotels and Casinos and Aladdin Gaming LLC, provide significant insight and expertise to our Board in all facets of the Company’s operations and in its financing activities.

Mr. Leslie has been one of the Company’s directors since October 2002 and has been a Partner of Armstrong Teasdale LLP (law firm) since January 2008. In addition, Mr. Leslie was Of Counsel of Beckley, Singleton (law firm) from 2003 to 2008; Partner, Leslie & Campbell (law firm) from 2001 to 2003; Partner, Bernhard & Leslie (law firm) from 1996 to 2001; Partner, Beckley, Singleton from 1986 to 1996; and Partner, Vargas & Bartlett (law firm) from 1979 to 1986. Mr. Leslie is an honorary citizen of the City of New Orleans. Mr. Leslie’s extensive legal career, including his representation of various clients on gaming industry issues, gives him the leadership and consensus building skills to guide our Board on a variety of matters, including compliance, risk management and legal oversight.

Mr. Martineau has been one of the Company’s directors since 1999 and is currently a business advisor and private investor. In addition, Mr. Martineau was Chairman, Genesis Portfolio Partners, LLC (start-up company development) from 1998 to 2009; Director, Apogee Enterprises, Inc. from 1973 to June 2010; Director, Borgen Systems from 1994 to 2005; Director, Northstar Photonics (telecommunications business) from 1998 to 2002; Executive Vice President, Apogee Enterprises, Inc. (a glass design and development corporation that acquired Viracon, Inc. in 1973) from 1996 to 1998; President and Founder, Viracon, Inc. (flat glass fabricator) from 1970 to 1996; and Trustee, Owatonna Foundation since 1973. Mr. Martineau’s background as an entrepreneur and as a businessman has been very valuable to the Board both in an operational context and in terms of evaluating its various development projects. Mr. Martineau’s service on several other boards of directors provides him with insights that are valuable to the Board in the areas of corporate governance and other Board functions.

Ms. Rogers joined us as a director in March 2012. Ms. Rogers brings over 25 years of experience to our Board of Directors for working in both the public and private sectors. She is currently the Chief Executive Officer of Johnson Publishing Company, LLC, a publishing company, and has served in this role since August 2010. Prior to this position, she served as the White House Social Secretary for President Obama from January 2009 to April 2010; President of Social Networking for Allstate Financial, a business unit of The Allstate Corporation, an insurance provider, from July 2008 to December 2008; President of Peoples Gas and North Shore Gas, two utility companies of Peoples Energy Corporation (a public company acquired by Integrys Energy Group), from 2004 to July 2008; Senior Vice President and Chief Marketing Officer and Vice President of Peoples Energy Corporation from 1997 to 2004; and Director, Illinois Lottery from 1991 to 1997. In addition, Ms. Rogers has served on the Board of Trustees of Equity Residential, a publicly traded real estate investment trust, from October 2003 to January 2009. She has also served on several corporate and non-for-profit boards, including Blue Cross Blue Shield, and as the Vice Chairman of the Lincoln Park Zoo and the Museum of Science and Industry. She also currently serves on the boards of the Ad Council, DonorsChoose, Northwestern Memorial Foundation and World Business Chicago. Ms. Rogers’ extensive experience as a senior executive in the public and private sectors provide significant insight and expertise to our Board related to operations and marketing and in the Company’s development and financings activities.

Mr. Sanfilippo joined us as President, Chief Executive Officer and a director in March 2010. Prior to joining Pinnacle Entertainment, Mr. Sanfilippo was the President, Chief Executive Officer and director of Multimedia Games, Inc., a slot machine manufacturer (which is now known as Multimedia Gaming Holding Company, Inc.) from June 2008 until March 2010. Prior to joining Multimedia Games, Mr. Sanfilippo was employed with Harrah’s Entertainment, Inc. (Harrah’s), the world’s largest casino company and a provider of branded casino entertainment. While at Harrah’s, Mr. Sanfilippo served as President of both the Western Division (2003—2004) and the Central Division (1997—2002 and 2004—2007), overseeing the operations of more than two dozen casino and casino-hotel destinations. Mr. Sanfilippo was also part of the senior management team that led the successful integration of numerous gaming companies acquired by Harrah’s, including Jack Binion’s Horseshoe Casinos, the Grand Casino & Hotel brand, Players International, and Louisiana Downs Racetrack. In addition to his duties as divisional President, Mr. Sanfilippo was also President and Chief Operating Officer for Harrah’s New Orleans and a member of the Board of Directors of Jazz Casino Corporation prior to its acquisition by Harrah’s. Mr. Sanfilippo has directed tribal gaming operations in Arizona, California and Kansas, and has held gaming licenses in most states that offer legalized gambling. Mr. Sanfilippo brings to the Company and our Board more than 25 years of industry experience, including managing and developing gaming operations in diverse jurisdictions, including Louisiana, Missouri, Indiana and Nevada. Mr. Sanfilippo’s extensive experience as a senior executive in the gaming industry and gaming manufacturing industry provide our Board with invaluable expertise in these areas.

Ms. Studenmund joined us as a director in March 2012. She is a corporate director and advisor. She serves as a director of Orbitz Worldwide, Inc., an online travel company, and has served in that role since July 2007. Since 2004, she has served on the board for Western Asset, a major fixed income fund and since 2002, Forest Lawn, an industry leading memorial parks provider. She previously served on the boards of privately-held MarketTools, a provider of customer insight management tools which was sold to Texas Pacific Group and

Survey Monkey in 2012, from 2010 to 2012; eHarmony.com, the premier online relationship services company, from 2005 to 2011; Countrywide Bank, a regulated bank subsidiary (deposit only) of Countrywide Financial Corp., from 2002 to 2008; and aQuantive, Inc., a publicly traded, top digital marketing services and technology company, which was sold to Microsoft in 2007, from 2004 to 2007. From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., the creator of paid search. Overture was acquired by Yahoo, Inc. in 2004. From February 2000 to January 2001, she was President and Chief Operating Officer of PayMyBills.com, the leading online bill management company. Before becoming an executive in the internet business, Ms. Studenmund was an executive in the financial services industry, primarily at First Interstate Bank, now known as Wells Fargo. Ms. Studenmund has over 30 years of comprehensive executive management and operating experience across a diverse set of businesses, including start-ups, rapid growth, turnarounds and mergers and acquisitions in the internet and financial services industries. Within these environments, she has served as a successful President, Chief Operating Officer and director of both public and private companies. Ms. Studenmund’s extensive experience as a senior executive and as a director provide our Board with broad operational expertise and insights that are valuable to the Board in the areas of compensation, corporate governance and other Board functions.

Director Independence

The Board of Directors has determined that, other than Anthony M. Sanfilippo, who is the President and Chief Executive Officer of the Company, each nominee is an independent director, as defined by the Corporate Governance Rules of the NYSE and the categorical independence standards adopted by the Board of Directors. The Board of Directors considered all relationships between the independent directors and the Company and determined that each such director had no relationship with the Company (except as director, stockholder and bondholder). The categorical independence standards are available on the Company’s website at www.pnkinc.com. The Board of Directors has also determined that all members of the Audit, Corporate Governance and Nominating, and Compensation Committees are independent directors, as defined by the Corporate Governance Rules of the NYSE and the categorical independence standards adopted by the Board of Directors. The directors nominated by the Board of Directors for election at the Annual Meeting were recommended by the Corporate Governance and Nominating Committee.

Communications with Directors

Stockholders and interested parties wishing to communicate directly with the Board of Directors, the Chairman of the Board, the Chair of any committee, or the non-management directors as a group or any of the individual directors about matters of general interest to stockholders are welcome to do so by writing the Company’s Secretary at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148. The Secretary will forward these communications as directed by the stockholders and interested parties.

Executive Sessions of the Board and Leadership Structure

The Company’s non-management directors meet periodically in executive session, as required by the Company’s Corporate Governance Guidelines. Richard J. Goeglein, the Company’s Chairman of the Board, presides at these executive sessions. If the non-management directors were to include directors who are not independent pursuant to the NYSE rules, then the independent directors will meet in executive session at least once a year. Any non-management director may request that an executive session of the non-management members of the Board be scheduled.

The Company’s Bylaws mandate that the Chairman of the Board be a director who is not the current Chief Executive Officer or current employee of the Company. The Company believes that this separation of roles promotes more effective communication channels for the Board to express its views on management. The Company’s President and Chief Executive Officer, Anthony M. Sanfilippo, has over 25 years experience in the gaming industry and is responsible for the strategic direction, day-to-day leadership and performance of the Company. The Company’s Chairman of the Board, Richard J. Goeglein, who has extensive experience as a senior executive in the hospitality industry and as a member of the Company’s Board, presides over meetings and executive sessions of the Board of Directors and serves as the primary liaison between the President and Chief Executive Officer and the other directors. Given the size of the Board, which will consist of eight directors following the Annual Meeting, we believe that this separation of roles and allocation of distinct responsibilities to each role facilitates communication between senior management and the full Board of Directors about issues such as corporate governance, management development, executive compensation and company performance.

Pursuant to the Company’s Bylaws, the Chairman of the Board may call special meetings of stockholders and the Board of Directors act as Chairman of the meeting of stockholders and preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have, and may exercise, such powers as may, from time to time, be assigned to him or her by the Board of Directors, the Company’s Bylaws or as may be provided by law.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct, a code of ethics that applies to all of the Company’s directors, officers and employees. Any substantive amendments to the provisions of the Code of Ethical Business Conduct that apply to the Chief Executive Officer or the Chief Financial Officer and any waiver from a provision of the Code of Ethical Business Conduct to the Chief Executive Officer or the Chief Financial Officer will be disclosed on the Company’s website or in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Code of Ethical Business Conduct is publicly available on the Company’s website at www.pnkinc.com and in print upon written request to Investor Relations, Pinnacle Entertainment, Inc., 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148.

Board Meetings and Board Committees

The full Board of Directors of the Company had 16 meetings in 2011. During 2011, each incumbent director of the Company during his or her term attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he or she served.

Although the Company has no formal policy with regard to Board members’ attendance at its annual meetings of stockholders, all of the Company’s directors then serving attended the Company’s 2011 Annual Meeting of Stockholders.

The Company has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s Audit Committee is currently chaired by Mr. Comer and consists of Messrs. Comer, Giovenco and Leslie. Among its functions, the Committee is:

•

to be directly responsible for the appointment, compensation, retention and oversight of the work of any independent public accounting firm engaged to audit the Company’s financial statements or to perform other audit, review or attest services for the Company;

•

to discuss policies with respect to risk assessment and risk management, including discussing the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and discussing the guidelines and policies to govern the process by which risk assessment and management is undertaken;

•	to discuss with the independent auditors their independence;

•	to review and discuss with the Company’s independent auditors and management the Company’s audited financial statements; and

•

to recommend to the Company’s Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the previous fiscal year for filing with the SEC.

Messrs. Comer, Giovenco, and Leslie are independent as that term is defined in Rule 303A.02 of the NYSE listing standards and Rule 10A-3(b)(1)(ii) of the Exchange Act. The Board has determined that Messrs. Comer and Giovenco are each an “audit committee financial expert” as defined by SEC rules, based upon, among other things, their accounting backgrounds and, in the case of Mr. Comer, his having served as a partner of a major accounting firm and in the case of Mr. Giovenco, his having served as the chief financial officer of a company involved in the gaming industry and having served as a partner of an accounting firm. The Audit Committee met 12 times in 2011 and acted by unanimous written consent on one occasion.

The Company has a Compensation Committee, which is currently chaired by Mr. Reitnouer and consists of Messrs. Reitnouer, Martineau and Comer. Among its functions, the Compensation Committee is:

•

to approve corporate goals and objectives, including annual performance objectives, relevant to the compensation for the Company’s Chief Executive Officer and other executive officers, and evaluate the performance of the Chief Executive Officer and other executive officers in light of these goals and objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers, determine, approve and report to the full Board the annual compensation of the Chief Executive Officer and other executive officers, including salary, bonus, stock options and other benefits, direct and indirect; and

•	to provide recommendations to the Board of Directors with respect to, and administer, the Company’s incentive-compensation, stock option and other equity-based compensation plans.

The Compensation Committee met 15 times in 2011 and acted by unanimous written consent on two occasions. The Compensation Committee may, to the extent permitted by applicable laws and regulations, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee consists of at least two members of the Compensation Committee. In carrying out its purposes and responsibilities, the Compensation Committee has authority to retain outside counsel or other experts or consultants, as it deems appropriate. For a discussion regarding the Compensation Committee’s use of outside advisors and the role of executives officers in compensation matters, see “Executive Compensation—Compensation Discussion and Analysis—Role of Management in Compensation Process and Role of Outside Consultants” below.

The Company has a Corporate Governance and Nominating Committee, which is currently chaired by Mr. Martineau and consists of Messrs. Martineau, Giovenco, Leslie and Reitnouer. Among its functions, the Corporate Governance and Nominating Committee is:

•	to establish procedures for the selection of directors;

•	to identify, evaluate and recommend to the Board candidates for election or reelection as directors, consistent with criteria set forth in the Company’s Corporate Governance Guidelines;

•	to develop and recommend to the Board, if appropriate, modifications or additions to the Company’s Corporate Governance Guidelines or other corporate governance policies or procedures; and

•	to develop procedures for, and oversee, an annual evaluation of the Board and management.

The Corporate Governance and Nominating Committee met five times in 2011.

The Board of Directors has adopted a written charter for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, which are available on the Company’s website at www.pnkinc.com. Printed copies of these documents are also available upon written request to Investor Relations, Pinnacle Entertainment, Inc., 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148.

The Company has a Compliance Committee that monitors the Company’s compliance with gaming laws in the jurisdictions in which it operates. Messrs. Goeglein, Leslie and Reitnouer currently serve on the Company’s Compliance Committee with other Compliance Committee members who are not directors, and on the Compliance Subcommittee of the Board of Directors. During 2011, the Compliance Committee had six meetings. The Compliance Subcommittee was instituted to ensure timely notification to the Board of Directors of any material compliance issues, assist the Compliance Committee in performing its duties and to supervise the Company’s actions in response to reports received from the Company’s employee hotline.

In 2011, the Company had an Executive Committee, which was chaired by Mr. Sanfilippo and consisted of Messrs. Landau, Leslie, Goeglein and Sanfilippo. In addition, in 2011, the Company had a Risk Management Oversight Committee, which was chaired by Mr. Leslie, and an Advisory Committee, which consisted of Messrs. Sanfilippo, Goeglein, Giovenco and Leslie. The Executive Committee, Risk Management Oversight Committee and Advisory Committee were dissolved following the 2011 Annual Meeting of Stockholders. The Executive Committee and Risk Management Committee did not have any meetings in 2011. The Advisory Committee had ten meetings in 2011.

The Board’s Role in Risk Oversight

The Board of Directors and each of the committees of the Board of Directors indentifies, prioritizes and evaluates various risks that are in the purview of their charters. Management also independently identifies, prioritizes and evaluates enterprise risks. Management regularly reports on such risks to the Board of Directors. Particular financial risks are overseen by the Audit Committee of the Board; compliance and reputational risks are typically overseen by the Compliance Committee and the Compliance Subcommittee of the Board. The enterprise risk management program as a whole is reviewed annually by the Board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or any Committee. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Director Compensation

Director Fees

The compensation of the Company’s non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. The fees that each non-employee director (other than the Chairman of the Board) or committee chair received for his or her service during 2011 are the following:

•	An annual retainer of $60,000;

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•

An additional $20,000 retainer for the Chair of the Corporate Governance and Nominating Committee as of May 24, 2011; prior to that date the Chair of the Corporate Governance and Nominating Committee received a $10,000 retainer;

•	An additional $7,500 retainer for the Chair of the Risk Management Committee prior to May 24, 2011. On May 24, 2011, the Risk Management Committee was dissolved by the Board of Directors;

•

An attendance fee of $1,500 for each regularly scheduled Board or committee meeting, other than meetings of the Audit Committee which had a meeting fee of $2,000 per meeting and the Advisory Committee (which was formed in January 2011 and dissolved in May 2011) which had a fee of $2,000 per meeting or per day of service; and

•	An attendance fee of $500 for each telephonic special meeting of the Board of Directors.

Director Fees Paid to the Chairman of the Board

The Chairman of the Board received an annual retainer of $185,000 for his service during 2011. The annual retainer paid to the Chairman of the Board was in lieu of the annual retainer, Board and committee attendance fees paid to the other directors, except that the Chairman of the Board received fees for attending meetings of the Compliance Committee (which were $1,500 per meeting). In addition, the Chairman of the Board served on the Advisory Committee (which was formed in January 2011 and dissolved in May 2011) and received $2,000 per meeting or per day of service.

Equity Grants

In 2011, Pinnacle granted to each non-employee director who was then serving 10,000 options, which were granted on the date of the 2011 Annual Meeting of Stockholders. The exercise price for each option was the closing price of Pinnacle Common Stock on the date of grant. All of the options vested immediately on the date of grant. In addition, Pinnacle granted to each non-employee director who was then serving 6,000 restricted stock units, which were granted and vested on the date of the 2011 Annual Meeting of Stockholders. On March 19, 2012, Pinnacle granted 10,000 fully vested options to each of Mses. Rogers and Studenmund. The exercise price of the options was the closing price of Pinnacle Common Stock on the date of grant.

Directors Health Plan

Pursuant to the Directors Health and Medical Insurance Plan, or the Directors Health Plan, directors and their dependents are entitled to receive the same coverage as the Company’s employees under the Company’s group health plan. The Directors Health Plan provides for coverage for members of the Board of Directors, their spouses and children up to age 26 under the Company’s group health plan, and upon cessation of the services of a member who is in office on January 1, 2011, a continuation of health and medical coverage under the Company’s group health plans for the member, his or her spouse and children up to age 26 for a period, for one year for every two years of service, up to a maximum of five years of extended medical coverage. Any new director who joins our Board after January 1, 2011 will not be entitled to extended coverage following cessation of service as a director, but may be eligible to elect continuation coverage as provided by law under the Company’s group health plan. The Directors Health Plan further provides that, to the extent that a director receives coverage outside of the Company’s group health plan network, the director will be responsible for paying the first $5,000 of any co-payments or co-deductibles, and the Company will be responsible for any amount that exceeds $5,000. If at any time during this extended coverage period, the eligible director, or his or her spouse or minor children, is insured under another health plan or Medicare, the Company’s health plans will provide secondary coverage to the extent permitted by law. Upon a change in control, the Company will use its best efforts to provide continuation of health insurance under individual policies provided to the directors.

2008 Amended and Restated Directors Deferred Compensation Plan

Participation in the Company’s 2008 Amended and Restated Directors Deferred Compensation Plan, or the Directors Plan, is limited to directors of Pinnacle, and each eligible director may elect to defer all or a portion of his or her annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Pinnacle Common Stock, at each director’s election. The only condition to each director’s receipt of shares credited to his or her deferred compensation account is cessation of such director’s service as a director of Pinnacle.

As of the date the director’s compensation would otherwise have been paid, and depending on the director’s election, the director’s deferred compensation account will be credited with either:

•	cash;

•

the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the amount of the director’s compensation for the calendar quarter which he or she elected to defer, by the average of the closing price of Pinnacle Common Stock on the NYSE on the last ten business days of the calendar quarter for which such compensation is payable; or

•	a combination of cash and shares of Pinnacle Common Stock as described above.

If a director elects to defer compensation in cash, all such amounts credited to the director’s deferred compensation account will bear interest at an amount to be determined from time to time by the Board of Directors. No current director has deferred compensation in cash.

If a director has elected to receive shares of Pinnacle Common Stock in lieu of his or her cash, and we declare a dividend, such director’s deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director’s deferred compensation account by the closing price of Pinnacle Common Stock on the NYSE on the date such dividend was paid. In addition, if we declare a dividend payable in shares of Pinnacle Common Stock, the director’s deferred compensation account is credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock for such stock dividend.

Participating directors do not have any interest in the cash and/or Pinnacle Common Stock credited to their deferred compensation accounts until distributed in accordance with the Directors Plan, nor do they have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Directors Plan are no greater than the rights of an unsecured general creditor of Pinnacle.

Each participating director may elect to have the aggregate amount of cash and shares credited to his or her deferred compensation account distributed to him or her in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed fifteen years. The lump sum payment or the first installment will be paid as of the first business day of the calendar quarter immediately following the cessation of the director’s service as a director. Before the beginning of any calendar year, a director may elect to change the method of distribution of any future interests in cash and/or Pinnacle Common Stock credited to his or her deferred compensation account in such calendar year.

The maximum number of shares of Pinnacle Common Stock that can be issued pursuant to the Directors Plan is 325,000 shares, which amount will increase to 525,000 shares, if Proposal 4 is approved by the stockholders. As of March 27, 2012, 31,156 shares of Pinnacle Common Stock are available for issuance under the Directors Plan. The shares of Pinnacle Common Stock to be issued under the Directors Plan may be either authorized and unissued shares or reacquired shares. Messrs. Leslie and Comer are the only directors that currently participate in the Directors Plan.

Director Summary Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2011.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (d)	Option Awards ($) (e) (f)	Total ($)
Stephen C. Comer	$141,598	$85,500	$62,527	$289,625
John V. Giovenco	$131,500	$85,500	$62,527	$279,527
Richard J. Goeglein	$239,500	$85,500	$62,527	$387,527
Ellis Landau	$60,828	$0	$0	$60,828
Bruce A. Leslie	$125,984	$85,500	$62,527	$274,011
James L. Martineau	$129,048	$85,500	$62,527	$277,075
Michael Ornest	$23,000	$0	$0	$23,000
Lynn P. Reitnouer	$137,500	$85,500	$62,527	$285,527

(a)	Mses. Studenmund and Rogers were elected as directors of the Company on March 19, 2012. Mr. Landau was a director until the date of the 2011 Annual Meeting of Stockholders. Mr. Ornest retired from the Board of Directors on March 10, 2011. On October 17, 2011, Mr. Reitnouer informed the Board that he would not stand for re-election at the Annual Meeting and would be retiring from the Board following the conclusion of the Annual Meeting.
(b)	All fees earned in fiscal 2011 for services as a director, including annual retainer fees, meeting fees, and fees for committee chairmanships, whether paid in cash or deferred under the Director Plan, are included in this column. During 2011, Messrs. Comer and Leslie participated in the Directors Plan and elected to receive Pinnacle Common Stock in lieu of payment of fifty percent of director fees.
(c)	Each non-employee director (other than Messrs. Landau and Ornest) was granted 6,000 fully vested restricted stock units on May 24, 2011, which become payable in shares of Pinnacle Common Stock following the director’s cessation of service as a director for any reason. The value in this column represents the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(d)	The aggregate number of stock awards outstanding at December 31, 2011 for each non-employee director was as follows: Stephen C. Comer—24,858; John V. Giovenco-11,909; Richard J. Goeglein—11,909; Ellis Landau—0; Bruce A. Leslie—88,789; James L. Martineau—24,028; Michael Ornest—0; and Lynn P. Reitnouer—29,024. Each of the stock awards is fully vested. The aggregate number of stock awards for Messrs. Comer, Leslie, Martineau and Reitnouer include stock awards received by such directors pursuant to the Directors Plan.
(e)	Each non-employee director (other than Messrs. Landau and Ornest) was granted 10,000 fully vested options on May 24, 2011. The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(f)	The aggregate number of option awards outstanding at December 31, 2011 for each non-employee director was as follows: Stephen C. Comer—59,000; John V. Giovenco-214,000; Richard J. Goeglein—96,000; Ellis Landau—64,000; Bruce A. Leslie—114,000; James L. Martineau—116,000; Michael Ornest—74,000; and Lynn P. Reitnouer—116,000. Each of the option awards is fully vested.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Comer, Reitnouer and Martineau served on the Compensation Committee. None of the members of the Compensation Committee was an officer or employee or former officer or employee of Pinnacle or its subsidiaries or has any interlocking relationships that are subject to disclosure under the rules of the SEC relating to compensation committees.

Executive Officers

Executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See “Employment Agreements and Other Change in Control Provisions” below. The current executive officers are as follows:

Name	Age	Position with the Company
Anthony M. Sanfilippo	54	President, Chief Executive Officer and Director
Carlos A. Ruisanchez	41	Executive Vice President and Chief Financial Officer
John A. Godfrey	62	Executive Vice President, General Counsel and Secretary
Virginia E. Shanks	51	Executive Vice President and Chief Marketing Officer
Daniel P. Boudreaux	43	Senior Vice President and Chief Accounting Officer

For biographical information for Mr. Sanfilippo, see “—Information Regarding the Director Nominees” above.

Mr. Ruisanchez was appointed as the Company’s Executive Vice President and Chief Financial Officer on April 1, 2011. Prior to serving as the Executive Vice President and Chief Financial Officer, Mr. Ruisanchez served as the Company’s Executive Vice President of Strategic Planning and Development from August 2008 to April 2011. Prior to joining the Company, Mr. Ruisanchez was Senior Managing Director at Bear, Stearns & Co. Inc. (a brokerage, investment advisory, and corporate advisory services company) where he held various positions starting from 1997 to 2008. As Senior Managing Director of Bear, Stearns & Co., Mr. Ruisanchez was responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships.

Mr. Godfrey has served as the Company’s Executive Vice President since February 2005 and as Secretary and General Counsel of the Company since August 2002; Senior Vice President of the Company from August 2002 to February 2005; Partner, Schreck Brignone Godfrey (law firm) from January 1997 to August 2002; Partner, Schreck, Jones, Bernhard, Woloson & Godfrey (law firm) from June 1984 to December 1996; Chief Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division, from 1983 to 1984; Deputy Attorney General, Nevada Attorney General’s Office, Gaming Division, from 1980 to 1983; Deputy State Industrial Attorney for the State of Nevada from 1977 to 1980; Trustee, International Association of Gaming Attorneys (and former President) from October 2000 to October 2006; and Member, Executive Committee of the Nevada State Bar’s Gaming Law Section since June 2002.

Ms. Shanks has served as the Company’s Executive Vice President and Chief Marketing Officer since October 2010. Prior to joining the Company, Ms. Shanks served as the Senior Vice President and Chief Marketing Officer of Multimedia Games, Inc., a slot machine manufacturer (which is now known as Multimedia Gaming Holding Company, Inc.) from July 2008 until October 2010. Ms. Shanks brings to the Company more than 25 years of marketing experience in gaming entertainment, including as Senior Vice President of Brand Management for Harrah’s Entertainment, Inc., the world’s largest casino company and provider of branded casino entertainment. During her time with Harrah’s, Ms. Shanks was responsible for maximizing the value of the company’s key strategic brands—Caesars, Harrah’s, and Horseshoe Casinos; the Total Rewards player loyalty program; and the World Series of Poker.

Mr. Boudreaux has served as the Company’s Senior Vice President since August 2010 and as Chief Accounting Officer since April 2007. Prior to joining the Company, Mr. Boudreaux served in various finance and accounting positions at the operational, regional and corporate levels of Harrah Entertainment, Inc. from June 1999 through April 2007. Earlier in his career, Mr. Boudreaux held various accounting positions within the energy and retail industries and began his career working for PricewaterhouseCoopers, LLP, an international public accounting firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 filed by the Company on behalf of its directors and officers, or furnished to the Company by its stockholders holding more than 10% of Pinnacle Common Stock, during or with respect to the year ended December 31, 2011 pursuant to Rule 16a-3(e) of the Exchange Act, all required reports on such forms were timely filed, except for a Form 4 filed on December 16, 2011 on behalf of Mr. Ruisanchez to reflect a gift, and Form 4s filed on March 21, 2012, on behalf of Messrs. Leslie, Giovenco, Goeglein, Martineau and Reitnouer to reflect a grant of options to each director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the name, number of shares and percent of the outstanding shares of Pinnacle Common Stock beneficially owned as of March 27, 2012 (except where a different date is indicated below) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Pinnacle Common Stock, each director, each named executive officer (as defined in the SEC rules), and all directors and executive officers as a group. In each instance, except as otherwise indicated, information as to the number of shares owned and the nature of ownership has been provided by the individuals or entities identified or described and is not within the direct knowledge of the Company.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Outstanding (a)
Columbia Wanger Asset Management, LLC 227 West Monroe Street, Suite 3000 Chicago, IL 60606	6,097,000	(b)	9.75%

Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	5,306,099	(c)	8.49%

Jennison Associates LLC 466 Lexington Avenue New York, NY 10017	5,180,889	(d)	8.29%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,768,644	(e)	7.63%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, Florida 33716	3,974,368	(f)	6.36%

Daruma Asset Management, Inc. 80 West 40th Street, 9th Floor New York, NY 10018	3,707,044	(g)	5.93%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,291,672	(h)	5.26%

Anthony M. Sanfilippo	797,072	(i)	1.27%
Daniel P. Boudreaux	35,927	(j)	*
Stephen H. Capp	158,750	(k)	*
Stephen C. Comer	90,858	(l)	*
John V. Giovenco	335,909	(m)	*
John A. Godfrey	304,833	(n)	*
Richard J. Goeglein	109,909	(o)	*
Bruce A. Leslie	221,789	(p)	*
James L. Martineau	152,319	(q)	*
Lynn P. Reitnouer	195,024	(r)	*
Desirée Rogers	10,000	(s)	*
Carlos A. Ruisanchez	309,886	(t)	*
Virginia E. Shanks	41,918	(u)	*
Jaynie Miller Studenmund	10,000	(v)	*
Directors and executive officers as a group (14 persons)	2,774,194		4.31%

*	Less than one percent (1%) of the outstanding common shares.
(a)	Assumes exercise of stock options, exercisable on March 27, 2012 or within 60 days thereof, beneficially owned by the named individuals into shares of Pinnacle Common Stock. Based on 62,533,185 shares of Pinnacle Common Stock outstanding as of March 27, 2012.
(b)

Based solely on information contained in an amended Schedule 13G filed with the SEC on February 10, 2012 by Columbia Wanger Asset Management, LLC, an investment adviser (“Columbia”). As of December 31, 2011, Columbia reported beneficially owning 6,097,000 shares of Pinnacle Common Stock. Pursuant to the amended

Schedule 13G, Columbia reported having sole voting power over 5,359,000 shares of Pinnacle Common Stock and sole dispositive power over 6,097,000 shares of Pinnacle Common Stock.
(c)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 14, 2012 by Prudential Financial, Inc., a parent holding company, and its investment adviser and broker dealer affiliates (collectively, “Prudential”). As of December 31, 2011, Prudential reported beneficially owning 5,306,099 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Prudential has sole voting power over 1,184,461 shares of Pinnacle Common Stock, shared voting power over 3,461,027 of Pinnacle Common Stock, sole dispositive power over 1,184,461 shares of Pinnacle Common Stock and shared dispositive power over 4,121,638 shares of Pinnacle Common Stock.
(d)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 13, 2012, by Jennison Associates LLC, an investment adviser (“Jennison”). As of December 31, 2011, Jennison reported beneficially owning 5,180,889 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Jennison reported having sole voting power over 4,550,682 shares of Pinnacle Common Stock and shared dispositive power over 5,180,889 shares of Pinnacle Common Stock.
(e)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 10, 2012, by BlackRock, Inc., a parent holding company or control person (“BlackRock”). As of December 31, 2011, BlackRock reported beneficially owning 4,768,644 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, BlackRock reported having sole voting power and sole dispositive power over 4,768,644 shares of Pinnacle Common Stock.
(f)	Based solely on information contained in a Schedule 13G filed with the SEC on January 26, 2012, by Eagle Asset Management, Inc., an investment adviser (“Eagle”). As of December 31, 2011, Eagle reported beneficially owning 3,974,368 shares of Pinnacle Common Stock. Pursuant to the Schedule 13G, Eagle reported having sole voting power over 3,974,368 shares of Pinnacle Common Stock and sole dispositive power over 3,974,368 shares of Pinnacle Common Stock.
(g)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 14, 2012, by Daruma Asset Management, Inc., an investment adviser (“Daruma”). As of December 31, 2011, Daruma reported beneficially owning 3,707,044 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Daruma reported having shared voting power over 1,726,480 shares of Pinnacle Common Stock and shared dispositive power over 3,707,044 shares of Pinnacle Common Stock.
(h)	Based solely on information contained in an amended Schedule 13G filed with the SEC on February 9, 2012, by The Vanguard Group, Inc., an investment adviser (“Vanguard”). As of December 31, 2011, Vanguard reported beneficially owning 3,291,672 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Vanguard reported having sole voting power over 96,329 shares of Pinnacle Common Stock, sole dispositive power over 3,195,343 shares of Pinnacle Common Stock and shared dispositive power over 96,329 shares of Pinnacle Common Stock.
(i)	Includes 260,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Sanfilippo. Also includes 16,236 restricted stock units that have vested as of March 27, 2012 and 836 shares of Pinnacle Common Stock are held indirectly by Mr. Sanfilippo in the Company’s 401(k) plan.
(j)	Includes 23,500 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Boudreaux, 7,750 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2012 and 375 shares of Pinnacle Common Stock which are subject to restricted stock units that vest within 60 days after March 27, 2012. Also includes 4,277 shares of Pinnacle Common Stock are held indirectly by Mr. Boudreaux in the Company’s 401(k) plan.
(k)	Includes 140,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Capp. On March 31, 2011, Mr. Capp left the Company and all of his unvested stock options and unvested restricted stock units were cancelled and terminated.
(l)	Includes 59,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Comer, 10,500 restricted stock units that have vested as of March 27, 2012,12,949 shares of Pinnacle Common Stock credited to Mr. Comer’s deferred compensation account under the Directors Plan and 1,409 phantom stock units beneficially owned by Mr. Comer. Also includes 7,000 shares of Pinnacle Common Stock beneficially owned by Mr. Comer that are held indirectly by the Comer Family Trust.

(m)	Includes 214,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Giovenco, 10,500 restricted stock units that have vested as of March 27, 2012, and 1,409 phantom stock units beneficially owned by Mr. Giovenco.
(n)	Includes 222,747 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Godfrey, 24,500 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2012 and 700 shares of Pinnacle Common Stock shares of Pinnacle Common Stock which are subject to restricted stock units that vest within 60 days after March 27, 2012.
(o)	Includes 96,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Goeglein, 10,500 restricted stock units that have vested as of March 27, 2012, and 1,409 phantom stock units beneficially owned by Mr. Goeglein. Also includes 2,000 shares of Pinnacle Common Stock beneficially owned by Mr. Goeglein that are held indirectly by the Goeglein Family Trust.
(p)	Includes 114,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Leslie, 10,500 restricted stock units that have vested as of March 27, 2012 and 76,880 shares of Pinnacle Common Stock credited to Mr. Leslie’s deferred compensation account under the Directors Plan. Also includes 1,409 phantom stock units owned by Mr. Leslie.
(q)	Includes 116,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Martineau, 10,500 restricted stock units that have vested as of March 27, 2012 and 12,119 shares of Pinnacle Common Stock credited to Mr. Martineau’s deferred compensation account under the Directors Plan. Also includes 1,409 phantom stock units beneficially owned by Mr. Martineau.
(r)	Includes 116,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Reitnouer, 10,500 restricted stock units that have vested as of March 27, 2012 and 17,115 shares of Pinnacle Common Stock credited to Mr. Reitnouer’s deferred compensation account under the Directors Plan. Also includes 1,409 phantom stock units beneficially owned by Mr. Reitnouer.
(s)	Includes 10,000 shares of Pinnacle Common Stock which are subject to an option that is currently exercisable by Ms. Rogers.
(t)	Includes 180,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Ruisanchez and 60,000 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2012. Also includes 69,886 shares of Pinnacle Common Stock beneficially owned by Mr. Ruisanchez that are held indirectly by the Ruisanchez Family Trust.
(u)	Includes 25,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Shanks and 5,000 shares of Pinnacle Common Stock which are subject to options that are exercisable within 60 days after March 27, 2012.
(v)	Includes 10,000 shares of Pinnacle Common Stock which are subject to an option that is currently exercisable by Ms. Studenmund.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

The Compensation Committee has also reviewed the Company’s compensation programs for employees, including executive officers, and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provide an effective and appropriate mix of incentives to help ensure that the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, bonus opportunities for Company employees are capped, and the Company has discretion to reduce bonus payments (or pay no bonus) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a substantial portion of the compensation for employees generally is delivered in the form of equity awards that help further align the interests of employees with those of stockholders.

Transactions with Related Persons, Promoters and Certain Control Persons

The Company’s Audit Committee charter requires that the Audit Committee review on an ongoing basis and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K.

In August 2010, John V. Giovenco purchased in the open market $400,000 in aggregate principal amount of the Company’s then outstanding 7.50% senior subordinated notes due 2015 (the “7.50% Notes”). In November 2011, Mr. Giovenco purchased in the open market $300,000 in aggregate principal amount of the 7.50% Notes. In December 2011, Mr. Giovenco purchased in the open market $500,000 in aggregate principal amount of the 7.50% Notes. As a result, Mr. Giovenco held a total of $1.2 million in aggregate principal amount of the 7.50% Notes. As a holder of the 7.50% Notes, he was entitled to receive semi-annual interest payments at a rate of 7.50%. Mr. Giovenco’s acquisition of the 7.50% Notes and the receipt of interest payments thereon were acquired in the open market and any benefits he received in respect of the 7.50% Notes were afforded to all holders of the 7.50% Notes on a pro rata basis. As a result, each of these open market purchases of the 7.50% Notes did not require the approval of the Audit Committee.

On March 20, 2012, the Company redeemed all $385 million in aggregate principal amount of the 7.50% Notes, including the 7.50% Notes held by Mr. Giovenco. The 7.50% Notes were redeemed at a redemption price equal to 103.750% of par, plus accrued and unpaid interest. When the Board of Directors (except for Mr. Giovenco who abstained from voting) approved the redemption of all $385 million in aggregate principal amount of the 7.50% Notes, it approved the redemption of Mr. Giovenco’s 7.50% Notes. Since the Board of Directors of the Company approved the redemption of the 7.50% Notes, a separate approval was not required by the Audit Committee.

In addition, Mr. Giovenco purchased in the open market $300,000 in aggregate principal amount of the Company’s 8.625% senior notes due 2017 (the “8.625% Notes”). As a holder of the 8.625% Notes, he is entitled to receive semi-annual interest payments at a rate of 8.625% Notes of the aggregate principal amount of the 8.625% Notes that he holds. Mr. Giovenco’s acquisition of the 8.625% Notes and the receipt of interest payments thereon were acquired in the open market and any benefits he received in respect of the 8.625% Notes were afforded to all holders of the 8.625% Notes on a pro rata basis. As a result, this open market purchase of the 8.625% Notes did not require the approval of the Audit Committee.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO 2005 EQUITY AND PERFORMANCE INCENTIVE PLAN (Item No. 2 on Proxy Card)

Background

In 2005, the Board of Directors adopted and the stockholders approved the Company’s 2005 Equity and Performance Incentive Plan (the “2005 Plan”). The original 2005 Plan authorized for issuance up to an aggregate of 3,000,000 shares of Pinnacle Common Stock, plus any shares subject to awards granted under the Prior Plans and Individual Arrangements (as such terms are defined in the 2005 Plan) which are forfeited, expire or otherwise terminate without the issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, on or after the effective date of the 2005 Plan. In 2008, the Board of Directors adopted and the stockholders approved an amendment to the 2005 Plan to increase the number of shares that may be issued upon exercise of awards granted under the 2005 Plan by 1,750,000 and to increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 3,000,000 to 4,750,000 shares. In 2010, the Board of Directors adopted and the stockholders approved an amendment to the 2005 Plan to increase the number of shares that may be issued upon exercise of awards granted under the 2005 Plan by 1,100,000 and to increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 4,750,000 shares to 5,850,000 shares. As of February 29, 2012, 1,983,746 shares remained available for future grants of awards under the 2005 Plan (excluding any additional shares available under the 2005 Plan as a result of future forfeiture, expiration or other termination of awards under the Prior Plans and Individual Arrangements after such date). Accordingly, the Board of Directors has determined that it is in the best interests of the Company to increase the number of shares that may be issued upon exercise of awards granted under the 2005 Plan by 1,300,000 shares and to increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 5,850,000 shares to 7,150,000 shares.

Proposal

The terms of the 2005 Plan, assuming that the stockholders approve this Proposal 2, are described below under “Summary of the 2005 Plan.” The 2005 Plan is attached in this Proxy Statement as Appendix A and reflects the proposed amendment to the 2005 Plan. The proposed amendment to the 2005 Plan would increase the number of shares of Pinnacle Common Stock that may be issued under the 2005 Plan by 1,300,000 and would increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 5,850,000 to 7,150,000 shares.

The Board of Directors believes that the proposed amendment to the 2005 Plan with respect to the increase in shares is necessary to ensure that the Company maintains the ability in the future to continue to attract and retain highly qualified officers and other employees by providing adequate incentives through the issuance of stock awards. As of February 29, 2012, 1,983,746 shares remained available for future grants of awards under the 2005 Plan (excluding any additional shares available under the 2005 Plan as a result of future forfeiture, expiration or other termination of awards under the Prior Plans and Individual Arrangements after such date). The amendment to the 2005 Plan is therefore necessary to ensure that enough shares will be available for the issuance of stock awards so as to incentivize and retain key employees of the Company, which can assist in maximizing the full potential of stockholder value.

Accordingly, stockholders are requested to approve the amendment to the 2005 Plan to increase by 1,300,000 the maximum number of shares of Pinnacle Common Stock that may be issued or subject to awards under the 2005 Plan and to increase the maximum number of awards under the 2005 Plan that may be issued as incentive stock options from 5,850,000 to 7,150,000 shares.

Required Vote

Affirmative votes representing a majority of the votes cast “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal in person or by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal, provided that the total votes cast on the proposal represent more than 50% of all shares entitled to vote on the proposal. According to NYSE rules, a vote to “ABSTAIN” on the proposal will be considered as a vote cast with respect to such matter, and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the proposal, unless the votes otherwise cast constitute less than over 50% of all shares entitled to vote on the proposal.

New Plan Benefits

For 2012, the dollar value of awards under the 2005 Plan are not currently determinable because such amounts are dependent on the Company’s future performance and future grants which have not yet been determined.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2005 EQUITY AND PERFORMANCE INCENTIVE PLAN.

Purpose of the 2005 Plan

The Board of Directors believes that the 2005 Plan as proposed to be amended is necessary to ensure that the Company maintains the ability in the future to continue to attract and retain highly qualified officers and other employees by providing adequate incentives through the issuance of stock options, stock appreciation rights, restricted stock, other stock unit awards and performance awards. The 2005 Plan as proposed to be amended will also permit the award of other stock unit awards or performance awards payable in cash or shares, or the award of restricted stock with restrictions lapsing on the attainment of performance goals, to certain executive officers of the Company which will qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed below.

Status of Prior Plans and Individual Arrangements

Upon the approval of the 2005 Plan at the 2005 Annual Meeting of Stockholders, the Company canceled the Prior Plans, so that no further grants or awards may be made under the Prior Plans. However, grants and awards made under the Prior Plans before their cancellation continue to be in effect. In addition, the Individual Arrangements granted to Messrs. Sanfilippo and Ruisanchez, concurrently with their hiring in 2010 and 2008, respectively, continue to be in effect.

Summary of the 2005 Plan

The following is a summary of the key provisions of the 2005 Plan, assuming that stockholders approve this Proposal 2. This summary does not purport to be a complete description of all the provisions of the 2005 Plan, and it is qualified in its entirety by reference to the full text of the 2005 Plan. A copy of the 2005 Plan is attached as Appendix A to this Proxy Statement. Any stockholder who desires to obtain a copy of the 2005 Plan may do so by written request to the Secretary of the Company, at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148.

Shares Subject to the 2005 Plan

Up to an aggregate of 7,150,000 (assuming that this Proposal 2 is approved by the stockholders) shares of Pinnacle Common Stock, plus any shares subject to awards granted under the Prior Plans and Individual Arrangements which are forfeited, expire or otherwise terminate without issuance of Shares, or are settled for cash or otherwise do not result in the issuance of Shares, on or after the effective date of the 2005 Plan, are authorized for issuance under the 2005 Plan. However, the maximum number of awards under the 2005 Plan that may be issued as ISOs (as defined below) will be 7,150,000 shares (assuming that this Proposal 2 is approved by the stockholders). Any shares that are subject to awards of options or stock appreciation rights shall be counted against this limit as one share for every one share granted. Any shares that are subject to awards other than options or stock appreciation rights (including shares delivered on the settlement of dividend equivalents) shall be counted against this limit as 1.4 shares for every one share granted. The aggregate number of shares available under the 2005 Plan and the number of shares subject to outstanding options will be increased or decreased to reflect any changes in the outstanding Pinnacle Common Stock by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split or similar transaction.

If any shares subject to an award under the 2005 Plan or to an award under the Prior Plans or Individual Arrangements are forfeited, expire or are terminated without issuance of such shares, or are settled for cash or otherwise do not result in the issuance of such shares, the shares shall again be available for awards under the 2005 Plan. Any shares that again become available for grant shall be added back as one share if such shares were subject to options or stock appreciation rights granted under the 2005 Plan or options or stock appreciation rights granted under the Prior Plans or Individual Arrangements, and as 1.4 shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2005 Plan. Shares which are received or withheld by the Company to satisfy tax liabilities arising from the grant or exercise of an option or award, or as a result of the use of shares to pay the option price, shall not again be available to awards under the 2005 Plan.

In assessing compensation and establishing the Company’s equity and performance based plans, the Compensation Committee will take into account measures used within the industry that it finds to be in the best interests of the Company. The Compensation Committee will also consider guidance regarding compensation that is or becomes available from stockholder rights organizations and similar external sources.

Eligibility and Participation

All employees (including officers), directors, and consultants of the Company or any subsidiary are eligible for selection to receive awards under the 2005 Plan, subject to the following restrictions: (a) no ISO may be granted to any person who, at the time of grant, is not an employee of the Company or any subsidiary, (b) no participant may be granted options or stock appreciation rights during any 12-month period with respect to more than 1,500,000 shares, (c) no participant may be granted restricted stock, performance awards and/or other stock unit awards that are denominated in shares in any 12-month period with respect to more than 750,000 shares, and (d) the maximum dollar value payable to any participant in any 12-month period with respect to performance awards and/or other stock unit awards that are valued with reference to cash or property other than shares is $2,500,000 (excluding awards denominated by reference to a number of shares). The share limitations set forth above are subject to adjustment in the event of a reorganization, spin-off, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction during any fiscal year of the Company or portion thereof. If an option or stock appreciation right expires or terminates for any reason without having been exercised in full, or if any award is cancelled, the unpurchased shares subject to that expired or terminated option or stock appreciation right or cancelled award continue to be counted against the maximum number of shares for which options or stock appreciation rights or other awards may be granted to a participant during a 12-month period. Subject to such limitations, an individual who has been granted an option or stock appreciation right or other award may, if such individual is otherwise eligible, be granted additional options or stock appreciation rights or other awards as the Compensation Committee may determine.

Administration of the 2005 Plan

The 2005 Plan shall be administered by the Compensation Committee of the Board of Directors consisting of two or more directors of the Company who are both (a) “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and (b) “outside directors” within the meaning of Section 162(m) of the Code. The Compensation Committee has extremely broad discretion and power in interpreting and operating the 2005 Plan and in determining the employees, directors and consultants who shall be participants, and the terms of individual options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, and dividend equivalents. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more directors or officers the authority to grant awards to employees or officers who are not directors, “covered employees” whose compensation is subject to the limits of Section 162(m) of the Code, or officers subject to the short-swing rules of Section 16 of the Exchange Act. For a description of the limitation on deductibility under Section 162(m) of the Code for compensation paid to certain executive officers, see “—Federal Income Tax Matters—$1,000,000 Limit on Deductible Compensation.”

Types of Awards

Awards under the 2005 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards or dividend equivalents. The nature of each type of award is discussed below. Each award will be made by an award agreement whose form and content shall be determined by the Compensation Committee in its discretion, consistent with the provisions of the 2005 Plan. The terms of award agreements for a particular type of award need not be uniform.

Type of Options

Two types of options may be granted under the 2005 Plan: options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code, and options not so qualified for favorable federal income tax treatment (“NSOs”).

Stock Appreciation Rights

The Compensation Committee, in its discretion, may also issue stock appreciation rights to participants. A stock appreciation right is a right to receive a payment based on the increase in the fair market value of a share after the date of grant. The Compensation Committee may determine in its discretion that a stock appreciation right will be paid out in cash or in shares on its exercise. The number of shares that may be issued on the exercise of a stock appreciation right shall be determined by dividing: (a) the total number of shares as to which the stock appreciation right is exercised, multiplied by the amount by which the fair market value of one share on the exercise date exceeds the fair market value of one share on the date of grant of the stock appreciation right, by (b) the fair market value of one share on the exercise date; provided, however, that fractional shares shall not be issued and in lieu thereof, a cash adjustment shall be paid. In lieu of issuing shares on the exercise of a stock appreciation right, the Compensation Committee may in its sole discretion elect to pay the cash value of such shares. The Compensation Committee will not, however, take any action regarding a stock appreciation right, or otherwise under the 2005 Plan, that could subject a participant to a penalty tax under Section 409A of the Code.

Restricted Stock

The Compensation Committee, in its discretion, may also grant awards of restricted stock to participants. Restricted stock shall be shares granted or sold to a participant that are subject to vesting restrictions based on continued employment or attainment of performance goals.

Other Stock Unit Awards

The Compensation Committee, in its discretion, may grant other stock unit awards, which are awards valued in whole or part by reference to, or otherwise based on, shares. Other stock unit awards shall be subject to such conditions and restrictions as may be determined by the Compensation Committee, and may be payable in the form of cash or shares.

Performance Awards and Code Section 162(m) Provisions

The Compensation Committee, in its discretion, may issue performance awards to participants, the payment of which will be determined by the achievement of performance goals over a performance period. Upon the grant of a performance award, the Compensation Committee shall determine the relevant performance goals and the performance period. The performance based award provisions of the 2005 Plan permit the Company to grant performance awards to executive officers of the Company whose compensation is subject to the deductibility limit of Section 162(m) of the Code that will qualify as “performance based” compensation and that will thus be deductible without regard to the deductibility limit. Similarly, these provisions of the 2005 Plan permit the Company to provide that the vesting of restricted stock, and the vesting or payment of any other stock unit award, granted to such an executive officer will be subject to the achievement of the objective performance goals over a performance period, and thus satisfy the requirements to be “performance based” compensation which is deductible without regard to the deductibility limit. The Compensation Committee may also grant awards that are not “performance based,” and that will be subject to the deductibility limit of Section 162(m), if it determines that such awards are in the best interests of the Company.

The performance goals shall be based on the attainment of specified levels, or growth, of one or any combination of the following: net sales; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs; and/or return on invested capital of the Company or any affiliate, division or business unit of the Company for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Unless the Committee determines otherwise when it sets the performance goals, objective adjustments shall be made to any of the foregoing measures for items that will not properly reflect the Company’s financial performance for these purposes, such as the write-off of debt issuance costs, pre-opening and development costs, gain or loss from asset dispositions, asset or other impairment charges, litigation settlement costs, and other non-routine items that may occur during the performance period. Also, unless the Committee determines otherwise when it sets the performance goals, the performance goals shall be applied by excluding the impact of (a) restructurings, discontinued operations, and charges for extraordinary items, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required or recommended by generally accepted accounting principles.

The performance period shall be determined by the Compensation Committee, but shall not be shorter than six months nor longer than five years.

Performance awards will generally be paid only after the end of the relevant performance period, and may be paid in cash, shares, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment.

In the case of any performance awards, restricted stock, or other stock unit awards that are intended to constitute “performance based” compensation, the performance goals and other terms and conditions of the award will be set by the Compensation Committee within the time prescribed by Section 162(m) and the regulations thereunder. If the performance period is 12 months or longer, such performance goals must be set by the Compensation Committee within the first 90 days of the performance period.

The Compensation Committee may adjust downward, but not upward, the amount payable to any executive officer of the Company under any award that is intended to constitute “performance based” compensation under Section 162(m). The Compensation Committee may not waive the achievement of the applicable performance goals under Section 162(m), except in the case of death or disability of the participant, or the occurrence of a change in control of the Company.

Before the vesting, payment, settlement or lapsing of any restrictions with respect to any award that is intended to constitute “performance based” compensation under Section 162(m), the Compensation Committee shall certify in writing that the applicable performance criteria have been achieved to the extent necessary for such award to qualify as “performance based” compensation within the meaning of Section 162(m).

The Compensation Committee shall have the power to impose such other restrictions on awards intended to constitute “performance based” compensation as it may deem necessary or appropriate to ensure that such awards satisfy all requirements to constitute “performance based” compensation within the meaning of Section 162(m), or which are not inconsistent with such requirements.

Unless affirmative votes representing a majority of the votes cast under applicable law or rules approve the continuation of the “performance based” compensation provisions of the 2005 Plan at the first duly constituted meeting of the stockholders of the Company that occurs in the fifth year following the later of (i) effective date of the 2005 Plan or (ii) the then most recent re-approval of the “performance based” compensation provisions of the 2005 Plan, no awards other than stock options or stock appreciation rights shall be made under the 2005 Plan following the date of such meeting to executive officers of the Company whose compensation is subject to the deduction limit of Section 162(m). Under currently applicable law or rules, to be duly constituted, a majority of the shares of capital stock outstanding and entitled to vote would have to be present in person or by proxy at the meeting at which stockholders vote to approve the continuation of the “performance based” compensation provisions of the 2005 Plan. The stockholders of the Company approved the continuation of the “performance based” compensation provisions of the 2005 Plan at the 2008 Annual Meeting of Stockholders. At the Annual Meeting, stockholders will be asked to re-approve the “performance-based” compensation provisions of the 2005 Plan, as further discussed in Proposal 3.

Dividend Equivalents

The Compensation Committee, in its sole discretion, may determine that a participant who receives an award will also be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to stock or other property dividends on shares (“dividend equivalents”) with respect to the number of shares covered by the award. The Compensation Committee may also provide that such amounts (if any) shall be deemed to have been reinvested in additional shares or otherwise reinvested. In the event of a recapitalization, reorganization, spin-off, reclassification, stock dividend, stock split, reverse stock split or similar transaction, the Compensation Committee may, in its discretion, make an appropriate adjustment to dividend equivalents.

Option and Other Award Price

The purchase price for shares covered by each option shall not be less than 100% of the fair market value of such shares on the date of grant, but if an ISO is granted to a 10% stockholder of the Company or its subsidiaries (measured by ownership of voting power), the purchase price of an ISO shall not be less than 110% of the fair market value of such shares on the date of grant. The base price for a stock appreciation right shall not be less than 100% of the fair market value of shares as of the date of grant. The Compensation Committee, in its discretion, may determine the purchase price, if any, for restricted stock, other stock unit awards, and performance awards.

Exercisability of Options and Stock Appreciation Rights; Vesting of Restricted Stock and Other Awards

The Compensation Committee shall determine when and under what conditions any option or stock appreciation right shall become exercisable and when restricted stock, other stock unit awards, and performance awards shall become vested. However, there is a limit on the number of options that become exercisable for the first time in any year that can be ISOs. In any year, the options that become exercisable for the first time can be treated as ISOs only to the extent that the aggregate fair market value of shares of Pinnacle Common Stock (with such fair market value determined as of the date of grant of the options) covered by the options does not exceed $100,000. Any options that first become exercisable in the year in excess of this limit shall be treated as NSOs. The purchase price of shares on the exercise of an option shall be paid in full at the time of exercise in cash or by check payable to the order of the Company, or, subject to the approval of the Compensation Committee and subject to applicable law, by the delivery of shares of Pinnacle Common Stock already owned by the participant, through a “broker’s” exercise involving the immediate sale or pledge of shares with a value sufficient to pay the exercise price, or by any other method permitted by applicable law. The Compensation Committee shall determine, in its discretion, the form of any payment for restricted stock, other stock unit awards, and performance shares.

Duration of Options and Stock Appreciation Rights

Each option or stock appreciation right shall expire on the date specified by the Compensation Committee, but not later than 10 years from the date of grant. ISOs granted to 10% stockholders of the Company (measured by ownership of voting power) shall expire not later than five years from the date of grant.

No Repricing

The Compensation Committee has no authority to reprice any option, to reduce the base price of any stock appreciation right, or cancel any option when the fair market value of shares is less than the option’s exercise price per share. At the 2011 Annual Meeting of Stockholders, the stockholders approved a one-time value-for-value option exchange, which was required to be completed within 12 months following the approval by the stockholders pursuant to the 2005 Plan. On September 9, 2011, the Company completed the one-time value-for-value option exchange.

Termination of Employment; Death or Disability

If a participant ceases to be employed by the Company or any of its subsidiaries for any reason other than termination for cause, death or permanent disability, the participant’s options that were vested and exercisable shall remain exercisable until the end of the original term or for a maximum period of 90 days after the termination of employment, whichever is earlier (unless otherwise determined by the Compensation Committee in an individual option agreement or otherwise). If a participant dies or becomes permanently disabled, the participant’s options that were vested and exercisable shall be exercisable for the remainder of their original term or for 36 months after the date of death or permanent disability, whichever is earlier (unless otherwise determined by the Compensation Committee in an individual award agreement or otherwise). Options that were not vested and exercisable at the date of termination, death, or permanent disability shall revert to the 2005 Plan, unless the Compensation Committee determines otherwise. The Compensation Committee may determine that the unexercisable portion of the option will become exercisable at the times and on the terms determined by the Compensation Committee. After a participant’s death, options may be exercised by the person or persons to whom the participant’s rights pass by will or the laws of descent and distribution. Unless the Compensation Committee determines otherwise in its discretion, similar rules shall apply to stock appreciation rights. The treatment of each award of restricted stock, other stock unit award, or performance award on the termination of employment, death, or disability of the participant shall be determined by the Compensation Committee in its discretion. If a participant’s employment is terminated for cause, all of his or her awards may be immediately terminated and canceled, in the Compensation Committee’s discretion.

Certain Corporate Transactions

Upon the happening of a merger, reorganization or sale of substantially all of the assets of the Company or other change of control events specified in the 2005 Plan, the Compensation Committee may, in its sole discretion, do one or more of the following: (i) shorten the period during which options and stock appreciation rights are exercisable (provided they remain exercisable for at least 30 days after the date notice of such shortening is given to the participants); (ii) accelerate any vesting schedule to which an option, stock appreciation right, restricted stock, other stock unit award or performance award is subject; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume the restricted stock, other stock unit awards, stock appreciation rights or options or grant replacement options or stock appreciation rights with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise; (iv) cancel options upon payment to the participants in cash of an amount that is the equivalent of the excess of the fair market value of the Pinnacle Common Stock (at the effective time of the merger, reorganization, sale or other event) over the exercise price of the option to the extent the options are vested and exercisable, and cancel stock appreciation rights by paying the value thereof; or (v) make any other modification or adjustment that the Compensation Committee deems appropriate and fair in its discretion. The Compensation Committee may also provide for one or more of the foregoing alternatives in any particular award agreement.

Rights as a Stockholder

The recipient of an option or stock appreciation right will have no rights as a stockholder with respect to shares of Pinnacle Common Stock covered by an option or stock appreciation right until the date such recipient becomes a holder of record of such shares, unless the Compensation Committee, in its discretion, elects to grant the participant dividend equivalent rights in connection with such option or stock appreciation right. The recipient of restricted stock or of an other stock unit award will generally have all the rights of a stockholder with respect to the shares of Pinnacle Common Stock issued pursuant to such award, including the right to vote such shares, but any dividends and distributions with respect to such shares will generally be subject to the same vesting restrictions, if any, as the underlying shares.

Assignability of Options, Stock Appreciation Rights and Other Awards

An ISO granted under the 2005 Plan shall, by its terms, be non-transferable by the participant, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and shall be exercisable during the participant’s lifetime only by him or her. Any award issued under the 2005 Plan other than an ISO shall be nontransferable by the participant, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, except as the Compensation Committee may determine in its discretion. With the consent of the Compensation Committee, an award under the 2005 Plan other than an ISO may be assigned, in whole or in part, during the participant’s lifetime by gift to one or more members of the participant’s immediate family or to a trust for their benefit.

Duration, Termination and Amendment of the 2005 Plan

The 2005 Plan became effective on the date of its adoption by the Board on April 1, 2005. The 2005 Plan shall continue in effect for 10 years thereafter. The Board of Directors, however, may suspend or terminate the 2005 Plan at any time. However, unless affirmative votes representing a majority of the votes cast under applicable law or rules approve the continuation of the “performance based” compensation provisions of the 2005 Plan at the first duly constituted meeting of the stockholders of the Company that occurs in the fifth year following the later of (i) the effective date of the 2005 Plan or (ii) the then most recent re-approval of the “performance based” compensation provisions of the 2005 Plan, no awards other than options or stock appreciation rights shall be made under the 2005 Plan following the date of such meeting to executive officers of the Company whose compensation is subject to the deduction limit of Section 162(m). Under currently applicable rules, to be duly constituted, a majority of the shares of capital stock outstanding and entitled to vote would have to be present in person or by proxy at the meeting at which stockholders vote to approve the continuation of the “performance based” compensation provisions of the 2005 Plan. The stockholders of the Company re-approved the continuation of the “performance based” compensation provisions of the 2005 Plan at the 2008 Annual Meeting of Stockholders. At the Annual Meeting, stockholders will be asked to re-approve the “performance-based” compensation provisions of the 2005 Plan, as further discussed in Proposal 3. The suspension or termination of the 2005 Plan will generally not affect the validity of any option, stock appreciation right, restricted stock, other stock unit award, performance award or dividend equivalent outstanding on the date of termination.

The Board of Directors may also amend the 2005 Plan at any time, except that the Board of Directors may not amend the 2005 Plan in a way which violates Rule 16b-3 of the Exchange Act. The Board of Directors may not amend the 2005 Plan without obtaining stockholder approval to (a) increase the number of shares that may be the subject of awards under the 2005 Plan, (b) expand the types of awards available under the 2005 Plan, (c) materially expand the class of persons eligible to participate in the 2005 Plan, (d) amend any provision prohibiting the Compensation Committee from repricing options or taking similar action, (e) increase the maximum permissible term of any option, (f) amend the limits on grants of awards to any participant during a 12-month period, or (g) make any modification that requires stockholder approval under applicable law. Furthermore, no amendment of the 2005 Plan shall amend or impair any rights or obligations under any award theretofore granted under the 2005 Plan without the written consent of the holder of the affected award.

Awards Already Made under the 2005 Plan

The following table shows the number of stock options, including any awards that were subsequently cancelled or surrendered for taxes, which Pinnacle has awarded, as of March 31, 2012, to the following individuals and groups:

•	our named executive officers;

•	all five of our current executive officers as a group (for information about our current executive officers, please see the section entitled “Executive Officers”);

•	all nine of our current non-employee directors as a group (including Lynn P. Reitnouer who is retiring from the Board following conclusion of the Annual Meeting);

•	Each nominee for election as a director (for information about the current non-employee directors, see “Proposal 1—Election of Directors”); and

•	all employees, excluding the current executive officers, as a group.

Name and Position	Number of Securities Underlying Stock Options Granted
Anthony M. Sanfilippo
President and Chief Executive Officer(1)	0
Carlos A. Ruisanchez
Executive Vice President and Chief Financial Officer(2)	315,000
John A. Godfrey
Executive Vice President, General Counsel and Secretary	293,000
Virginia E. Shanks
Executive Vice President and Chief Marketing Officer	120,000
Daniel P. Boudreaux
Senior Vice President and Chief Accounting Officer	90,546
All Current Executive Officers, as a Group	818,546
All Current Non-Employee Directors, as a Group(3)	599,000
Stephen C. Comer	59,000
John V. Giovenco	184,000
Richard J. Goeglein	84,000
Bruce A. Leslie	84,000
James L. Martineau	84,000
Desirée Rogers	10,000
Jaynie M. Studenmund	10,000
All Employees, Other than Current Executive Officers, as a Group	2,092,586

(1)	Mr. Sanfilippo received an option to purchase 650,000 shares of Pinnacle Common Stock that was granted outside of the 2005 Plan as an inducement to employment with the Company.

(2)	Mr. Ruisanchez received an option to purchase 200,000 shares of Pinnacle Common Stock that was granted outside of the 2005 Plan as an inducement to employment with the Company.
(3)	Also included within this group of current directors is Lynn P. Reitnouer who is retiring from the Board following the conclusion of the Annual Meeting. Mr. Reitnouer holds options to purchase 84,000 shares of Pinnacle Common Stock granted under the 2005 Plan.

Federal Income Tax Matters

The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2005 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to persons who are not citizens or residents of the United States, or foreign, state or local tax laws, or estate and gift tax considerations. In addition, the tax consequences to a particular participant may be affected by matters not discussed above. ACCORDINGLY, EACH PARTICIPANT IS URGED TO CONSULT HIS OR HER TAX ADVISOR CONCERNING THE TAX CONSEQUENCES TO HIM OR HER OF THE 2005 PLAN, INCLUDING THE EFFECTS OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THE TAX LAWS.

The 2005 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and is not qualified under Section 401(a) of the Code.

Non-Qualified Stock Options

Under current federal income tax law, the grant of an NSO has no immediate tax effect on the Company or the participant. If the shares of Pinnacle Common Stock received on the exercise of an NSO are not subject to restrictions on transfer or substantial risk of forfeiture, the exercise of the NSO will result in ordinary income to the participant equal to the excess of the fair market value of the shares at the time of exercise over the option price. The participant’s tax basis in the shares will be equal to the option price plus the amount of ordinary income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the participant will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. At the time of recognition of ordinary income by the participant upon exercise, the Company will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized ordinary income.

If the shares received on the exercise of an NSO are subject to restrictions on transfer or substantial risk of forfeiture (e.g., a vesting condition), different rules will apply, and the tax consequences will depend on whether the participant makes an election under Section 83(b) of the Code within 30 days after exercise of the option. If the participant does not make a Section 83(b) election, the participant will recognize ordinary income when the shares vest in an amount equal to the excess of the fair market value on the date of vesting over the exercise price. In that case, the participant’s basis in the shares will be the fair market value of the shares on the date of vesting, and the participant’s holding period will begin on the date of vesting. Upon any later disposition of the shares, any gain or loss that the participant recognizes will be capital gain or loss, and will be long-term capital gain or loss if the participant holds the shares more than one year after vesting. The Company will be allowed a deduction for federal income tax purposes when the shares vest equal to the amount of ordinary income the participant recognizes.

On the other hand, if the participant makes a Section 83(b) election, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value on the date of exercise over the exercise price. The Company will be allowed a deduction for federal income tax purposes on the date of exercise equal to the amount of ordinary income he or she recognizes. The participant’s basis in the shares will generally begin on the date of exercise, and the participant’s basis in the shares will generally be the option price increased by the amount of ordinary income the participant recognized at the time of exercise. Upon any later disposition of the shares, any gain or loss that the participant recognizes will be capital gain or loss, and will be long-term capital gain or loss if the participant holds the shares more than one year after exercise. However, if the participant later forfeits the shares, the participant will recognize a capital loss equal to excess (if any) of the option price over any amount the participant receives from the Company on the forfeiture. In other words, if a participant makes the Section 83(b) election and thereby recognizes ordinary income on the date of exercise, the participant will receive no corresponding deduction or loss if the participant later forfeits the shares for the amount of ordinary income the participant recognized.

Incentive Stock Options

The federal income tax consequences associated with ISOs are generally more favorable to the participant and less favorable to the Company than those associated with NSOs. Under current federal income tax law, the grant of an ISO does not result in income to the participant or in a deduction for the Company at the time of the grant. Generally, the exercise of an ISO will not result in income for the participant if the participant does not dispose of the shares within two years after the date of grant or within one year after the date of exercise. If these requirements are met, the basis of the shares of Pinnacle Common Stock upon a later disposition will be the option price, any gain on the later disposition will be taxed to the participant as long-term capital gain, and the Company will not be entitled to a deduction. The excess of the fair market value on the exercise date over the option price is an adjustment to regular taxable income in determining alternative minimum taxable income, which could cause the participant to be subject to the alternative minimum tax, thereby in effect depriving the participant of the tax benefits of ISO treatment. If the participant disposes of the shares before the expiration of either of the holding periods described above (a “Disqualifying Disposition”), the participant will have compensation taxable as ordinary income, and the Company will normally be entitled to a deduction, equal to the lesser of (a) the fair market value of the shares on the exercise date minus the option price, or (b) the amount realized on the disposition minus the option price. If the price realized in any such Disqualifying Disposition of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain, depending on the participant’s holding period for the shares.

Stock Appreciation Rights

A participant holding a stock appreciation right will recognize ordinary income on the exercise of the stock appreciation right equal to the amount of cash or the fair market value of the shares he or she receives on the exercise. The Company will receive a tax deduction in the same amount. Upon disposition of the shares acquired, the participant will recognize the appreciation or depreciation on the shares after the date of grant as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Other Awards

The taxation of an award other than an option or a stock appreciation right depends on whether or not it consists of restricted stock (i.e., stock subject to a vesting restriction based on continued employment or attainment of performance goals). If any other stock unit award or a performance award does not consist of restricted stock, and is not settled in restricted stock, the participant will recognize ordinary income on the receipt of cash or shares equal to the amount of cash, or the excess of the fair market value of the shares over the amount (if any) that the participant pays for the shares. The Company will receive a tax deduction in the same amount. Upon disposition of the shares acquired, the participant will recognize the appreciation or depreciation on the shares after the date of grant as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

In general, no taxable income will be recognized by a participant at the time restricted stock is granted. Generally, on the date the restricted stock becomes vested, the participant will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date the shares vest and the purchase price, and the Company will receive a tax deduction for the same amount. Upon disposition of the shares acquired, the participant will recognize the appreciation or depreciation on the shares after the date of vesting as either short-term or long-term capital gain or loss, depending on how long the shares have been held.

Alternatively, a participant may elect to make an election under Section 83(b) of the Code with respect to unvested shares. If a participant makes a Section 83(b) election with the Internal Revenue Service within 30 days from the date of grant, the participant will recognize ordinary income in an amount equal to the difference between the fair market value of the shares on the date of grant and the purchase price, and the Company will receive a tax deduction for the same amount. If the participant makes a timely Section 83(b) election, the participant will not recognize ordinary income when the shares vest. Upon disposition of the shares acquired, the participant will recognize the appreciation or depreciation on the shares after the date of grant as either short-term or long-term capital gain or loss, depending on how long the shares have been held. If the participant forfeits unvested shares, the participant will recognize a capital loss equal to the excess (if any) of the purchase price over any amount the participant receives from the Company on the forfeiture. Generally, if the participant makes a Section 83(b) election, and thereby recognizes ordinary income on the date of grant, the participant will receive no corresponding deduction or loss for the amount of ordinary income the participant recognized if the participant later forfeits any unvested shares.

$1,000,000 Limit on Deductible Non-Performance Based Compensation

Section 162(m) of the Code provides that any publicly-held corporation will be denied a deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1,000,000 per officer per year. However, the deduction limit does not apply to “performance based” compensation, as defined in Section 162(m). Compensation is performance based compensation if (i) the compensation is payable on account of the attainment of one or more performance goals; (ii) the performance goals are established by a compensation committee of the Board of Directors of directors consisting of “outside directors”; (iii) the material terms of the compensation and the performance goals are disclosed to and approved by the stockholders in a separate vote; and (iv) before any payment of such compensation, the compensation committee certifies that the performance goals have been satisfied. The Company believes that, since the stockholders have approved the 2005 Plan, the stock options and stock appreciation rights granted thereunder will satisfy the requirements to be treated as performance based compensation, and accordingly will not be subject to the deduction limit of Section 162(m) of the Code. As discussed above, the performance based award provisions of the 2005 Plan permit the Company to grant performance awards to executive officers of the Company whose compensation is subject to the deductibility limit of Section 162(m) of the Code that will qualify as “performance based” compensation, and to provide that the vesting of restricted stock, and the vesting or payment of any other stock unit award, granted to such an executive officer will be subject to the achievement of the objective performance goals over a performance period, and thus satisfy the requirements to be “performance based” compensation. The Compensation Committee may also grant awards that are not “performance based,” and that will be subject to the deductibility limit of Section 162(m), if it determines that such awards are in the best interests of the Company.

Excess Parachute Payments

Under Section 4999 of the Code, certain officers, stockholders, or highly-compensated individuals (“Disqualified Individuals”) will be subject to an excise tax (in addition to federal income taxes) of 20% of the amount of certain “excess parachute payments” which they receive as a result of a change in control of the Company. Furthermore, Section 280G of the Code prevents the Company from taking a deduction for any “excess parachute payments.” The cash out or acceleration of the vesting of stock options, stock appreciation rights, restricted stock, other stock unit awards or performance awards upon a change of control may cause the holders of such stock options, stock appreciation rights, restricted stock, other stock unit awards and performance awards who are Disqualified Individuals to recognize certain amounts as “excess parachute payments” on which they must pay the 20% excise tax, and for which the Company will be denied a tax deduction.

Section 409A Considerations

Section 409A of the Code imposes certain additional taxes on an employee or service provider who receives “deferred compensation” that does not comply with the requirements of Section 409A. The Company believes that stock options, stock appreciation rights, and restricted stock granted under the 2005 Plan will not constitute “deferred compensation” within the meaning of Section 409A. The Company also believes that other awards under the 2005 Plan that are payable within a limited period of time after vesting will not constitute “deferred compensation” within the meaning of Section 409A. The Company intends that awards under the 2005 Plan that constitute “deferred compensation” within the meaning of Section 409A will have terms that conform with the requirements of Section 409A, so that persons who receive such awards will not be subject to additional taxes under Section 409A.

Special Rules; Withholding of Taxes

Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act. Other special tax rules will apply if a participant exercises a stock option by delivering shares of Pinnacle Common Stock which he or she already owns, or through a “broker’s exercise.”

The Company may take whatever steps the Compensation Committee deems appropriate to comply with any applicable withholding tax obligation in connection with the exercise of an option or stock appreciation right or the grant or vesting of restricted stock, other stock unit awards, or performance awards, including requiring any participant to pay the amount of any applicable withholding tax to the Company in cash. The Compensation Committee may, in its discretion, authorize “cashless withholding.”

PROPOSAL 3

RE-APPROVAL OF THE “PERFORMANCE-BASED” COMPENSATION PROVISIONS OF THE 2005 EQUITY AND PERFORMANCE INCENTIVE PLAN TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

(Item No. 3 on Proxy Card)

Background

In 2005, the Board of Directors adopted and the stockholders approved the Company’s 2005 Equity and Performance Incentive Plan. The 2005 Plan is intended to comply with Section 162(m) of the Code and the regulations promulgated thereunder, resulting in the tax deductibility of amounts payable under the 2005 Plan to the Chief Executive Officer or other named executive officers whose compensation is reported in this Proxy Statement as “performance-based” compensation. In order to extend the time during which amounts payable to the Chief Executive Officer or other named executive officers whose compensation is reported in this Proxy Statement continue to be characterized as “performance-based” compensation, the Company is submitting the “performance-based” compensation provisions of the 2005 Plan to its stockholders for re-approval. Continued compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense to the Chief Executive Officer or other named executive officers whose compensation is reported in this Proxy Statement for the Company.

Section 162(m) denies to a publicly-held corporation a deduction from taxable income for covered compensation in excess of $1,000,000 paid in any taxable year to the Chief Executive Officer or other named executive officers whose compensation is reported in this Proxy Statement. Covered compensation does not include amounts payable upon the attainment of performance targets established by a compensation committee consisting solely of outside directors if the material terms of the compensation are approved by the company’s stockholders. If the compensation committee has the authority to change the performance targets, the “performance-based” compensation provisions must be re-approved at least once every five years. Therefore, the 2005 Plan provides that unless affirmative votes representing a majority of the votes cast under applicable law approve the continuation of the “performance-based” compensation provisions of the 2005 Plan on or before the first duly constituted meeting of the stockholders of the Company that occurs in the fifth year following the effective date of the 2005 Plan, no awards other than stock options or stock appreciation rights shall be made under the 2005 Plan following the date of such meeting to executive officers of the Company whose compensation is subject to the deduction limit of Section 162(m). There have been no material changes to the “performance-based” compensation provisions set forth in the 2005 Plan; however, it has been four years since the Company’s stockholders re-approved the 2005 Plan on May 20, 2008. For this reason, the Company is submitting the “performance-based” compensation provisions of the 2005 Plan for re-approval by its stockholders.

The five year re-approval requirement does not apply to stock options and stock appreciation requirements, which can qualify as “performance-based” compensation under Section 162(m) if they meet certain requirements. We believe that the stock options and stock appreciation rights granted under the 2005 Plan meet the requirements to be treated as “performance-based” compensation, and accordingly will not be subject to the deduction limit of Section 162(m), whether or not the stockholders re-approve the “performance-based” compensation provisions of the 2005 Plan.

Proposal

The re-approval of the “performance-based” compensation provisions contained in Article X of the 2005 Plan will allow the Company to continue to award incentives with meaningful performance milestones that will qualify as “performance-based” compensation under Section 162(m) of the Code. Awards which so qualify will not be subject to the $1,000,000 per person limitation on the income tax deductibility of compensation paid to certain executive officers that would otherwise be imposed under Section 162(m) of the Code.

If Proposal 3 does not receive the affirmative votes representing a majority of the votes cast under applicable law, no awards other than stock options or stock appreciation rights shall be made under the 2005 Plan following the date of the first duly constituted meeting of the stockholders of the Company that occurs in the fifth year following the last re-approval of the “performance-based” compensation provisions of the 2005 Plan on May 20, 2008 to executive officers of the Company whose compensation is subject to the deduction limit of Section 162(m). In short, re-approval of “performance-based” compensation provisions of the 2005 Plan will extend by four years the time during which the Company can make awards other than stock options or stock appreciation rights under the 2005 Plan to executive officers of the Company whose compensation is subject to the deduction limit of Section 162(m) and receive tax deductions appurtenant thereto before having to seek stockholder re-approval again.

Required Vote

Affirmative votes representing a majority of the votes cast “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal in person or by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal, provided that the total votes cast on the proposal represent more than 50% of all shares entitled to vote on the proposal. According to NYSE rules, a vote to “ABSTAIN” on the proposal will be considered as a vote cast with respect to such matter, and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the proposal, unless the votes otherwise cast constitute less than over 50% of all shares entitled to vote on the proposal.

New Plan Benefits

For 2012, the dollar value of awards under the 2005 Plan are not currently determinable because such amounts are dependent on the Company’s future performance and future grants which have not yet been determined.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RE-APPROVAL OF THE “PERFORMANCE-BASED” COMPENSATION PROVISIONS OF THE 2005 EQUITY AND PERFORMANCE INCENTIVE PLAN TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE.

Performance Goals and 2005 Plan Information

The Compensation Committee, in its discretion, may issue performance awards to participants, the payment of which will be determined by the achievement of performance goals over a performance period. Upon the grant of a performance award, the Compensation Committee shall determine the relevant performance goals and the performance period.

As was the case when stockholders initially approved the 2005 Plan, the performance goals shall be based on the attainment of specified levels, or growth, of one or any combination of the following: net sales; pretax income before allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of the Company or any affiliate, division or business unit of the Company for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. In setting performance goals, the Compensation Committee may specify objective adjustments to any of the foregoing measures for items that it determines will not properly reflect the Company’s financial performance for these purposes, such as the write-off of debt issuance costs, pre-opening and development costs, gain or loss from asset dispositions, asset or other impairment charges, litigation settlement costs, and other non-routine items that the Compensation Committee foresees may occur during the performance period. The Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, and charges for extraordinary items, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required or recommended by generally accepted accounting principles.

The performance period shall be determined by the Compensation Committee, but shall not be shorter than six months nor longer than five years.

Performance awards will generally be paid only after the end of the relevant performance period, and may be paid in cash, shares, other property, or any combination thereof, in the sole discretion of the Compensation Committee at the time of payment.

The Compensation Committee may adjust downward, but not upward, the amount payable to any executive officer of the Company under any award that is intended to constitute “performance-based” compensation. The Compensation Committee may not waive the achievement of the applicable performance goals, except in the case of death or disability of the participant, or the occurrence of a change in control of the Company.

Before the vesting, payment, settlement or lapsing of any restrictions with respect to any award that is intended to constitute “performance-based” compensation, the Compensation Committee shall certify in writing that the applicable performance criteria have been achieved to the extent necessary for such award to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code.

The Compensation Committee shall have the power to impose such other restrictions on awards intended to constitute “performance-based” compensation as it may deem necessary or appropriate to ensure that such awards satisfy all requirements to constitute “performance-based” compensation within the meaning of Section 162(m), or which are not inconsistent with such requirements.

This summary description of the 2005 Plan is qualified by reference to the summary description of the 2005 Plan in Proposal 2 above and to the 2005 Plan, a copy of which is attached to this Proxy Statement in Appendix A.

PROPOSAL 4

APPROVAL OF AMENDMENT TO 2008 AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION PLAN

(Item No. 4 on Proxy Card)

Background

In 1991, the Board of Directors adopted and the stockholders approved the Company’s 2008 Amended and Restated Directors Deferred Compensation Plan, or the Directors Plan. The Directors Plan permits each director of the Company to elect to defer receipt of all or a portion of his or her compensation in his or her capacity as a director, and to receive such deferred compensation either in the form of cash or in the form of shares of Pinnacle Common Stock. The Directors Plan was amended in May 1999 and May 2008 to increase the number of shares that are issuable under the Directors Plan. The Directors Plan currently provides for the issuance of up to 325,000 shares of Pinnacle Common Stock to directors of the Company. As of March 27, 2012, 31,156 shares of Common Stock were available for issuance under the Directors Plan. Accordingly, the Board of Directors has determined that it is in the best interest of the Company to replenish the number of shares that may be granted under the Directors Plan.

Proposal

The terms of the Directors Plan, as currently in effect, are described below under “Summary of the Directors Plan.” The Directors Plan is attached in this Proxy Statement as Appendix B and reflects the proposed amendment to the Directors Plan. The proposed amendment to the Directors Plan would increase the number of shares of Common Stock that may be issued under the Directors Plan by 200,000 shares.

The Board of Directors believes that the proposed amendment to the Directors Plan will enhance the Company’s ability to attract and retain persons of outstanding competence to serve as directors by allowing, at each director’s election, to receive payment of all or a portion of their compensation in the form of shares of Pinnacle Common Stock and by giving them an increased stake in the Company and its future.

Accordingly, stockholders are requested to approve the amendment to the Directors Plan to increase the maximum number of shares of Pinnacle Common Stock that may be issued under the Directors Plan to 525,000.

Required Vote

Affirmative votes representing a majority of the votes cast “FOR,” “AGAINST” or “ABSTAIN” with respect to this Proposal 4 in person or by proxy and entitled to vote at the Annual Meeting will be required to approve this Proposal 4, provided that the total votes cast on this Proposal 4 represent more than 50% of all shares entitled to vote on this Proposal 4. According to NYSE rules, a vote to “ABSTAIN” on the proposal will be considered as a vote cast with respect to such matter, and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on this Proposal 4, unless the votes otherwise cast constitute less than over 50% of all shares entitled to vote on this Proposal 4.

New Plan Benefits

For 2012, the dollar value of awards under the Directors Plan is not currently determinable because such amounts are dependent on future compensation not yet earned by the directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2008 AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION PLAN.

Summary of the Directors Plan

The following is a summary of the key provisions of the Directors Plan, assuming that stockholders approve this Proposal 4. This summary does not purport to be a complete description of all the provisions of the Directors Plan, and it is qualified in its entirety by reference to the full text of the Directors Plan. A copy of the Directors Plan is attached as Appendix B to this Proxy Statement. Any stockholder who desires to obtain a copy of the Directors Plan may do so by written request to the Secretary of the Company, at 8918 Spanish Ridge Avenue, Las Vegas, Nevada 89148.

Term of Directors Plan

The amendment to the Directors Plan shall become effective upon stockholder approval of this Proposal 4 at the Annual Meeting, and the Directors Plan, as amended, will remain in effect until terminated by the Board of Directors of the Company.

Shares Subject to the Directors Plan

The maximum number of shares of Pinnacle Common Stock that can be issued pursuant to the Directors Plan, if the amendment to the Directors Plan is approved, will be 525,000. This amount represents an increase from the 325,000 shares issuable under the current Directors Plan.

The Company shall not be required to reserve or otherwise set aside funds or shares of Pinnacle Common Stock for the payment of its obligations under the Directors Plan. The Company shall make available as and when required a sufficient number of shares of Pinnacle Common Stock to meet the needs of the Directors Plan. The shares to be issued under the Directors Plan are authorized and unissued shares or shares which have been reacquired by the Company.

Eligibility and Participation

Participation in the Directors Plan is limited to directors of the Company. All such directors are eligible to participate, except for Mr. Sanfilippo who does not receive any separate compensation for his service as a director. It is anticipated that the Company will have seven directors who are eligible to participate in the Directors Plan on the effective date of the amendment to the Directors Plan.

Of the current non-employee directors, Messrs. Comer, Leslie, Martineau and Reitnouer currently have the following number of stock awards as of March 27, 2012 pursuant to the Directors Plan: For Mr. Comer, 12,949; For Mr. Leslie, 76,880; For Mr. Martineau, 12,119 and For Mr. Reitnouer, 17,115. As of March 27, 2012, 31,156 shares of Common Stock remain available for issuance under the Directors Plan.

Administration of the Directors Plan

The Directors Plan is administered by the Board of Directors. The Board of Directors has the discretion and power to interpret provisions of the Directors Plan, to compute amounts to be credited to and distributed from directors’ accounts under the Directors Plan, to prescribe, amend and rescind rules and regulations relating to the Directors Plan and to make all other determinations it deems necessary or advisable to administer the Directors Plan.

Deferred Compensation

Each director may elect to defer all or a portion of his or her compensation received in his or her capacity as a director. Such election must be made by each eligible director six months prior to the beginning of the calendar year for which such deferrals will apply. Such election will continue until the participating director terminates such election in writing and such termination shall take effect six months after such notice is given. Any such deferred compensation will be credited to a deferred compensation account, either in cash or in shares of Pinnacle Common Stock, at each director’s election. As of the date the director’s compensation would otherwise have been paid and depending on the director’s election, the director’s deferred compensation account will be credited with either (a) cash, (b) the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the amount of the director’s compensation which he or she elected to defer by the average of the closing price of Pinnacle Common Stock on the principal stock exchange on which Pinnacle Common Stock is listed (or, if the shares are not listed on a stock exchange, the NASDAQ National Market System) on the last ten business days of the calendar quarter or month for which such compensation is payable, or (c) a combination of (a) and (b). A director who elects to defer his or her compensation in shares of Pinnacle Common Stock will receive an aggregate number of shares of Pinnacle Common Stock with an equal value to the dollar value of the deferred compensation based on the average closing price of Pinnacle Common Stock on the last ten business days of the calendar quarter or month for which such compensation was payable. The Company does not match any deferrals made by a director under the Directors Plan.

All cash amounts credited to the director’s deferred compensation account shall bear interest at an amount to be determined from time to time by the Board of Directors.

If a director has elected to allocate his or her deferred compensation to shares of Pinnacle Common Stock, such director’s deferred compensation account shall be credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock obtained by dividing the dividends which would have been paid on the shares credited to the director’s deferred compensation account as of the dividend record date, if any, occurring during such calendar quarter if such shares had been issued and outstanding shares of Pinnacle Common Stock on such date, by the closing price of Pinnacle Common Stock on the principal stock exchange on which Pinnacle Common Stock is listed (or, if the shares are not listed on a stock exchange, the NASDAQ National Market System) on the date such dividend(s) was paid. In addition, if the Company declares a dividend payable in shares of Pinnacle Common Stock, the director’s deferred compensation account shall be credited at the end of each calendar quarter with the number of full and/or fractional shares of Pinnacle Common Stock which shares of Pinnacle Common Stock such director would have been entitled to if such shares had been issued and outstanding shares of Pinnacle Common Stock on the record date for such stock dividend(s).

However, the directors shall not have any interest in the cash and/or Pinnacle Common Stock credited to their deferred compensation accounts until distributed in accordance with the Directors Plan, and shall not have any voting rights with respect to such shares until shares credited to their deferred compensation accounts are distributed. The rights of a director to receive payments under the Directors Plan shall be no greater than the rights of an unsecured general creditor of the Company.

Deferred amounts under the Directors Plan shall be distributed, either in a lump-sum or in equal installments not to exceed 15 years at the participating director’s election, in the calendar quarter immediately following cessation of the participating director’s service as a director of the Company. If a director should die before all amounts credited under the Directors Plan shall have been paid, the unpaid balance in the participating director’s account shall be paid promptly.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides narrative disclosure regarding the compensation plans, programs and arrangements we employed for individuals serving as our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers at the end of the 2011 fiscal year, as determined under the rules of the SEC (collectively, our “named executive officers”).

During fiscal 2011, our named executive officers were:

•	Anthony M. Sanfilippo, President, Chief Executive Officer and director;

•	Carlos A. Ruisanchez, Executive Vice President and Chief Financial Officer;

•	John A. Godfrey, Executive Vice President, General Counsel and Secretary;

•	Virginia E. Shanks, Executive Vice President and Chief Marketing Officer;

•	Daniel P. Boudreaux, Senior Vice President and Chief Accounting Officer; and

•	Stephen H. Capp, our former Executive Vice President and Chief Financial Officer, who left the Company on March 31, 2011.

Executive Compensation Philosophy and Objectives

Pinnacle Entertainment, Inc. is an owner, operator and developer of casinos and related hospitality and entertainment facilities. Our current operating properties include:

•	L’Auberge Lake Charles in Lake Charles, Louisiana;

•	River City Casino in St. Louis County, Missouri;

•	Lumière Place in St. Louis, Missouri;

•	Boomtown New Orleans in New Orleans, Louisiana;

•	Belterra Casino Resort in southern Indiana;

•	Boomtown Bossier City in Bossier City, Louisiana; and

•	River Downs Racetrack in Cincinnati, Ohio.

The Company is currently developing a new casino resort in Baton Rouge, called L’Auberge Casino & Hotel Baton Rouge, which is expected to open by Labor Day 2012. Also, in January 2011, the Company acquired a 26% equity interest in Asian Coast Development (Canada), Ltd. (“ACDL”), a British Columbia corporation. ACDL is the owner and developer of the Ho Tram Strip beachfront complex of integrated resorts and residential developments in southern Vietnam. The Company also has entered into a management agreement to manage a future second integrated resort at the Ho Tram Strip through 2058, with a potential 20-year extension.

As a discretionary consumer entertainment and leisure product, our business is particularly sensitive to economic cycles and consumer sentiment, and, therefore, results from year to year can be volatile and somewhat unpredictable. Our business operations are also generally susceptible to changes in the competitive and legislative environment which can have an unanticipated impact on our operating results.

In developing compensation plans for our named executive officers, the Compensation Committee seeks to balance all of these business characteristics and create a program that will motivate and reward named executive officers for their performance and for creating value for our stockholders over time. The Compensation

Committee regularly evaluates and revises, as necessary, our compensation programs to ensure that they support our business objectives and provide competitive compensation levels for our named executive officers. As both an owner-operator of existing casino properties and a developer of new properties, the business objectives that need to be recognized in our compensation programs include:

•	Focusing on prudent growth in both current and future projects;

•	Maximizing operational efficiency;

•	Managing cash flow for investment and debt management;

•	Maximizing operating earnings of our current properties; and

•	Creating long-term value for our stockholders.

More specifically, our compensation programs strive to support our business needs by meeting the following objectives:

•	Allowing us to attract and retain a high quality management team capable of managing and growing the business for the benefit of our stockholders;

•	Providing a competitive compensation program appropriate for the size and complexity of Pinnacle relative to the market for executive pay;

•	Aligning actual pay results with performance for stockholders, with an opportunity to realize pay above market medians for excellent performance and below market pay for below market performance;

•	Incentivizing management to maximize stockholder value without taking undue financial risks and while maintaining credibility in the capital markets;

•	Rewarding individual contribution, in addition to team efforts; and

•	Maintaining effective incentives during different economic environments.

Although we reference the market from time to time for competitive pay practices in setting overall target pay levels for our executives, we do not define a specific percentile of market for targeting executive pay. We consider many factors, including the actual performance and contribution of our executives, and internal pay comparisons between our executives, when determining individual executive pay, as discussed in more detail below.

Pay for Performance

Pinnacle Entertainment, Inc. has a strong philosophy that executive pay should increase and decrease as performance increases and decreases in order to align executive interests with those of our stockholders over time. Our executive pay system is thoughtfully designed to reinforce this philosophy and to drive value-creating financial, operating, and strategic results, while also taking our external environment into account. Our executive compensation program brings this philosophy to life by incorporating the following features:

•	The majority of our pay is delivered through performance-based incentives that result in above market pay when performance is high and below market pay when performance is poor;

•	A significant portion of our executive incentive awards are delivered over the longer-term to encourage strong sustainable results over multiple years;

•

One-quarter of our annual incentive is paid out in the form of restricted stock units with a nine month vesting period and a mandatory three year period following the completion of the annual performance cycle before the underlying shares of Pinnacle Common Stock are issued;

•	The performance criteria used in our 2011 Annual Incentive Plan are weighted heavily toward objective financial measures;

•	Our performance goals in the 2011 Annual Incentive Plan encourage the achievement of our financial commitments to our stockholders;

•	We have instituted clawbacks and stock ownership guidelines for executives that are intended to encourage and reward for sustained performance without taking undue financial risks; and

•

We avoid tax gross-ups, single triggers on payments in the event of a change-in-control, and other employment provisions that could cause excessive awards in the event of a termination or change-in-control situation.

Fiscal 2011 Performance Context for Compensation Decisions

The Compensation Committee believes that our executive compensation system was a key contributor to the Company’s record financial results in 2011. Consolidated net revenues climbed 7.8% to $1.1 billion in 2011. This increase was outpaced by the rise in Consolidated Adjusted EBITDA, which was up 18% to $252.1 million due to our focus on operational excellence. In addition, income from continuing operations increased to $30.2 million from a loss from continuing operations of $40.8 million in 2010. In 2011, Adjusted EBITDA for our L’Auberge Lake Charles segment increased 11.8% to a new property record of $103.9 million and net revenues increased 9.8% to $375.4 million and Adjusted EBITDA for our St. Louis segment rose 38.9% to $86.5 million and net revenues increased 13.3% to $382 million. In 2011, we achieved record financial performance by implementing revenue growth and operational improvement initiatives across the Company’s properties. We re-launched our mychoice customer loyalty program, which has gained significant traction. In addition, we have reduced a number of non-value added expenses across the Company. For a further discussion regarding Consolidated Adjusted EBITDA and a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, please see Item 7. Management Discussion and Analysis of Financial Conditions and Results of Operations of the Annual Report on Form 10-K on pages 31 and 32.

Our operating performance in 2011 allowed us to continue to strengthen our balance sheet. In August 2011, we entered into an amended and restated credit agreement, which increased our revolving credit facility to $410 million and extended the maturity date to August 2016. In addition, in March 2012, the Company completed the issuance of $325 million of 7.75% senior subordinated notes due 2022 and entered into a $325 million term loan which matures in March 2019. Among other items, we used the proceeds of these financing transactions to redeem $385 million aggregate principal amount of 7.50% senior subordinated notes due 2015, effectively pushing the Company’s debt maturity schedule out further, and repaid the Company’s borrowings under the revolving credit facility. We plan to use the remaining proceeds from these financing transactions to fund the remaining development of the Company’s L’Auberge Casino & Hotel Baton Rouge, the expansion of River City Casino, the future development at River Downs and for general corporate purposes.

In addition, other accomplishments for the year include the following:

•	Completed the purchase of River Downs racetrack, located in southeast Cincinnati, Ohio for approximately $45.2 million in January 2011;

•

Acquired a 26% equity interest in ACDL for $95.0 million in August 2011 and entered into a long-term management contract to operate a future integrated casino resort near Ho Chi Minh City in Vietnam in August 2011; and

•

Entered into a definitive agreement in November 2011 to sell our Boomtown Reno resort in Verdi, Nevada for an anticipated sales price of $12.9 million, with the potential for an additional $3.8 million if an option granted to the buyer is exercised to purchase our membership interest in PNK (Reno), LLC and additional land adjacent to Boomtown Reno. We will operate Boomtown Reno until the transaction closes, which is expected to occur in 2012.

The Compensation Committee took each of these accomplishments into account in assessing the performance of our named executive officers in 2011.

Oversight of Executive Compensation

Role of Compensation Committee

The Compensation Committee has overall responsibility for the compensation programs and policies pertaining to our named executive officers. The specific responsibilities of the Compensation Committee related to executive compensation include:

•	Overseeing development and implementation of our compensation plans for named executive officers;

•	Overseeing development, implementation, and administration of our equity compensation plans for executives and other employees;

•

Reviewing and approving compensation for our Chief Executive Officer and other named executive officers, including setting goals, objectives, evaluating performance, verifying results, and determining pay levels;

•

Overseeing regulatory compliance with respect to executive and equity compensation matters, including assessing the extent to which our compensation programs could encourage undue risk-taking by executives and employees; and

•	Approving, or recommending to the Board for approval when deemed appropriate, all employment, retention and/or severance agreements for named executive officers.

The Compensation Committee also is responsible for reviewing and submitting to the Board recommendations concerning compensation for our non-employee directors.

Role of Management in Compensation Process

The Compensation Committee relies significantly on the input and recommendations of our Chief Executive Officer when evaluating factors relative to the compensation of the named executive officers (other than the Chief Executive Officer). Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each named executive officer and his perspective on the factors described above in developing his recommendations for each named executive officer’s compensation, including salary adjustments, equity grants and incentive bonuses, which are largely formulaic based on the design of our 2011 Annual Incentive Plan, as adopted under the 2005 Plan. The Compensation Committee discusses our Chief Executive Officer’s recommendations, consults with its independent advisor, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer, other than for his own compensation.

Our Chief Executive Officer’s compensation is determined solely by the Compensation Committee, which approves any adjustments to his base salary, performance incentive compensation and equity awards from year to year. The Compensation Committee solicits our Chief Executive Officer’s perspective on his compensation, but makes determinations regarding his compensation independently and without him present. Our Chief Executive Officer attends portions of the Compensation Committee meetings, but does not attend portions of those meetings related to making specific decisions on his compensation.

In addition to recommendations put forth by our Chief Executive Officer, other members of our executive team are involved in the compensation process by assembling data to present to the Compensation Committee and by working with the outside independent compensation consultants to give them the information necessary for them to complete their reports. Other members of our executive management team also occasionally attend portions of the Compensation Committee meetings.

Role of Outside Consultants

The Compensation Committee retains the services of an outside, independent executive compensation consulting firm to assess the competitiveness of our compensation programs, conduct other research as directed by the Compensation

Committee, and support the Compensation Committee in the design of executive and Board of Director compensation. From fiscal 2007 through 2011, the Compensation Committee has retained Farient Advisors LLC to assist in the review and assessment of our compensation programs. During fiscal 2011, Farient’s support included a competitive assessment of compensation pertaining to our Chief Executive Officer and our Chief Financial Officer, a review and recommendations regarding the terms of the Chief Executive Officer’s employment agreement, an assessment regarding Board of Directors compensation levels and practices, and a review of management’s recommended revisions to our 2011 Annual Incentive Plan.

Although Farient works with management to develop programs that support our business needs, Farient is retained by and reports directly to the Compensation Committee for its work related to our executive compensation programs. In 2011, Farient did not provide support to management related to the Company’s executive compensation programs or any other matters.

Competitive Pay Comparisons

When determining the compensation opportunity for individual named executive officers, including salaries, bonuses, and equity grants, the Compensation Committee takes many factors into account, including such executive’s experience, responsibilities, management abilities, job performance, performance of the Company as a whole, current market conditions, competitive pay for similar positions at comparable companies and at companies in other industries that could recruit Pinnacle executives, and pay relative to other executives at Pinnacle. These factors are considered by the Compensation Committee in a subjective manner without any specific formula or weighting. The Company does not set compensation at a specific percentile of market comparisons. However, the Compensation Committee references the market from time to time for executives at similar companies to assess the overall competitiveness and reasonableness of pay.

More specifically, with the assistance of Farient, the Compensation Committee periodically considers information on the executive compensation from a peer group of publicly traded companies and from compensation surveys, which include data from companies in other industries that might recruit Pinnacle executives.

In order to assist the Compensation Committee in evaluating the pay of the Chief Executive Officer and also in evaluating the Chief Executive Officer’s recommendation for the pay of the Chief Financial Officer, Farient provided a competitive compensation analysis which relied, in part, on an analysis of compensation at peer companies that are considered to be the closest comparisons to Pinnacle. These peer companies include:

•	Ameristar Casinos, Inc.

•	Boyd Gaming Corporation

•	Churchill Downs Incorporated

•	Isle of Capri Casinos, Inc.

•	Penn National Gaming, Inc.

•	MTR Gaming Group, Inc.

In addition, Farient utilized broader compensation survey data, covering general industry and the hospitality and leisure industry, to further develop comparative data and to validate the peer group data. In addition, Farient collected data from the following additional larger peer reference companies to compare pay program design and pay policies, but not pay levels:

•	Las Vegas Sands Corp.

•	MGM Resorts International

•	Wynn Resorts Ltd.

The analysis indicated that target total direct compensation (including salary, target bonus, and the grant value of long-term incentives) for our Chief Executive Officer is between the size-adjusted 50th and 75th percentile of our gaming industry peers. Similarly, target total direct compensation for our Chief Financial Officer is between the 50th and 75th percentile of our gaming industry peers. The Compensation Committee believes that our executive team has unique skills and experience that, in some cases, limit the direct comparability of market data due to the relatively few number of gaming companies. Therefore, the Compensation Committee believes that differences from market medians, where they occur, are acceptable and appropriate for certain members of our senior leadership team.

Elements of Compensation

Overview of Compensation Elements

During fiscal 2011, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation, and the objectives served by each element. A description of each element is discussed in greater detail following the table.

Fiscal 2011 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives
Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, and individual performance, compared to other executives and the external market	• Attract and retain talent • Recognize career experience and individual performance • Provide a competitive salary • Recognize internal relationship between pay and responsibility by level

Annual Bonuses	• Performance-based annual incentive bonuses for named executive officers, which are payable 75% in cash and 25% in restricted stock units	• Named executive officer bonus amounts tied to level of achievement of financial objectives, subject to adjustment based on individual performance evaluations	• Promote and reward achievement of Company annual financial objectives and individual performance contribution • Align executive interests with stockholder interests • Retain talent

Equity Awards	• Annual grants of stock options and/ or restricted stock units with multi- year vesting, except for new hire or promotional grants which may be episodic	• Value of pay directly linked with long-term stock price performance	• Align executive interests with stockholder interests • Attract and retain talent • Focus on long-term performance outcomes

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan (senior management only) • Group Term Life Insurance	• Not applicable	• Attract and retain talent • Provide competitive compensation

Executive Perquisites	• Financial and Tax Planning (senior management only)	• Not applicable	• Attract and retain talent • Provide competitive compensation

Base Salary

We intend for the base salaries of our named executive officers to provide a minimum level of compensation for highly qualified executives. The base salaries of our named executive officers were determined in the course of negotiations with the Company and are subject to occasional modification based on a subjective evaluation of each executive’s contribution, experience, and responsibilities, as well as the relative pay among senior executives at the Company. Each factor is considered on a discretionary basis without formulas or weights. We consider relative pay between executives because our perspective is that some consistency in pay emphasizes teamwork across the senior leadership level.

The table below shows the salaries for each named executive officer during 2011.

Name (1)(2)	2011 Salary
Anthony M. Sanfilippo	$840,000
Carlos A. Ruisanchez	$580,000
John A. Godfrey	$475,000
Virginia E. Shanks	$450,000
Daniel P. Boudreaux	$324,000
Stephen H. Capp	$500,000

(1)	Effective January 1, 2012, the following named executive officers received raises: Mr. Sanfilippo’s salary was increased from $840,000 to $900,000; Mr. Ruisanchez’s salary was increased from $580,000 to $600,000; Ms. Shanks’s salary was increased from $450,000 to $465,000; and Mr. Boudreaux’s salary was increased from $324,000 to $348,000. In addition, Mr. Ruisanchez earned an annual salary of $475,000 from January 1, 2011 until March 31, 2011. Effective April 1, 2011, the Compensation Committee increased the salary of Mr. Ruisanchez to $580,000.
(2)	Annual rate of pay for Mr. Capp prior to leaving the Company on March 31, 2011.

Annual Bonuses

We intend that bonuses paid to our named executive officers will reward them for the achievement of successful financial, strategic, and operational performance over a short period of time. Beginning in fiscal 2011, we substantially revised our incentive plan designs. The 2011 Annual Incentive Plan measures and rewards our named executive officers based on a formula directly linked to the annual financial results of the Company, as measured by Adjusted EBITDA and Adjusted Net Income. Adjusted EBITDA and Adjusted Net Income are discussed below and were used for calculating bonuses. These measures provide a highly operational focus and align the pay for our top executives directly with the short-term results delivered to our stockholders. It is the perspective of the Company and the Compensation Committee that an objective annual incentive system provides clarity for the senior executive team regarding their focus and rewards and encourages the attainment of “stretch” performance objectives by providing a clearly defined upside in the incentive plan design. The specific decisions related to 2011 are described in more detail below.

The 2011 Annual Incentive Plan approved by the Compensation Committee established a clearly defined annual incentive opportunity for all of our named executive officers. The objectives include:

•	Creating a clearly defined target bonus opportunity for named executive officers, which we believe enhances motivation and competitiveness with the external market;

•	Providing well-defined upside opportunities, to encourage stretch performance beyond the annual operating plans;

•	Clearly aligning pay with performance for our stockholders in both the near-term and over multiple years; and

•	Providing stock ownership opportunities that further align executives with stockholder interests.

Specifically, our annual bonuses for the named executive officers (other than Mr. Capp) for 2011 were based on a formula based on objective factors, with quantitative short-term financial targets set at the beginning of the year. Each executive had a defined bonus target as a percentage of salary, and the final bonus payable at the end of the year was determined based on the quantitative financial results at year end, compared to the targets set at the beginning of the year, along with a portion (up to 20% for 2011) linked to and subject to reduction for individual performance and contribution measured in a more subjective fashion. The upside potential for the quantitative performance goals was up to 200% of the target award for superior performance, with the potential to earn zero for underperformance relative to the stated performance objective.

Pursuant to the 2011 Annual Incentive Plan, each named executive officer (other than Mr. Capp) was paid 75% of his or her bonus in cash and 25% of his or her bonus in restricted stock units (“RSUs”). The RSUs will vest on December 31, 2012 and settle in shares of Pinnacle Common Stock on January 1, 2015. In addition, each named executive officer was permitted to elect to be paid an additional 25% of his or her bonus in RSUs, which vested on the date of grant, March 2, 2012, and will settle in shares of Pinnacle Common Stock on January 1, 2015. For 2011, Mr. Sanfilippo elected to receive an additional 15% of his bonus in RSUs and the other named executive officers did not elect to receive an additional percentage of their bonus in RSUs. As a result, Mr. Sanfilippo received 60% of his bonus in cash and 40% of his bonus in RSUs and the other named executive officers received 75% of their bonuses in cash and 25% of their bonuses in RSUs. The number of the RSUs granted was determined by dividing the dollar amount of the bonus payable in RSUs by the average closing price of Pinnacle Common Stock on the last trading day of each month during the period beginning December 2010 and ending December 2011. The average price used for determining the number of RSUs was $12.96. The Compensation Committee determined that the use of RSUs helps retain executives and also ties their compensation to the long-term sustainable results of the Company.

For 2011, the specific award opportunities at threshold, target and maximum performance for each named executive officer (other than Mr. Capp) was as follows:

Name	2011 Threshold Incentive as % of Salary	2011 Target Incentive as % of Salary	2011 Maximum Incentive as % of Salary
Anthony M. Sanfilippo	50%	100%	200%
Carlos A. Ruisanchez	40%	80%	160%
John A. Godfrey	40%	80%	160%
Virginia E. Shanks	40%	80%	160%
Daniel P. Boudreaux	30%	60%	120%

To measure performance, the Compensation Committee selected a combination of Adjusted EBITDA and Adjusted Net Income to measure success in order to balance near term operational performance with delivering sustained improvements in cash flow from reduction of costs, investment and financing activities. The personal performance objectives were set to provide a subjective evaluation of each executive officer based on individual performance and contribution.

The Compensation Committee established targets for Adjusted EBITDA and Adjusted Net Income near the beginning of 2011. For 2011, the threshold Adjusted EBITDA was $210.9 million, the target Adjusted EBITDA was $239.7 million and the maximum Adjusted EBITDA was $275.7 million. The percentage of the bonuses allocated to the achievement of Adjusted EBITDA was 70% of the total bonus. In addition, the Compensation Committee established a minimum Adjusted Net Income of $(11.0) million and a target Adjusted Net Income of $17.8 million. The percentage of the bonuses allocated to the achievement of target Adjusted Net Income was 30% of the total bonus. In establishing the 2011 Annual Incentive Plan, the Compensation Committee retained the discretion to decrease by up to 20%, but not to increase, the amount of any bonus even if the Adjusted EBITDA and Adjusted Net Income goals were met or exceeded, based on such objective or subjective factors and circumstances as the Compensation Committee deems relevant or appropriate.

For purposes of determining bonuses, the Company achieved Adjusted EBITDA of $263.8 million and Adjusted Net Income of $49.4 million in 2011. The actual bonus awards as a percentage of the targets for Adjusted EBITDA and Adjusted Net Income was 167%.

In calculating Adjusted EBITDA for purposes of determining bonuses, the Company began with income (loss) from continuing operations and made adjustments for the following items: income tax benefit (expense); other non-operating income; loss on extinguishment of debt; loss from equity method investment; interest expense, net of capitalized interest, write-downs, reserves, and recoveries; non-cash share-based compensation; pre-opening and development costs; and depreciation and amortization. In addition, the Compensation Committee made adjustments for the following items at the beginning of 2012 in calculating Adjusted EBITDA: severance related charges; expenses associated to the re-launch of the mychoice program; one-time catastrophic medical expenses, income from Boomtown Reno (which had been placed into discontinued operations); and lost income caused by weather related business disruptions. In calculating Adjusted Net Income for purposes of determining bonuses, the Company began with net income and made adjustments for the following items: pre-opening and development costs; write-downs, reserves and recoveries; loss on early extinguishment of debt; adjustments for taxes on the foregoing; and income (loss) from discontinued operations, net of income taxes. In addition, the Compensation Committee made adjustments for the following items at the beginning of 2012 in calculating Adjusted Net Income: severance related charges; expenses related to the re-launch of the mychoice program; one-time catastrophic medical expenses; income from Boomtown Reno (which had been placed into discontinued operations); lost income caused by weather related business disruptions; and impairment charges related to discontinued operations.

In determining whether to reduce the computed formula bonuses based on the Personal Performance Objectives, the Compensation Committee considered the accomplishments noted above on page 43, including, but not limited to, (a) entering into the $410 million amended and restated credit facility in August 2011, acquiring 26% of the equity of Asian Coast Development (Canada), Ltd., (b) entering into an agreement to sell Boomtown Reno and (c) the successful re-launch of the mychoice customer loyalty program.

Based on the factors described in the table above, the Compensation Committee approved the following bonuses for our named executive officers for 2011 (other than Mr. Capp):

2011 Performance Bonus

Name	Bonus Payable in Cash (1)	Bonus Payable in Restricted Stock Units	Number of Restricted Stock Units (2)	Total Dollar Value of 2011 Bonus
Anthony M. Sanfilippo	$841,680	$561,120	43,296	$1,402,800
Carlos A. Ruisanchez	$553,275	$184,425	14,230	$737,700
John A. Godfrey	$457,500	$152,500	11,767	$610,000
Virginia E. Shanks	$457,500	$152,500	11,767	$610,000
Daniel P. Boudreaux	$213,750	$71,250	5,498	$285,000

(1)	Mr. Sanfilippo received 60% of his bonus in cash, and the other named executive officers received 75% of their bonuses in cash.
(2)	Please see page 48 for the calculation of the number of RSUs that each named executive officer received.

Equity Awards

We believe that awards of equity to our named executive officers provide a valuable incentive for them and helps align their interests with that of our stockholders for periods of time longer than one fiscal year. Stock options are an important part of our philosophy for aligning pay for performance, as executives can realize value on their stock options only if the stock price increases over the exercise price. RSU awards also help align pay with performance as their value fluctuates with changes in the share price over time. However, RSU awards also maintain some value in difficult economic environments and, therefore, meet our objectives of retaining executive talent and maintaining effective incentives during different economic environments. Both stock options and RSUs are typically subject to vesting and require each executive to remain employed with the Company for a period of time or risk forfeiting the award.

Beginning with fiscal 2010, the Company began making executive incentive grants annually (except as otherwise agreed for new hires as part of any inducement grants to join the Company). It is our perspective that frequent grants of stock options allow us to provide stock option grants with exercise prices throughout the economic and business cycle, with executives receiving both high and low-priced options over time. Such pricing provides more consistent incentives to the executives receiving such options to continually grow the share price and maximize gains across all of their equity incentives in the Company.

The Compensation Committee has adopted a policy of granting options and RSUs on an annual basis. On March 14, 2010, Mr. Sanfilippo was awarded an option covering 650,000 shares of Pinnacle Common Stock, which vests over five years and was granted outside the 2005 Plan as an inducement to employment. This was the only equity grant to Mr. Sanfilippo during the first two years of his employment. On March 28, 2011, the Compensation Committee granted to Mr. Ruisanchez for his new role as Executive Vice President and Chief Financial Officer an option to purchase 240,000 shares of Pinnacle Common Stock, which vest over four years. This will be the only equity grant to Mr. Ruisanchez during the first two years as the Company’s Executive Vice President and Chief Financial Officer, except for RSUs granted to Mr. Ruisanchez as part of his annual bonus. On September 9, 2011, the Compensation Committee granted to Mr. Boudreaux an option to purchase 19,546 shares of Pinnacle Common Stock, which options were granted to Mr. Boudreaux before becoming an executive officer and pursuant to a stock option exchange program approved by stockholders at the 2011 Annual Meeting of Stockholders.

In 2011, the Compensation Committee approved equity grants for each of our named executive officers (other than Messrs. Sanfilippo and Ruisanchez described above and Mr. Capp) that included both stock options and RSU grants. The Compensation Committee took into consideration the guidelines it established for annual stock option grants when determining the size of these awards for 2011. The exercise price of each stock option is the closing price of our common stock on the date of grant. The Compensation Committee does not delegate to management or others its decisions regarding stock options granted to named executive officers.

As a result of these considerations, the Compensation Committee approved the following equity grants for the following named executive officers on May 24, 2011:

Name	Stock Options	Restricted Stock Units
John A. Godfrey	28,000	2,800
Virginia E. Shanks	20,000	—
Daniel P. Boudreaux	24,000	1,500

The stock option grants vest in four equal annual installments beginning on May 24, 2012 and have 7-year terms. The RSUs vest in four equal annual installments beginning on March 24, 2012.

In addition, the Compensation Committee granted on March 1, 2011, to Messrs. Godfrey and Ruisanchez, 22,160 RSUs and Ms. Shanks, 5,756 RSUs that they earned as part of their 2010 annual bonuses, which vest in three annual installments beginning on March 1, 2012.

Further, as discussed above, the Compensation Committee granted RSUs to each named executive officer (other than Mr. Capp) as part of their 2011 bonus, which is discussed on pages 48 and 49.

Retirement and Welfare Benefits

The named executive officers are eligible to participate in all of the Company’s normal retirement and welfare programs on the same terms as generally available to substantially all of our full-time employees. These include a 401(k) plan and matching contributions, health and disability insurance coverage, and group life insurance programs. In addition, the Company’s named executive officers are covered by the Company’s general health plan applicable to all of the Company’s employees.

In addition to these standard retirement and welfare benefits, the Company provides certain additional savings and benefit programs available to our senior management, which we believe are in the best interest of our stockholders, as they enable us to attract and retain high quality executives and help those executives maintain their focus on the business needs of the Company rather than their own personal financial considerations. During 2011, these additional executive benefits included:

•	An Executive Deferred Compensation Plan, or the Executive Plan; and

•	Financial and Tax Planning

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan, or the Executive Plan, allows executive officers to elect to defer a portion of their salary and bonuses each year into a non-qualified deferred compensation account, which is an unsecured obligation of the Company to pay compensation at a later date. This allows the executives to receive tax-deferred savings and appreciation to support their individual retirement needs.

The Compensation Committee has the discretion to change the floating crediting rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter. Amounts that an executive officer elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly.

On March 1, 2011, the Board approved certain amendments to the Executive Plan effective as of January 1, 2011. The amendments to the Plan provide for the deferral of a portion of a Plan participant’s compensation in the form of restricted stock units, defined as “Other Stock Unit Awards,” in coordination with the 2005 Plan. The restricted stock units deferred under the Executive Plan are credited to the participant’s stock unit account under the Executive Plan. On the date of distribution, the restricted stock units are settled in an equal number of shares of the Company’s common stock.

Financial and Tax Planning

The Company reimburses certain members of senior management, including the named executive officers, for expenses related to financial or tax assistance and estate planning. The named executive officers are entitled to be reimbursed for expenses up to the following amounts: (1) $7,500 for Mr. Sanfilippo; (2) $5,000 for Messrs. Ruisanchez and Godfrey and Ms. Shanks; and (3) $3,000 for Mr. Boudreaux.

Executive Perquisites

In 2011, the Company paid for a corporate apartment and associated expenses and car rental expenses for Ms. Shanks. The Company also has paid for certain travel expenses for family members of Mr. Sanfilippo and Ms. Shanks.

Other Considerations

Impact of Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to each of the company’s chief executive officer and the four other most highly compensated officers, except for compensation that is “performance based.” Our general intent is to provide compensation awards to our named executive officers so that most, if not all, awards will be deductible without limitation. However, we may make compensation awards that are not deductible if our best interests so require. In addition, in recent years, we have not had to pay income tax due to loss carry-forwards, tax depreciation (particularly from new properties) and financial leverage. We believe that our new properties and the financial leverage resulting from their construction will result in much of our cash flow from operations not being subject to current income taxation over the next few years, limiting the impact of Section 162(m) as it related to current compensation practices.

Stock Ownership Guidelines

In December 2010, the Board of Directors of the Company approved of stock ownership guidelines for each of the Company’s executive officers and directors. Pursuant to the Company’s stock ownership guidelines, the Company’s executive officers are required to own the following shares of Pinnacle Common Stock within five years of January 1, 2011 or by December 31, 2016: President and Chief Executive Officer, 300,000 shares of Pinnacle Common Stock; Executive Vice Presidents, 50,000 shares of Pinnacle Common Stock; Senior Vice Presidents, 20,000 shares of Pinnacle Common Stock; and directors, 20,000 shares of Pinnacle Common Stock. The following count toward the targeted ownership: (1) shares of Pinnacle Common Stock owned outright; (2) shares of Pinnacle Common Stock held in benefit plans (e.g., 401(k) Plan); (3) vested and/or unvested restricted stock; (4) vested and/or unvested restricted stock units; and (5) phantom stock units. Unexercised options do not count toward the targeted ownership. Each of the current named executive officers (other than Mr. Boudreaux) exceeds the targeted ownership pursuant to the stock ownership guidelines.

Hedging Policy

The Company’s insider trading plan prohibits executive officers and directors from hedging their ownership of Pinnacle Common Stock, including puts, calls, or other derivative instruments related to Pinnacle Common Stock.

Risk Assessments

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped and are tied to overall corporate performance. A portion of compensation provided to the executive officers is in the form of restricted stock units that are important to help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking, as the value of the restricted stock awards fluctuate dollar for dollar with the Company’s stock price and do not represent significant downward/upward risk and reward.

Recovery of Incentive Compensation Policy

In March 2011, the Company’s Board of Directors adopted a policy on recovery of incentive compensation in the event of a financial restatement, also known as a “clawback policy.” The policy provides that the Compensation Committee may take any action to recover all or a portion of any excess bonus paid to an executive officer provided that (1) there is a restatement of the Company’s financial statements for the fiscal year for which a bonus is paid, other than a restatement due to changes in accounting principles or applicable law, and (2) the Compensation Committee determines that the executive officer has received an “excess bonus” for the relevant fiscal year. The amount of the excess bonus shall be equal to the difference between the bonus paid to the executive officer and the payment or grant that would have been made based on the restated financial results. The requirement of an executive officer to repay all or a portion of the excess bonus as determined by the Compensation Committee shall only exist if the Audit Committee has taken steps to consider restating the financials prior to the end of the third year following the year in question.

The Compensation Committee may take such action in its discretion that it determines appropriate to recover all or a portion of the excess bonus if it deems such action appropriate under the facts and circumstances. Such actions may include recovery of all or a portion of such amount from the executive officer from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on the exercise of stock options, and direct repayment by the executive officer.

Consideration of Say-on-Pay Vote Results

At the 2011 Annual Meeting of Stockholders, the stockholders approved, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. The Compensation Committee reviewed and considered the final vote results for that resolution, and we have not made any changes to our executive compensation policies or decisions as a result of the vote. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Accordingly, our Board recommends that you vote “FOR” Proposal 5 at the Annual Meeting. For more information, see “Proposal 5—Advisory Approval of the Compensation of the Company’s Named Executive Officers.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Compensation Committee

Lynn P. Reitnouer (Chairman)

Stephen C. Comer

James L. Martineau

Summary Compensation Table

The following table sets forth the compensation paid to each of the Company’s named executive officers for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)		Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation (Section 162(m) Compensation) ($) (d)	Change in Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Anthony M. Sanfilippo	2011	$840,000		$—	$—	$—	$841,680	$—	$3,063	$1,684,743
President and Chief Executive Officer	2010	$662,308		$—	$—	$3,497,195	$1,258,000	$—	$178,021	$5,595,524

Carlos A. Ruisanchez (g)	2011	$552,135		$—	$287,858	$1,634,304	$553,275	$—	$3,063	$3,030,635
Executive Vice President and Chief Financial Officer	2010	$438,461		$—	$287,625	$359,813	$320,142	$—	$31,615	$1,437,656
	2009	$425,000		$350,000	$—	$—	$—	$—	$6,927	$781,927

John A. Godfrey	2011	$475,000		$—	$327,758	$198,481	$457,500	$—	$3,063	$1,461,802
Executive Vice President, General Counsel and Secretary	2010	$438,461		$—	$287,625	$359,813	$320,142	$2,921	$3,063	$1,412,025
	2009	$425,000		$350,000	$—	$—	$—	$321	$8,385	$783,706

Virginia E. Shanks	2011	$450,000		$—	$74,770	$141,772	$457,500	$280	$48,374	$1,172,696
Executive Vice President and Chief Marketing Officer

Daniel P. Boudreaux (g)	2011	$315,692		$—	$21,375	$170,126	$213,750	$—	$3,063	$724,006
Senior Vice President and Chief Accounting Officer

Stephen H. Capp (g)	2011	$132,692		$—	$—	$—	$—	$—	$368,750	$501,442
Former Executive Vice President and Chief Financial Officer	2010	$500,000	$		$287,625	$359,813	$730,000	$—	$3,063	$1,880,501
	2009	$500,000		$450,000	$—	$—	$—	$—	$7,486	$957,486

(a)	Reflects amounts actually earned in 2011, 2010 and 2009. Mr. Ruisanchez’s salary was $475,000 from January 1, 2011 through March 31, 2011. Mr. Ruisanchez’s salary was increased to $580,000 on April 1, 2011. In addition, Mr. Boudreaux’s salary was $300,000 from January 1, 2011 to May 1, 2011. On May 2, 2011, Mr. Boudreaux salary was increased to $324,000 through December 31, 2011. Further, Mr. Capp was the Executive Vice President and Chief Financial Officer from January 1, 2011 through March 31, 2011 and his salary was $500,000 prior to his departure from the Company. As a result, the amounts shown in the “Salary” column for Messrs. Ruisanchez, Boudreaux and Capp are prorated amounts of the salary actually earned in 2011.
(b)	On March 1, 2011, the named executive officers (other than Messrs. Sanfilippo, Boudreaux and Capp) were granted the following number of restricted stock units: (1) 22,160 restricted stock units each to Messrs. Ruisanchez and Godfrey; and (2) 5,756 restricted stock units to Ms. Shanks. In addition, on May 24, 2011, the named executive officers (other than Messrs. Sanfilippo, Ruisanchez and Capp and Ms. Shanks) were granted the following number of restricted stock units: (1) 2,800 restricted stock units to Mr. Godfrey; and (2) 1,500 restricted stock units to Mr. Boudreaux. The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(c)	In 2011, the Compensation Committee granted the following options to the following named executive officers (other than Messrs. Sanfilippo and Capp): (1) 240,000 options to Mr. Ruisanchez on March 28, 2011; (2) 28,000 options to Mr. Godfrey on May 24, 2011; (3) 20,000 options to Ms. Shanks on May 24, 2011; and (4) 24,000 options to Mr. Boudreaux on May 24, 2011 and 19,546 options to Mr. Boudreaux on September 9, 2011. The value in this column represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. With respect to the grant of 19,546 options to Mr. Boudreaux, these options were granted pursuant to an option exchange program approved by stockholders at the 2011 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. The value shown in the column related to the 19,546 options granted to Mr. Boudreaux reflect the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718, which was $0. For a discussion of valuation assumptions used in calculation of these amounts, see Note 6 to our audited financial statements, included within our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(d)	The amount in this column for each of the named executive officers (other than Mr. Capp) includes the bonus that he or she earned based on achievement of pre-established performance targets, a portion of which was deferred in restricted stock units to be paid in future years. For a more detailed discussion of these bonuses, see the “—Compensation Discussion and Analysis—Elements of Compensation—Annual Bonuses” section above.
(e)	Amounts reflect the 2011, 2010 and 2009 above-market earnings for contributions into the Executive Deferred Compensation Plan.
(f)	For Messrs. Sanfilippo, Ruisanchez, and Godfrey, All Other Compensation in 2011 consisted of $3,063 in 401(k) matching contributions. For Ms. Shanks, All Other Compensation in 2011 consisted of (1) $3,063 in 401(k) matching contributions; (2) $2,505 in financial planning; (3) $1,302 in travel expenses for family members; (4) $6,022 in rental car expenses; and (5) $35,482 for expenses related to the use of the corporate apartment. For Mr. Boudreaux, All Other Compensation in 2011 consisted of $3,063 in 401(k) matching contributions. For Mr. Capp, All Other Compensation in 2011 consisted of $367,308 in severance and $1,442 in 401(k) matching contributions.
(g)	Effective April 1, 2011, Mr. Ruisanchez became the Company’s Executive Vice President and Chief Financial Officer. Prior to that date, Mr. Ruisanchez was the Company’s Executive Vice President of Strategic Planning and Development. Mr. Capp was the Company’s Executive Vice President and Chief Financial Officer from January 1, 2011 through March 31, 2011. On October 18, 2011, Mr. Boudreaux was designated as an “executive officer” by the Board of Directors.

Employment Agreements and Other Change in Control Provisions

The Company has entered into employment agreements with all of its currently employed named executive officers. In the discussion of the terms of their employment agreements below, we sometimes refer to them collectively as the “Executives” and individually as an “Executive.” Capitalized terms used but not defined below have the respective meanings set forth in the applicable employment agreement.

On March 13, 2010, the Company entered into an employment agreement, effective as of March 14, 2010, with Anthony M. Sanfilippo for his role as President, Chief Executive Officer and a director of the Company, with an annual base salary of $840,000. On March 1, 2011, the Company entered into an amended and restated employment agreement with Mr. Sanfilippo. On December 14, 2011, the Company entered into a first amendment to his employment agreement, which increased his annual base salary to $900,000, effective as of January 1, 2012. Mr. Sanfilippo does not receive any compensation for his service as a member of the Board. Mr. Sanfilippo’s employment agreement provides for an initial term ending March 13, 2014; however, commencing on November 14, 2013 and as of November 14 of each year thereafter, his employment agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On March 28, 2011, the Company entered into an employment agreement, effective as of April 1, 2011, with Carlos A. Ruisanchez for his role as the Company’s Executive Vice President and Chief Financial Officer, with an annual base salary of $580,000. On December 14, 2011, the Company entered into a first amendment to his employment agreement, which increased his annual base salary to $600,000, effective as of January 1, 2012. Mr. Ruisanchez’s employment agreement provides for an initial term ending March 31, 2014; however, commencing on November 30, 2013 and as of November 30 of each year thereafter, his employment agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On August 13, 2002, the Company entered into an employment agreement with John A. Godfrey, our Executive Vice President, General Counsel and Secretary. The parties subsequently amended and restated the employment agreement, first effective as of June 13, 2006 and again effective as of December 22, 2008. On September 23, 2010, the Company entered into a first amendment to his employment agreement, which increased his annual base salary from $425,000 to $475,000. On April 5, 2012, the Company entered into a new employment agreement, effective April 5, 2012, with Mr. Godfrey for continuation of his role as Executive Vice President, General Counsel and Secretary with an annual base salary of $475,000. Mr. Godfrey’s employment agreement provides for an initial term ending April 4, 2015; however, commencing on December 6, 2014 and as of December 6 of each year thereafter, his employment agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On November 29, 2011, the Company entered into an employment agreement, effective as of November 15, 2011, with Virginia E. Shanks for continuation of her role as Executive Vice President and Chief Marketing Officer, with an annual base salary of $450,000. On December 14, 2011, the Company entered into a first amendment to her employment agreement, which increased her annual base salary to $465,000, effective as of January 1, 2012. Ms. Shanks’ employment agreement provides for an initial term ending November 14, 2014; however, commencing on July 13, 2014 and as of July 13 of each year thereafter, her employment agreement will automatically renew for successive one-year periods, unless either party gives notice of non-renewal at least 120 days before the next renewal date.

On November 29, 2011, the Company entered into an employment agreement, effective as of November 15, 2011, with Daniel P. Boudreaux for continuation of his role as Senior Vice President and Chief Accounting Officer, with an annual base salary of $324,000. On December 14, 2011, the Company entered into a first amendment to his employment agreement, which increased his annual base salary to $348,000, effective as of January 1, 2012. Mr. Boudreaux’s employment agreement provides for an initial term ending November 14, 2014.

Bonus Eligibility

The table below sets forth information about the Executives’ eligibility for bonuses under the terms of their respective employment agreements. The parties to the employment agreements contemplate that the setting of the targets and goals and the payment of bonuses described below will be done in such a manner as to qualify such bonuses as “performance based” compensation under Section 162(m) of the Code.

Name	Bonus Eligibility
Anthony M. Sanfilippo

•    Targeted bonus of 100% of his annual base salary based upon meeting performance targets developed by the Compensation Committee.

•    Also entitled to an upside potential for his bonus of not less than 150% of his annual base salary if maximum performance goals are satisfied; as previously discussed, his maximum bonus for 2011 was 200% of his annual base salary.

•    May also receive special bonuses in addition to his annual bonus eligibility at the discretion of the Board or the Compensation Committee.

•    In some circumstances, a portion of the annual bonus may be paid in restricted stock.

Carlos A. Ruisanchez, John A. Godfrey and Virginia E. Shanks

•    Targeted bonus of 80% of his or her annual base salary based upon meeting performance targets developed by the Compensation Committee.

•    May also receive special bonuses in addition to his or her annual bonus eligibility at the discretion of the Board or the Compensation Committee.

•    Bonus paid may be in cash or restricted stock, as determined in the Company’s discretion.

Daniel P. Boudreaux	• Eligible to participate in any annual bonus program approved by the Board.

Payments and Benefits upon Termination; Treatment of Equity Grants—Generally

In general, if an Executive’s employment is terminated (regardless of the reason therefor), the Company would pay or cause to be paid to such Executive all accrued but unpaid annual base salary and any compensation previously voluntarily deferred by such Executive, and all benefits provided to such Executive under his or her employment agreement would cease. In addition, the Executives (other than Mr. Boudreaux) would be entitled to receive a prorated bonus for the year of termination except in the case of termination for Cause. Mr. Boudreaux is not entitled to receive any bonus payments under the terms of his employment agreement upon termination of his employment.

The employment agreements of the Executives (other than Mr. Boudreaux) provide that all vested stock options, restricted stock or restricted stock units (collectively, the “Equity Grants”) would terminate on the earlier of the expiration of their stated terms or one year after termination of employment, except that if an Executive’s employment is terminated by the Company for Cause or by such Executive without Good Reason, all vested Equity Grants would terminate on the earlier of the expiration of their stated terms or 30 days after termination. Mr. Boudreaux’s employment agreement provides that the effect of termination of his employment on his Equity Grants is governed by the terms and conditions of the applicable Equity Grant agreement and any related equity compensation plans. For all of the Executives, unvested Equity Grants would terminate on the termination of an Executive’s employment with the Company, except as otherwise provided in the applicable Equity Grant agreements or in the employment agreements.

The Executives may be entitled to receive additional payments or benefits, or the consequences of termination of employment described above may be subject to change, depending on the circumstances under which an Executive’s employment is terminated, as further described below under the headings “Payments and Benefits upon Termination without Cause or for Good Reason, Other than Change of Control,” “Payments and Benefits upon Termination without Cause or for Good Reason upon a Change of Control” and “Payments and Benefits upon Termination upon Death or Disability.”

Payments and Benefits upon Termination for Cause or Without Good Reason

If an Executive’s employment is terminated by the Company for Cause or by such Executive without Good Reason, such Executive would not be entitled to receive any payments or benefits other than as specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants—Generally.”

Payments and Benefits upon Termination without Cause or for Good Reason, Other than Change of Control

If an Executive’s employment is terminated by the Company without Cause or by such Executive for Good Reason other than within 18 months following a Change of Control, the following would apply:

Messrs. Sanfilippo, Ruisanchez and Godfrey and Ms. Shanks

•

Such Executive would be entitled to receive an amount equal to 150% of (a) the sum of such Executive’s annual base salary in effect on the date of termination, plus (b) the average annual bonus paid to such Executive in the three years before termination (or such shorter period during which such Executive is employed, with the bonus for any period of less than a full year being annualized). The salary component would be paid in monthly installments over 18 months in accordance with the Company’s regular salary payment schedule, and the bonus component would be paid in two equal annual installments on the first and second anniversaries of the termination of employment.

•

Such Executive would be entitled to receive continuation of health benefits coverage for such Executive and his or her dependents and disability insurance coverage for such Executive for up to 18 months following termination. The Company would pay any applicable premiums on such insurance coverage on behalf of Mr. Sanfilippo and reimburse him or his estate for any taxes payable thereon. Messrs. Ruisanchez and Godfrey and Ms. Shanks and their respective dependents would pay any applicable premiums or other applicable payments for their health coverage on the same basis as other senior executives of the Company.

•

In addition to those already vested, any outstanding unvested Equity Grants which would otherwise vest during the 12 months period following termination of employment would immediately vest and may be exercised by such Executive until the earlier of the expiration of their stated terms or within one year after termination of employment. The remaining unvested Equity Grants would immediately terminate.

Mr. Boudreaux

•	Mr. Boudreaux would be entitled to receive his then current annual base salary for 18 months payable in accordance with the Company’s regular salary payment schedule.

•	Mr. Boudreaux would be entitled to receive continuation of health benefits coverage for Mr. Boudreaux and his dependents for up to 18 months following termination of employment.

•

If Mr. Boudreaux competes with the Company or its subsidiaries within the time period specified in his employment agreement, he is no longer entitled to receive any additional salary payments or health benefits from the Company.

•	The treatment of Mr. Boudreaux’s Equity Grants upon termination of his employment is described above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants—Generally.”

Payments and Benefits upon Termination without Cause or for Good Reason upon a Change of Control

If an Executive’s employment is terminated by the Company without Cause or by such Executive for Good Reason on or within 18 months after a Change of Control, the following would apply:

Messrs. Sanfilippo, Ruisanchez and Godfrey and Ms. Shanks

•

Such Executive would be entitled to receive an amount equal to 150% of (a) the sum of such Executive’s annual base salary in effect on the date of termination, plus (b) the average annual bonus paid to such Executive in the three years before termination (or such shorter period during which such Executive is employed, with the bonus for any period of less than a full year being annualized), payable in a lump sum as soon as practicable but in no event more than 30 days after the termination of employment.

•

Such Executive would be entitled to receive continuation of health benefits coverage for such Executive and his or her dependents and disability insurance coverage for such Executive for up to 18 months following termination. The Company would pay any applicable premiums on such insurance coverage on behalf of Mr. Sanfilippo and reimburse him or his estate for any taxes payable thereon. Messrs. Ruisanchez and Godfrey and Ms. Shanks and their respective dependents would pay any applicable premiums or other applicable payments for their health coverage on the same basis as other senior executives of the Company.

•

In addition to those already vested, any unvested Equity Grants, including any unvested replacement Equity Grants that may have been granted to such Executive to replace unvested Equity Grants that expired by their terms in connection with a Change of Control, immediately become vested and may be exercised by such Executive until the earlier of the expiration of their stated terms or within one year after termination of employment. To the extent that any unvested Equity Grants terminate by their terms at the time of or in connection with a Change of Control and replacement Equity Grants of at least equivalent value are not granted to such Executive, then the Executive shall receive, as additional cash severance, the consideration paid for the securities underlying the unvested expired Equity Grants at the time of the Change of Control less, to the extent applicable, (a) the exercise price or other consideration payable by such Executive for the Equity Grants, and (b) the value of any replacement Equity Grants realized by such Executive through or as a result of such termination.

Mr. Boudreaux

•	Mr. Boudreaux would be entitled to receive his then current annual base salary for 18 months payable in accordance with the Company’s regular salary payment schedule.

•	Mr. Boudreaux would be entitled to receive continuation of health benefits coverage for himself and his dependents for up to 18 months following termination of employment.

•

If Mr. Boudreaux competes with the Company or its subsidiaries within the time period specified in his employment agreement, he is no longer entitled to receive any additional payments or benefits from the Company.

•

Mr. Boudreaux’s unvested Equity Grants, including any unvested replacement Equity Grants that may have been granted to Mr. Boudreaux to replace unvested Equity Grants that expired by their terms in connection with a Change of Control, immediately become vested and may be exercised by him in accordance with the terms and conditions of the applicable Equity Grant agreement and any related equity compensation plans. To the extent that any unvested Equity Grants terminate by their terms at the time of or in connection with a Change of Control and replacement Equity Grants of at least equivalent value are not granted to Mr. Boudreaux, then he would receive, as additional cash severance, the consideration paid for the securities underlying the unvested expired Equity Grants at the time of the Change of Control less, to the extent applicable, (a) the exercise price or other consideration payable by Mr. Boudreaux for the Equity Grants, and (b) the value of any replacement Equity Grants realized by Mr. Boudreaux through or as a result of such termination.

Payments and Benefits upon Termination due to Death or Disability

Messrs. Sanfilippo, Ruisanchez and Godfrey and Ms. Shanks

In the case of each of Messrs. Sanfilippo, Ruisanchez and Godfrey and Ms. Shanks, if such Executive’s employment is terminated due to such Executive’s death or Disability, the Executive and such Executive’s dependents would be entitled to receive continuation of health benefits coverage for such Executive and his or her dependents and disability insurance coverage for such Executive for up to 18 months following termination. The Company would pay any applicable premiums on such insurance coverage on behalf of Mr. Sanfilippo and reimburse him or his estate, as the case may be, for any taxes payable thereon. Messrs. Ruisanchez and Godfrey and Ms. Shanks and their respective dependents would pay any applicable premiums or other applicable payments for their health coverage on the same basis as other senior executives of the Company. In addition, if Mr. Godfrey’s employment is terminated due to death or Disability on or before June 13, 2012, he would be entitled to receive the payments and benefits described for him under the heading “Payments and Benefits upon Termination without Cause or for Good Reason, Other than Change of Control” instead of the payments and benefits described for him under this heading “Payments and Benefits upon Termination due to Death or Disability.”

Mr. Boudreaux

If Mr. Boudreaux’s employment is terminated due to his death or Disability, Mr. Boudreaux would not be entitled to receive any payments or benefits other than those specified above under the heading “Payments and Benefits upon Termination; Treatment of Equity Grants—Generally.”

Additional Terms

Under certain circumstances, any payment on account of termination of an Executive’s employment which is deemed to be “deferred compensation” under Internal Revenue Code Section 409A will be delayed for six months after the termination, except in the case of such Executive’s death.

It is a condition to an Executive’s right to receive severance payments and benefits under such Executive’s employment agreement that the Executive execute a general release in favor of the Company and its affiliates. Certain non-competition, no-hire-away, and non-solicitation covenants apply to the Executives for specified periods following the termination of employment under certain circumstances but, except as noted above with respect to Mr. Boudreaux, these covenants are not conditions to an Executive’s right to receive severance payments or benefits under such Executive’s employment agreement.

Termination due to Death or Disability

The following table sets forth the amounts payable under the employment agreements of the named executive officers in the event of a termination due to death or disability. The amounts in the table assume that the termination took place on December 31, 2011. Information regarding Mr. Boudreaux is omitted from the table below because he does not receive any benefits upon termination due to death or disability pursuant to his employment agreement. In addition, information regarding Mr. Capp is omitted from the table because he was not employed by the Company on December 31, 2011. The closing price of Pinnacle Common Stock on December 30, 2011 was $10.16.

Name	Cash Severance ($) (a)	Value of Options and Restricted Stock Units that Have Accelerated Vesting ($) (b)	Value of Medical Continuation ($) (c)	Total ($)
Anthony M. Sanfilippo	$1,402,800	$—	$37,067	$1,439,867
Carlos A. Ruisanchez	$737,700	$—	$30,557	$768,257
John A. Godfrey	$610,000	$—	$29,455	$639,455
Virginia E. Shanks	$610,000	$—	$29,192	$639,192

(a)	These amounts include cash severance payments mandated by each executive officer’s employment agreement. Information regarding Mr. Godfrey set forth above is based on the terms of his new employment agreement dated April 5, 2012 as if his new employment agreement was in effect on December 31, 2011.

(b)	Options having an exercise price in excess of the closing market price of Pinnacle Common Stock on December 31, 2011 are not included in the value of equity grants that have accelerated vesting.
(c)	These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost for health benefit continuation and a prevailing market premium cost for disability coverage based on base salary. The estimated amounts are given because of certain Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) privacy regulations and are expected to be close to the true rate for the individual.

Termination without Cause or for Good Reason, Other than Change of Control

The following table sets forth the amounts payable under the employment agreements of the named executive officers in the event of a termination by the Company without cause or by the executive for good reason other than in connection with a change of control. The amounts in the table assume that the triggering event took place on December 31, 2011. Information regarding Mr. Capp is omitted from the table because he was not employed by the Company on December 31, 2011. The closing price of Pinnacle Common Stock on December 30, 2011 was $10.16.

Name	Cash Severance ($) (a)	Value of Options and Restricted Stock Units that have Accelerated Vesting ($) (b)	Value of Medical Continuation ($) (c)	Total ($)
Anthony M. Sanfilippo	$4,898,328	$197,600	$37,067	$5,132,995
Carlos A. Ruisanchez	$2,455,550	$302,892	$30,557	$2,788,999
John A. Godfrey	$2,106,500	$310,004	$29,455	$2,445,958
Virginia E. Shanks	$2,179,624	$121,087	$29,192	$2,329,903
Daniel P. Boudreaux	$486,000	$—	$24,467	$510,467

(a)	These amounts include cash severance payments mandated by each executive officer’s employment agreement. Information regarding Mr. Godfrey set forth above is based on the terms of his new employment agreement dated April 5, 2012 as if his new employment agreement was in effect on December 31, 2011.
(b)	Options having an exercise price in excess of the closing market price of Pinnacle Common Stock on December 31, 2011 are not included in the value of equity grants that have accelerated vesting.
(c)	These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost for health benefit continuation, and except for Mr. Boudreaux, a prevailing market premium cost for disability coverage based on base salary. The estimated amounts are given because of certain HIPAA privacy regulations and are expected to be close to the true rate for the individual.

Termination without Cause or for Good Reason upon a Change of Control

The following table sets forth the amounts payable under the employment agreements of the named executive officers in the event of a termination in connection with a change of control event. The amounts in the table assume that the triggering event took place on December 31, 2011. Information regarding Mr. Capp is omitted from the table because he was not employed by the Company on December 31, 2011. The closing price of Pinnacle Common Stock on December 30, 2011 was $10.16.

Name	Cash Severance ($) (a)	Value of Options and Restricted Stock Units that have Accelerated Vesting ($)(b)	Value of Medical Continuation ($) (c)	Total ($)
Anthony M. Sanfilippo	$4,898,328	$790,400	$37,067	$5,725,795
Carlos A. Ruisanchez	$2,455,550	$565,025	$30,557	$3,051,132
John A. Godfrey	$2,106,500	$593,473	$29,455	$2,729,428
Virginia E. Shanks	$2,179,624	$363,261	$29,192	$2,572,077
Daniel P. Boudreaux	$486,000	$27,995	$24,467	$538,462

(a)	These amounts include cash severance payments mandated by each executive officer’s employment agreement. Information regarding Mr. Godfrey set forth above is based on the terms of his new employment agreement dated April 5, 2012 as if his new employment agreement was in effect on December 31, 2011.

(b)	Options having an exercise price in excess of the closing market price of Pinnacle Common Stock on December 31, 2011 are not included in the value of equity grants that have accelerated vesting.
(c)	These amounts are estimates based on a blended rate for the executive officers, which includes a base COBRA cost for health benefit continuation, and except for Mr. Boudreaux, a prevailing market premium cost for disability coverage based on the base salary. The estimated amounts are given because of certain HIPAA privacy regulations and are expected to be close to the true rate for the individual.

Executive Deferred Compensation Plan

In 2000, we adopted the Executive Deferred Compensation Plan, or the Executive Plan, which allows certain of our highly compensated employees to defer, on a pre-tax basis, a portion of their base annual salaries and bonuses. The Executive Plan is administered by the Compensation Committee, and participation in the Executive Plan is limited to employees who are (i) determined by us to be includable within a select group of employees, (ii) subsequently chosen from the select group, and (iii) approved by the Compensation Committee.

Under the Executive Plan, a participating employee may elect in December of each year to defer up to 75% of his or her salary for the next year, and up to 90% of his or her bonus for the next year. Any such deferred compensation is credited to a deferral contribution account. A participating employee is at all times fully vested in his or her deferred contributions, as well as any appreciation or depreciation attributable thereto. Amounts that a participating employee elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly. The Compensation Committee has the discretion to change the crediting rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter.

In general, distributions under the Executive Plan are payable upon death, disability and upon the occurrence of a financial emergency. The Executive Plan was amended and restated effective December 27, 2004 and December 31, 2007 to cause these distribution terms and other plan provisions to comply with Section 409A of the Code (“Section 409A”), and to make certain other changes in the Executive Plan. A participating employee will also receive distributions upon a change in control of the Company, to the extent permitted under Section 409A. When making an election to defer salary and bonus, a participating employee can specify that the amounts deferred will be paid on certain dates at least two years after the amounts are deferred. Also, a participant will receive an immediate payment of his or her deferred amounts with interest on a change in control of the Company.

The Executive Plan was further amended March 1, 2011, effective January 1, 2011, to permit the deferral of compensation in the form of restricted stock units, to be distributed upon the elected or predetermined distribution date in the form of a whole number of shares, with any fractional unit to be paid in cash. These provisions coordinate with the Company’s 2005 Plan to allow for the payment of annual bonuses in the form of restricted stock units, which are deferred under the Executive Plan, and vested and distributed on such dates as determined by the Compensation Committee on the date of grant.

Non-Qualified Deferred Compensation Table

The following table shows the deferred compensation activity for our named executive officers for the Executive Plan during the fiscal year ended December 31, 2011. Ms. Shanks was the only named executive officer to participate in the Executive Plan during the fiscal year ended December 31, 2011, and she began participating in the beginning of January 2011.

Name	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Virginia E. Shanks	$45,000	$0	$1,266	$0	$46,266

(a)	With respect to Ms. Shanks, the amount shown in the “Executive Contributions in Last FY” is reported as compensation in the fiscal year ended December 31, 2011 in the Summary Compensation Table above.

(b)	With respect to Ms. Shanks, the amount shown in “Aggregate Earnings in Last FY” which is reported as compensation in the fiscal year ended December 31, 2011 in the Summary Compensation Table is $280.

2005 Equity and Performance Incentive Plan

We adopted our 2005 Equity and Performance Incentive Plan, or the 2005 Plan, in April 2005, and our stockholders approved the 2005 Plan at our annual meeting on May 3, 2005. In May 2008, our stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares available for awards under the 2005 Plan from 3,000,000 to 4,750,000, and to reapprove the “performance based” compensation provisions of the 2005 Plan. In December 2008, our Board of Directors further amended the 2005 Plan to address certain technical matters, including compliance with Section 409A; the December 2008 amendment does not materially or substantively increase the benefits available under the 2005 Plan. In May 2010, our stockholders approved an amendment to the 2005 Plan to increase the aggregate number of shares available for awards under the 2005 Plan from 4,750,000 to 5,850,000. The 2005 Plan is administered by our Compensation Committee. The Compensation Committee has broad discretion and power in administering the 2005 Plan, in determining which of our employees, directors, and consultants shall participate, and the terms of individual awards.

Awards under the 2005 Plan may consist of options, stock appreciation rights, restricted stock, other stock unit awards, performance awards, dividend equivalents or any combination of the foregoing.

The shares authorized under the 2005 Plan are governed by the following principles:

•

The 2005 Plan provides for an aggregate of up to 5,850,000 shares of Pinnacle Common Stock to be available for awards, plus the number of shares subject to awards granted under the Prior Plans and the Individual Arrangements (as such terms are defined in the 2005 Plan) that are forfeited, expire or are cancelled after the effective date of the 2005 Plan, which amount will increase to 7,150,000 if Proposal 2 is approved by the stockholders.

•

Any shares that are subject to awards other than options or stock appreciation rights (including shares delivered in settlement of dividend rights) shall be counted against this share limit as 1.4 shares for every one share granted.

•

The aggregate number of shares available under the 2005 Plan and the number of shares subject to outstanding options and stock appreciation rights will be increased or decreased to reflect any changes in the outstanding Pinnacle Common Stock by reason of any recapitalization, spin-off, reorganization, reclassification, stock dividend, stock split, reverse stock split, or similar transaction.

•	If any shares subject to an award under the 2005 Plan are forfeited, expire, or are terminated without the issuance of shares, the shares shall again be available for award under the 2005 Plan.

•

As of February 29, 2012, 1,983,746 shares remained available for awards under the 2005 Plan (excluding any additional shares available under the 2005 Plan as a result of forfeiture, expiration or other termination of awards under the Prior Plans and Individual Arrangements).

Under the 2005 Plan, no participant may be granted in any 12-month period:

•	options or stock appreciation rights with respect to more than 1,500,000 shares;

•	restricted stock, performance awards or other stock unit awards that are denominated in shares with respect to more than 750,000 shares; or

•

performance awards or stock unit awards that are valued by reference to cash or property having a maximum dollar value of more than $2,500,000 (excluding awards denominated by reference to a number of shares).

Under the 2005 Plan, the exercise price for an option or stock appreciation right cannot be less than 100% of the fair market value of the underlying shares on the grant date. The 2005 Plan does not permit the repricing of options or stock appreciation rights. At the 2011 Annual Meeting of Stockholders, the stockholders approved a one-time value-for-value option exchange, which was required to be completed within 12 months following the approval by the stockholders pursuant to the 2005 Plan. On September 9, 2011, the Company completed the one-time value-for-value option exchange. Prior to becoming an executive officer, Mr. Boudreaux had 40,000 options with an exercise price of $30.01 and a ten-year term, which were granted on April 20, 2007. Pursuant to the option exchange, Mr. Boudreaux was able to exchange these options on a value-for-value basis for 19,546 options with an exercise per share of $11.25, which were granted on September 9, 2011.

Performance awards under the 2005 Plan are awards that provide payments determined by the achievement of performance goals over a performance period. The Compensation Committee determines the relevant performance goals and the performance period. The performance goals will be based on the attainment of specified levels of, or growth of, one or any combination of (or a formula based on) modified calculations of certain specified factors. The eligible factors include: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any of our other publicly-traded securities; market share; gross profits; earnings before taxes; earnings before interest and taxes; EBITDA; an adjusted formula of EBITDA; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of Pinnacle or any affiliate, division or business unit of Pinnacle for or within which the participant is primarily employed. Such performance goals also may be based solely by reference to our performance or the performance of an affiliate, division or business unit of Pinnacle, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. We intend that bonuses received by each of our named executive officers under his or her employment agreement will be performance awards under the 2005 Plan.

The 2005 Plan provides that it is not the only plan or arrangement under which we may compensate officers, and we reserve the right to pay bonuses or other compensation to our named executive officers in addition to their bonuses or other awards under the 2005 Plan.

Grant of Plan-Based Awards

The following table provides information regarding our grant of plan-based awards made to each named executive officer (other than Mr. Capp) in 2011.

Name	Grant Date (a)	Estimated Possible Payouts Under Non- equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (c)	Grant Date Fair Value of Stock and Option Awards (d)
		Threshold ($)	Target ($)	Maximum ($)
Anthony M. Sanfilippo		$420,000	$840,000	$1,680,000

Carlos A. Ruisanchez		$220,854	$441,708	$883,416
	3/01/2011				22,160	—	—	$287,858
	3/28/2011				—	240,000	$13.14	$1,634,304

John A. Godfrey		$190,000	$380,000	$760,000
	3/01/2011				22,160	—	—	$287,858
	5/24/2011				—	28,000	$14.25	$198,481
	5/24/2011				2,800	—	—	$39,900

Virginia E. Shanks		$180,000	$360,000	$720,000
	3/01/2011				5,756	—	—	$74,770
	5/24/2011				—	20,000	$14.25	$141,772

Daniel P. Boudreaux		$94,708	$189,415	$378,830
	5/24/2011				—	24,000	$14.25	$170,126
	5/24/2011				1,500	—	—	$21,375
	9/09/2011				—	19,546	$11.25	$0

(a)	All of the grants of stock awards presented above were restricted stock units. In addition, all of the grant of stock awards and options were made pursuant to the 2005 Plan. Mr. Capp did not receive any stock awards or options in 2011.
(b)	As discussed in the “Compensation Discussion and Analysis” section above, the following bonuses were awarded under the 2011 Annual Incentive Plan adopted pursuant to the 2005 Plan: (i) for Mr. Sanfilippo, $1,402,800, of which $841,680 was paid in cash and $561,120 was paid in restricted stock units; (ii) for Mr. Ruisanchez, $737,700, of which $553,275 was paid in cash and $184,425 was paid in restricted stock units; (iii) for Mr. Godfrey, $610,000, of which $457,500 was paid in cash and $152,500 was paid in restricted stock units; (iv) for Ms. Shanks, $610,000, of which $457,500 was paid in cash and $152,500 was paid in restricted stock units; and (vi) for Mr. Boudreaux, $285,000, of which $213,750 was paid in cash and $71,250 was paid in restricted stock units. Mr. Capp did not receive a bonus in 2011.
(c)	The exercise price reflected in this column is the closing price of Pinnacle Common Stock on the date of grant.
(d)	The amounts shown in this column reflect the grant date fair value of each equity award computed in accordance with the FASB ASC Topic 718. With respect to Mr. Boudreaux’s 19,546 options granted on September 9, 2011, these options were granted pursuant to a one-time option exchange program approved by stockholders at the 2011 Annual Meeting of Stockholders and completed in September 2011. The options were exchanged on a value-for-value basis. The value shown in the column related to the 19,546 options granted to Mr. Boudreaux reflect the incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity award grants held at December 31, 2011 by each named executive officer.

	Option Awards (a)					Stock Awards (b)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Anthony M. Sanfilippo	130,000	520,000	(d)	$8.64	3/14/2020

Carlos A. Ruisanchez	150,000	50,000	(e)	$11.35	8/01/2018
	15,000	60,000	(f)	$7.67	3/01/2020
	—	240,000	(g)	$13.14	3/28/2018
						18,750	$190,500
						22,160	$225,146

John A. Godfrey	25,247	—		$7.02	8/13/2012
	100,000	—		$16.92	5/16/2015
	52,500	17,500	(h)	$14.68	5/20/2018
	15,000	5,000	(i)	$11.13	7/30/2018
	15,000	60,000	(f)	$7.67	3/01/2020
	—	28,000	(j)	$14.25	5/24/2018
						18,750	$190,500
						22,160	$225,146
						2,800	$28,448

Virginia E. Shanks	25,000	75,000	(k)	$11.15	10/02/2017
	—	20,000	(j)	$14.25	5/24/2018
						30,000	$304,800
						5,756	$58,481

Daniel P. Boudreaux	9,000	6,000	(l)	$16.87	1/15/2018
	5,250	1,750	(h)	$14.68	5/20/2018
	6,250	18,750	(m)	$10.13	7/20/2017
	—	24,000	(j)	$14.25	5/24/2018
	—	19,546	(n)	$11.25	4/20/2017
						1,200	$12,192
						1,500	$15,240

Stephen H. Capp (o)	100,000	—		$16.92	6/29/2012
	40,000	—		$14.68	6/29/2012

(a)	The option awards were granted pursuant to the Company’s 2005 Plan and the Company’s 2001 Stock Option Plan, as well as certain options granted outside of the stockholder approved plans (see the Equity Compensation Plan Information at Fiscal Year-End table below).
(b)

The stock awards consist of restricted stock units granted to Messrs. Ruisanchez, Godfrey and Boudreaux and Ms. Shanks pursuant to the Company’s 2005 Plan. The following is vesting schedule for the restricted stock units described in the table above: For Mr. Ruisanchez, 18,750 restricted stock units vest on March 1, 2012 and 22,160 restricted stock units vest in three annual installments on March 1, 2012, March 1, 2013 and March 1, 2014. For Mr. Godfrey, 18,750 restricted stock units vest on March 1, 2012, 22,160 restricted stock units vest in three annual installments on March 1, 2012, March 1, 2013 and March 1, 2014, and 2,800 restricted stock units vest in four annual installments on May 24, 2012, May 24, 2013, May 24, 2014 and May 24, 2015. For Ms. Shanks, 30,000 restricted stock units vest in three annual installments on October 2, 2012, October 2, 2013 and October 2, 2014 and 5,756 restricted stock units vest in three annual installments on March 1, 2012, March 1, 2013 and March 1, 2014. For

Mr. Boudreaux, 1,200 restricted stock units vest in three annual installments on July 20, 2012, July 20, 2013, and July 20, 2014 and 1,500 restricted stock units vest in four annual installments on May 24, 2012, May 24, 2013, May 24, 2014 and May 24, 2015.
(c)	The market value of stock awards reported in this column was computed by multiplying $10.16, the closing market price of Pinnacle’s stock at December 30, 2011, by the number of shares of stock awarded.
(d)	The vesting dates are March 14, 2012, March 14, 2013, March 14, 2014, and March 14, 2015.
(e)	The vesting date is August 1, 2012.
(f)	The vesting dates are March 1, 2012, March 1, 2013, March 1, 2014, and March 1, 2015.
(g)	The vesting dates are March 28, 2012, March 28, 2013, March 28, 2014 and March 28, 2015.
(h)	The vesting date is May 20, 2012.
(i)	The vesting date is July 30, 2012.
(j)	The vesting dates are May 24, 2012, May 24, 2013, May 24, 2014 and May 24, 2015.
(k)	The vesting dates are October 2, 2012, October 2, 2013, and October 2, 2014.
(l)	The vesting dates are January 15, 2012 and January 15, 2013.
(m)	The vesting dates are July 20, 2012, July 20, 2013 and July 20, 2014.
(n)	The vesting date is September 9, 2012.
(o)	On March 31, 2011, Mr. Capp left the Company, and all of his outstanding unvested options and unvested restricted stock units were immediately cancelled.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options and vesting of stock awards for our named executive officers during the fiscal year ended December 31, 2011. Mr. Sanfilippo did not exercise any options or have any stock awards vest during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Carlos A. Ruisanchez	—	—	18,750	$243,563
John A. Godfrey	140,794	$1,146,572	—	—
	—	—	19,750	$258,643
Virginia E. Shanks	—	—	10,000	$90,800
Daniel P. Boudreaux	—	—	400	$5,900
Stephen H. Capp	25,000	$152,324	—	—
	—	—	19,750	$258,643

Equity Compensation Plan Information at Fiscal Year-End

Plan category	Number of securities to be issued upon vesting of restricted stock awards and exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders
Stock Options and Other Awards (a)	4,711,899	(b)	$13.42	(b)	1,992,646
Directors Plan	119,063	(c)	$12.77	(d)	31,156

Total	4,830,962		$13.40		2,023,802
Equity compensation plans not approved by security holders (e)	850,000		$9.28		—

Total	5,680,962		$12.78		2,023,802

(a)	Consists of:

•	shares of Pinnacle Common Stock to be issued upon the exercise of options granted pursuant to the Company’s 2005 Plan and the Company’s 1996, 2001 and 2002 stock option plans;

•	shares of Pinnacle Common Stock to be issued upon the exercise of options granted outside of our stock option plans to directors, officers and employees and approved by our stockholders; and

•	shares of Pinnacle Common Stock to be issued upon the vesting of restricted stock awards, restricted stock units awards and phantom stock units, pursuant to the Company’s 2005 Plan.

The stock options have a weighted average remaining contractual life of 6.23 years as of December 31, 2011.

(b)	Includes 216,516 restricted stock units, 8,454 phantom stock units and 4,486,929 options as of December 31, 2011.

(c)	Consists of shares of Pinnacle Common Stock credited to directors’ deferred compensation accounts to be issued pursuant to the Directors Plan, described under “Director Compensation—Amended and Restated Directors Deferred Compensation Plan” above. All such shares are fully vested and payable upon cessation of service as a director.

(d)	Based on the purchase price of the shares credited to the directors’ deferred compensation accounts under the Directors Plan.

(e)	Consists of 200,000 shares of Pinnacle Common Stock issuable upon the exercise of options granted to Carlos A. Ruisanchez in 2008 and 650,000 shares of Pinnacle Common Stock issuable upon the exercise of options granted to Anthony M. Sanfilippo in 2010. The options granted to Messrs. Ruisanchez and Sanfilippo in 2008 and 2010, respectively, were granted to each such executive officer in connection with his original retention by the Company.

The exercise price of the options referenced above granted to Mr. Ruisanchez is $11.35 and the options vest over a four-year period. The options expire on August 1, 2018, subject to certain termination events as governed by the grant of options and Mr. Ruisanchez’s Employment Agreement.

The exercise price of the options referenced above granted to Mr. Sanfilippo is $8.64, and the options vest over a five-year period. The options expire on March 14, 2020, subject to certain termination events as governed by the grant of options and Mr. Sanfilippo’s Employment Agreement.

Upon the approval of the 2005 Plan at the 2005 Annual Meeting of Stockholders, we canceled the Prior Plans, so that no further grants or awards will be made under the Prior Plans. However, any shares subject to awards under the Prior Plans which are forfeited, expire or otherwise terminate without issuance of shares, or are settled for cash or otherwise do not result in the issuance of shares, are authorized for issuance under the 2005 Plan. In addition, grants and awards made under the Prior Plans before their cancellation will continue in effect. The stock option grants to Messrs. Ruisanchez and Sanfilippo described in footnote (e) above, also continue in effect, and such shares will be authorized for issuance under the 2005 Plan in the event of forfeiture, expiration or termination without issuance of shares.

PROPOSAL 5

ADVISORY APPROVAL OF THE COMPENSATION OF THE

COMPANY’S NAMED EXECUTIVE OFFICERS

(Item No. 5 on Proxy Card)

We are asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves this Objective
Pay for Performance	• Award annual bonuses based on achievement of financial objectives and individual goals
Align executive interests with stockholder interests	• Grant equity-based awards on an annual basis in order to pay in accordance with long-term stock price performance
Attract and Retain Talent

•    Provide competitive base salary based on responsibility, experience, and individual performance

•    Provide upside opportunities through the use of variable annual bonuses to encourage stretch performance beyond the annual operating plans and reward for excellence

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 41 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 41 through 67, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Pinnacle Entertainment, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors, whether or not the resolution is approved. Although non-binding, the Board and the Compensation Committee will review and consider the voting results in their entirety when making future decisions regarding our executive compensation program.

We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2013 Annual Meeting of Stockholders.

Required Vote

Approval of Proposal No. 5 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” and “AGAINST” are included, while abstentions and broker non-votes are not included.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 6

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item No. 6 on Proxy Card)

The Audit Committee has appointed Ernst & Young LLP to audit the Company’s consolidated financial statements for the 2012 fiscal year and to audit the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012. This appointment is being presented to stockholders for ratification at the Annual Meeting. Stockholder ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. The Company is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements if they desire and will be available to respond to appropriate questions.

Required Vote

The action of the Audit Committee in appointing Ernst & Young LLP as the Company’s independent auditors for the 2012 fiscal year will be ratified upon the approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE 2012 FISCAL YEAR.

Audit and Related Fees

Fees Paid to Independent Auditors

The following table sets forth the fees billed to us for professional audit services rendered by Ernst & Young LLP for the years ended December 31, 2011, and December 31, 2010.

Fee Category	2011	2010
Audit Fees	$1,117,550	$1,387,901
Audit-Related Fees	—	63,221
Tax Fees	$160,482	302,179
All Other Fees	—	—

Total All Fees	$1,278,032	$1,753,301

Audit Fees

Audit Fees relate to professional services rendered by Ernst & Young LLP for 2011 and 2010, in connection with reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, certain procedures in connection with registration statements and prospectus supplements and other offering documents, and the audit of the Company’s financial statements and effectiveness of internal control over financial reporting (as required by the Sarbanes-Oxley Act).

Audit-Related Fees

Audit-Related Fees relate to professional services rendered by Ernst & Young LLP in connection with assurance or related services (such as employee benefit plan audits, internal control reviews, attest services that are not required by statute or regulation) rendered in 2010 that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2011, Ernst & Young LLP did not bill the Company for any Audit-Related Fees.

Tax Fees

Tax fees relate to tax compliance and tax advice and planning service rendered by Ernst & Young LLP for 2011 and 2010.

All Other Fees

Except as described above, Ernst & Young LLP did not bill the Company for any fees for, or deliver or render to the Company, any other products or services in 2011 or 2010.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted formal policies and procedures with regard to the approval of all professional services provided to the Company by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more of its members and, in 2011, the Audit Committee delegated this pre-approval authority to the Chairman of the Audit Committee. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the fees described in the table above were pre-approved by the Audit Committee (or its delegate) in 2011. The Audit Committee (or its delegate) pre-approves services either by: (1) approving a request from management describing a specific project at a specific fee or rate, or (2) by pre-approving certain types of services that would comprise the fees within each of the above categories at usual and customary rates. The percentage of hours expended to audit our financial statements for the most recent fiscal year that were attributed to work performed by persons other than Ernst & Young LLP’s full time, permanent employees was 0%.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2011, and the notes thereto.

Review with Management

Management is responsible for preparing the Company’s financial statements and the reporting process, including the system of internal control. The Audit Committee, in its oversight role, has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2011 and the notes thereto.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP (“E&Y”), the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Stephen C. Comer

John V. Giovenco

Bruce A. Leslie

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in the Company’s proxy statement and proxy card for the next annual meeting would have to be received by the Secretary of the Company no later than December 10, 2012 if the next annual meeting were held on or near May 22, 2013. In the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company a reasonable time before the Company begins to print and send its proxy materials. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement.

Under the Company’s Bylaws, stockholders who wish to present proposals for action, or to nominate directors (other than proposals to be included in the Company’s proxy statement and form of proxy card pursuant to Rule 14a-8 under the Exchange Act), at the next annual meeting of stockholders of the Company (that is, the next annual meeting following the Annual Meeting to which this Proxy Statement relates) must give written notice thereof to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement in accordance with the then current provisions of the Company’s Bylaws. The Bylaws currently require that such notice be given not more than 120 days, nor less than 90 days, prior to the first anniversary of this year’s Annual Meeting (i.e., no earlier than January 22, 2013 and no later than February 21, 2013). If, however, the Company advances the date of the next annual meeting by more than 30 days before or delays such date by more than 60 days after the first anniversary of this Annual Meeting, notice by the stockholder must be given not later than the later of (i) 90 days in advance of such annual meeting or, (ii) the tenth day following the first public announcement of the date of such meeting by the Company. Stockholder notices must contain the information required by Section 2 of Article I of the Company’s Bylaws. If the Company does not have notice of a matter to come before the next annual meeting by February 21, 2013 (or, in the event the next annual meeting is held more than 30 days before or 60 days after the first anniversary of this Annual Meeting, then by the date described above relating to such delay or advance in the meeting date), the Company’s proxy for such meeting will confer discretionary authority to vote on such matter.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K AND OTHER MATTERS

The Company’s Annual Report to Stockholders contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report,” and the “Audit Committee Report” and the Company-operated websites referenced in this Proxy Statement shall not be deemed filed with the SEC or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT TO STOCKHOLDERS FOR 2011 AND ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, FILED WITH THE SEC FOR FISCAL YEAR 2011 TO ANY BENEFICIAL OWNER OF PINNACLE COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO PINNACLE ENTERTAINMENT, INC., 8918 SPANISH RIDGE AVENUE, LAS VEGAS, NV 89148, ATTENTION: JOHN A. GODFREY, GENERAL COUNSEL.

Appendix A

PINNACLE ENTERTAINMENT, INC.

2005 EQUITY AND PERFORMANCE INCENTIVE PLAN, AS AMENDED

PINNACLE ENTERTAINMENT, INC., a corporation existing under the laws of the State of Delaware (the “Company”), hereby establishes and adopts the following 2005 Equity and Performance Incentive Plan, as amended and restated (the “Plan”). Certain capitalized terms used in the Plan are defined in Article II.

RECITALS

WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who are expected to contribute to the success of the Company and to encourage such individuals to remain as directors, employees, consultants and/or advisors of the Company and its Affiliates by increasing their proprietary interest in the Company’s growth and success; and

WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of Awards to Participants whose judgment, initiative and efforts are or have been or are expected to be responsible for the success of the Company.

NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

ARTICLE I

PURPOSE OF THE PLAN

1.1 Purpose. The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company who are expected to contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentives inherent in the Awards hereunder.

ARTICLE II

DEFINITIONS

2.1 “Affiliate” shall mean (i) any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (including any Parent or Subsidiary) or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.2 “Applicable Laws” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal and state securities law, federal and state tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes and regulations, to the extent reasonably appropriate as determined by the Committee.

2.3 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Dividend Equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.4 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

2.5 “Board” shall mean the board of directors of the Company.

2.6 “Cause” shall have the meaning set forth in a Participant’s employment or consulting agreement with the Company (if any), or if not defined therein, shall mean (a) acts or omissions by the Participant which constitute intentional material misconduct or a knowing violation of a material policy of the Company or any of its subsidiaries, (b) the Participant personally receiving a benefit in money, property or services from the Company or any of its subsidiaries or from another person dealing with the Company or any of its subsidiaries, in material violation of applicable law or Company policy, (c) an act of fraud, conversion, misappropriation, or embezzlement by the Participant or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof (other than DUI), or (d) any deliberate and material misuse or improper disclosure of confidential or proprietary information of the Company.

2.7 “Change of Control” shall mean the occurrence of any of the following events:

(i) The direct or indirect acquisition by an unrelated “Person” or “Group” of “Beneficial Ownership” (as such terms are defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities in a single transaction or a series of related transactions;

(ii) The direct or indirect sale or transfer by the Company of substantially all of its assets to one or more unrelated Persons or Groups in a single transaction or a series of related transactions;

(iii) The merger, consolidation or reorganization of the Company with or into another corporation or other entity in which the Beneficial Owners (as such term is defined below) of more than 50% of the voting power of the Company’s issued and outstanding voting securities immediately before such merger or consolidation do not own more than 50% of the voting power of the issued and outstanding voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(iv) During any consecutive 12-month period, individuals who at the beginning of such period constituted the Board of the Company (together with any new Directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

None of the foregoing events, however, shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor IRS guidance. For purposes of determining whether a Change of Control has occurred, the following Persons and Groups shall not be deemed to be “unrelated”: (A) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question, (B) the Company has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (C) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of the Company’s voting securities immediately before the transaction in question. The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Exchange Act, and the rules promulgated thereunder. Notwithstanding the foregoing, (I) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of this Company at the same time, or as a result of the same public offering, (II) however, Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction, with the Company, and (III) if a Person, including an entity, owns stock both in the Company and in a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with the Company, such stockholders shall be considered to be acting as a Group with other stockholders only with respect to the ownership in the corporation before the transaction.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.9 “Committee” shall mean the Committee constituted under Section 4.2 to administer this Plan.

2.10 “Company” has the meaning set forth in introductory paragraph of the Plan.

2.11 “Consultant” means any person, including an advisor, who (i) is a natural person, (ii) provides bona fide services to the Company or a Parent or Subsidiary, and (iii) provides services that are not in connection with the offer or sale of securities in a capital-raising transaction, and that do not directly or indirectly promote or maintain a market for the securities of the Company; provided that the term ‘Consultant’ does not include (i) Employees or (ii) Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

2.12 “Continuous Status as an Employee, Director or Consultant” means that the employment, director or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary, or by the Employee, Director or Consultant. Continuous Status as an Employee, Director or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave, provided, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor; or (iii) in the case of an Award other than an Incentive Stock Option, the ceasing of a person to be an Employee while such person remains a Director or Consultant, the ceasing of a person to be a Director while such person remains an Employee or Consultant or the ceasing of a person to be a Consultant while such person remains an Employee or Director.

2.13 “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

2.14 “Director” shall mean a non-employee member of the Board or a non-employee member of the board of directors of a Parent or Subsidiary.

2.15 “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.17 “Eligible Employees” shall have the meaning set forth in Section 14.3.

2.18 “Eligible Option” shall have the meaning set forth in Section 14.3.

2.19 “Employee” shall mean any employee of the Company or any Parent or Subsidiary.

2.20 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.21 “Exchange Grant” shall have the meaning set forth in Section 14.2.

2.22 “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a Share will be (i) the closing sales price for such Shares (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) on the last market trading day prior to the day of determination or (ii) any sales price for such Shares (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) on the day of determination, as the Committee may select, in each case as reported in the Wall Street Journal or any other source the Committee considers reliable.

(ii) If the Shares are quoted on the NASDAQ System (but not on the NASDAQ National Market System) or are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Shares on (i) the last market trading day prior to the day of determination or (ii) the day of determination, as the Committee may select, in each case as reported in the Wall Street Journal or any other source the Committee considers reliable.

(iii) If the Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Committee with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Committee considers appropriate, such determination by the Committee to be final, conclusive and binding.

2.23 “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50 percent of the voting interests.

2.24 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.25 “Individual Arrangements” means the Nonqualified Stock Option Agreement dated as of January 11, 2003 by and between the Company and Stephen H. Capp, the Nonqualified Stock Option Agreements dated as of April 10, 2002 by and between the Company and Daniel R. Lee, the Nonqualified Stock Option Agreement dated as of August 1, 2008 by and between the Company and Carlos Ruisanchez, and the Nonqualified Stock Option Agreement dated as of March 14, 2010 by and between the Company and Anthony M. Sanfilippo.

2.26 “Limitations” shall have the meaning set forth in Section 3.2.

2.27 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.28 “Option Exchange Program” shall have the meaning set forth in Section 14.2.

2.29 “Other Stock Unit Award” shall have the meaning set forth in Section 8.1.

2.30 “Parent” means a “parent corporation” with respect to the Company, whether now or later existing, as defined in Section 424(e) of the Code.

2.31 “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.32 “Payee” shall have the meaning set forth in Section 13.1.

2.33 “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article IX.

2.34 “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

2.35 “Performance Share” shall mean any grant pursuant to Article IX of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.36 “Performance Unit” shall mean any grant pursuant to Article IX of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

2.37 “Prior Plans” shall mean, collectively, the Company’s 1993, 1996, 2001 and 2002 Option Plans, as amended.

2.38 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.39 “Restricted Period” shall have the meaning set forth in Section 7.1.

2.40 “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.41 “Shares” shall mean the shares of common stock of the Company, par value $0.10 per share.

2.42 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article VI.

2.43 “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.44 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

ARTICLE III

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to adjustment as provided in Section 12.2, a total of ~~5,850,000~~7,150,000 Shares shall be authorized for grant under the Plan, plus any Shares subject to awards granted under the Prior Plans and Individual Arrangements, which such awards are forfeited, expire or otherwise terminate without issuance of Shares, or are settled for cash or otherwise do not result in the issuance of Shares, on or after the effective date of this

Plan. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share granted. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights (including, but not limited to, Shares delivered in satisfaction of Dividend Equivalents) shall be counted against this limit as 1.4 Shares for every one Share granted.

(b) If any Shares subject to an Award or to an award under the Prior Plans or Individual Arrangements are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award or award under the Prior Plans or Individual Arrangements is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 3.1(e) below.

(c) In the event that (i) any Option or other Award granted under this Plan or any option or award granted under the Prior Plans or Individual Arrangements is exercised through the tendering of Shares (either actually, by attestation, or by the giving of instructions to a broker to remit to the Company that portion of the sales price required to pay the exercise price) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Options or Awards under this Plan or options or awards under a Prior Plan or an Individual Arrangement are satisfied by the tendering of Shares (either actually, by attestation, or by the giving of instructions to a broker to remit to the Company that portion of the sales price required to pay the exercise price) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall not again be available for Awards under the Plan.

(d) Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or consultants of such acquired or combined company before such acquisition or combination.

(e) Any Shares that again become available for grant pursuant to this Article III shall be added back as one Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans or Individual Arrangements, and as 1.4 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

3.2 Limitations on Grants to Individual Participant. Subject to adjustment as provided in Section 12.2, no Participant may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 1,500,000 Shares, or (ii) Restricted Stock, Performance Awards and/or Other Stock Unit Awards that are denominated in Shares in any 12-month period with respect to more than 750,000 Shares (the “Limitations”). In addition to the foregoing, the maximum dollar value payable to any Participant in any 12-month period with respect to Performance Awards and/or Other Stock Unit Awards that are valued with reference to cash or property other than Shares is $2,500,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitations.

3.3 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

ARTICLE IV

ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant. Only Employees may receive awards of Incentive Stock Options.

4.2 Administration.

(a) The Plan shall be administered by the Committee, constituted as follows:

(i) The Committee will consist of the Board, or a committee designated by the Board, which Committee will be constituted to satisfy Applicable Laws. Once appointed, a Committee will serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan. Notwithstanding the foregoing, unless the Board expressly resolves to the contrary, while the Company is registered pursuant to Section 12 of the Exchange Act, the Plan will be administered only by the Compensation Committee of the Board (or such other committee designated by the Compensation Committee of the Board), consisting of no fewer than two Directors, each of whom is (A) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (B) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code, and (C) an “independent director” for purpose of the rules and regulations of the New York Stock Exchange or other exchange or quotation system on which the Shares are principally traded; provided, however, the failure of the Committee to be composed solely of individuals who are “non-employee directors,” “outside directors,” and “independent directors” shall not render ineffective or void any awards or grants made by, or other actions taken by, such Committee.

(ii) The Plan may be administered by different bodies with respect to Directors, officers who are not Directors, and Employees and Consultants who are neither Directors nor officers, and Covered Employees.

(b) The Committee shall have full discretion, power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Consultants and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder and the form and content of any Award Agreement; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, subject to the provisions of the Plan; (vi) determine whether, to what extent and under what circumstances any Award shall be modified, amended, canceled or suspended; (vii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) determine whether any Award will have Dividend Equivalents; (xi) determine whether, to what extent, and under what circumstances cash, Shares, or other property payable with respect to an Award shall be deferred either automatically or at the election of the Participant; provided that the Committee shall take no action that would subject the Participant to a penalty tax under Section 409A of the Code; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, any stockholder and any Employee or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

(d) The Committee may delegate to a committee of one or more Directors of the Company or, to the extent permitted by Applicable Law, to one or more officers or a committee of officers, the authority to grant Awards to Employees and officers of the Company who are not Directors, Covered Employees, or “officers,” as such term is defined by Rule 16a-1(f) of the Exchange Act, and to cancel or suspend Awards to Employees and officers of the Company who are not Directors, Covered Employees, or “officers,” as such term is defined by Rule 16a-1(f) of the Exchange Act.

ARTICLE V

OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article V and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

5.2 Award Agreements. All Options granted pursuant to this Article V shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article V may hold more than one Option granted pursuant to the Plan at the same time.

5.3 Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article V shall not be less than 100% of the Fair Market Value of such Share on the date of grant of such Option. Other than pursuant to Section 12.2, the Committee shall not be permitted to (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), and (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange or other exchange or quotation system on which the Shares are principally traded.

5.4 Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

5.5 Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian, beneficiary, or legal representative, or Family Members, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) with the consent of the Committee, by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (c) with the consent of the Committee, by delivery of other consideration (including, where permitted by law and the Committee, other Awards) having a Fair Market Value on the exercise date equal to the total purchase price, (d) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (e) with the consent of the Committee, by delivery of a properly executed exercise notice together with any other documentation as the Committee and the Participant’s broker, if applicable, require to effect an exercise of the Option and delivery to the Company of the sale or other proceeds (as permitted by Applicable Law) required to pay the exercise price, (f) through any other method specified in an Award Agreement, or (g) any combination of any of the foregoing. In connection with a tender of previously acquired Shares pursuant to clause (b) above, the Committee, in its sole discretion, may permit the Participant to constructively exchange Shares already owned by the Participant in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

5.6 Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7 Incentive Stock Options. With respect to the Options that may be granted by the Committee under the Plan, the Committee may grant Options intended to qualify as Incentive Stock Options to any Employee of the Company or any Parent or Subsidiary, subject to the requirements of Section 422 of the Code. The Award Agreement of an Option intended to qualify as an Incentive Stock Option shall designate the Option as an Incentive Stock Option Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be ~~5,850,000~~7,150,000 Shares. Notwithstanding the provisions of Section 5.3, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the provisions of Section 5.4, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or any shorter term specified in the Award Agreement. Notwithstanding the foregoing, if the Shares subject to an Employee’s Incentive Stock Options (granted under all plans of the Company or any Parent or Subsidiary), which become exercisable for the first time during any calendar year, have a Fair Market Value in excess of $100,000, the Options accounting for this excess will be not be treated as Incentive Stock Options. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they were granted, and the Fair Market Value of the Shares will be determined as of the time of grant.

5.8 Termination of Employment or Consulting Relationship or Directorship. If a Participant holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates (other than because of termination due to Cause, death or Disability), the Participant may exercise the Options that were vested and exercisable as of the date of termination until the end of the original term or for a period of 90 days following such termination, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.

5.9 Disability of Participant. If a Participant holds exercisable Options on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Participant may exercise the Options that were vested and exercisable as of the date of termination until the end of the original term or for a period of 36 months following such termination, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Option at the date of such termination, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant does not exercise an Option within the time specified above after termination, that Option will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.

5.10 Death of Participant. If a Participant holds exercisable Options on the date his or her death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance or under Section 12.3 may exercise the Options that were vested and exercisable as of the date of death until the end of the original term or for a period of 36 months following the date of death, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Option at the date of death, the Shares covered by the unexercisable portion of the Option will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Option will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance or under Section 12.3 does not exercise the Option within the time specified above after the date of death, the Option will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise. The Committee may provide Stock Appreciation Rights either alone or in addition to other Awards upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise or such other amount as the Committee shall so determine at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on such date of grant of the right.

(b) Upon the exercise of a Stock Appreciation Right, payment shall be made in whole Shares, or cash to the extent permissible without penalty to the Participant under Section 409A of the Code.

(c) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate. In connection with the foregoing, the Committee shall consider the applicability and effect of Section 162(m) of the Code. Notwithstanding the foregoing provisions of this Section 6.2, but subject to Section 12.2, a Stock Appreciation Right shall not have (i) an exercise price less than Fair Market Value on the date of grant, or

(ii) a term of greater than ten years. In addition to the foregoing, but subject to Section 12.2, the base amount of any Stock Appreciation Right shall not be reduced after the date of grant. The Committee shall take no action under this Article VI that would subject a Participant to a penalty tax under Section 409A of the Code.

6.3 Termination of Employment or Consulting Relationship or Directorship. If a Participant holds exercisable Stock Appreciation Rights on the date his or her Continuous Status as an Employee, Director or Consultant terminates (other than because of termination due to Cause, death or Disability), the Participant may exercise the Stock Appreciation Rights that were vested and exercisable as of the date of termination until the end of the original term or for a period of 90 days following such termination, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Stock Appreciation Right at the date of such termination, the Shares covered by the unexercisable portion of the Stock Appreciation Right will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Stock Appreciation Right will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant does not exercise a Stock Appreciation Right within the time specified above after termination, that Stock Appreciation Right will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.

6.4 Disability of Participant. If a Participant holds exercisable Stock Appreciation Rights on the date his or her Continuous Status as an Employee, Director or Consultant terminates because of Disability, the Participant may exercise the Stock Appreciation Rights that were vested and exercisable as of the date of termination until the end of the original term or for a period of 36 months following such termination, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Stock Appreciation Right at the date of such termination, the Shares covered by the unexercisable portion of the Stock Appreciation Right will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Stock Appreciation Right will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant does not exercise a Stock Appreciation Right within the time specified above after termination, that Stock Appreciation Right will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.

6.5 Death of Participant. If a Participant holds exercisable Stock Appreciation Rights on the date his or her death, the Participant’s estate or a person who acquired the right to exercise the Stock Appreciation Rights by bequest or inheritance or under Section 12.3 may exercise the Stock Appreciation Rights that were vested and exercisable as of the date of death until the end of the original term or for a period of 36 months following the date of death, whichever is earlier (or such other period as is set forth in the Award Agreement or determined by the Committee). If the Participant is not entitled to exercise his or her entire Stock Appreciation Right at the date of death, the Shares covered by the unexercisable portion of the Stock Appreciation Right will revert to the Plan, unless otherwise set forth in the Award Agreement or determined by the Committee. The Committee may determine in its sole discretion that such unexercisable portion of the Stock Appreciation Right will become exercisable at such times and on such terms as the Committee may determine in its sole discretion. If the Participant’s estate or a person who acquired the right to exercise the Stock Appreciation Right by bequest or inheritance or under Section 12.3 does not exercise the Stock Appreciation Right within the time specified above after the date of death, the Stock Appreciation Right will expire, and the Shares covered by it will revert to the Plan, except as otherwise determined by the Committee.

ARTICLE VII

RESTRICTED STOCK AWARDS

7.1 Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). A Restricted Stock Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the “Restriction Period”). The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

7.2 Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.

7.3 Rights of Holders of Restricted Stock. Except as otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however that any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares.

ARTICLE VIII

OTHER STOCK UNIT AWARDS

8.1 Other Stock Unit Awards. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards shall be paid in Shares or cash. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees, Consultants and Directors to whom and the time or times at which such Other Stock Unit Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

8.2 Terms and Conditions. Shares (including securities convertible into Shares) subject to Awards granted under this Article VIII may be issued for no consideration or for such minimum consideration as may be required by Applicable Law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Article VIII shall be purchased for such consideration as the Committee shall determine in its sole discretion.

ARTICLE IX

PERFORMANCE AWARDS

9.1 Terms of Performance Awards. Performance Awards may be issued hereunder to Participants, for no consideration or for such minimum consideration as may be required by Applicable Law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than six months nor longer than five years. Except as provided in Article XI or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period.

ARTICLE X

CODE SECTION 162(M) PROVISIONS

10.1 Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article X is applicable to such Award.

10.2 Performance Criteria. If Restricted Stock, a Performance Award or an Other Stock Unit Award is subject to this Article X, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of or growth of one or any combination of the following factors, or an objective formula determined at the time of the Award that is based on modified or unmodified calculations of one or any combination of the following factors: net sales; pretax income before or after allocation of corporate overhead and bonus; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization (“EBITDA”); an adjusted formula of EBITDA determined by the Committee; economic value-added models; comparisons with various stock market indices; reductions in costs, and/or return on invested capital of the Company or any Affiliate, division or business unit of the Company for or within which the Participant is primarily employed. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an Affiliate, division or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. Unless the Committee specifies otherwise when it sets performance goals for an Award, objective adjustments shall be made to any of the foregoing measures for items that will not properly reflect the Company’s financial performance for these purposes, such as the write-off of debt issuance costs, pre-opening and development costs, gain or loss from asset dispositions, asset or other impairment charges, litigation settlement costs, and other non-routine items that may occur during the Performance Period. Also, unless the Committee determines otherwise in setting the performance goals for an Award, such performance goals shall be applied by excluding the impact of (a) restructurings, discontinued operations and charges for extraordinary items, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

10.3 Adjustments. Notwithstanding any provision of the Plan (other than Article XI), with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Article X, the Committee may adjust downward, but not upward, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or Disability of the Participant or the occurrence of a Change of Control.

10.4 Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Article X, the Committee shall certify in writing that the applicable performance goals have been achieved to the extent necessary for such Award to qualify as “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

10.5 Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article X as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or which are not inconsistent with such requirements.

ARTICLE XI

CHANGE OF CONTROL PROVISIONS

11.1 Impact of Change of Control. The terms of any Award may provide in the Award Agreement evidencing the Award, or the Committee may determine in its discretion, that, upon a Change of Control of the Company, (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control immediately vest and become fully exercisable, (b) restrictions and deferral limitations on Restricted Stock lapse and the Restricted Stock become free of all restrictions and limitations and become fully vested, (c) all Performance Awards shall be considered to be earned and payable (either in full or pro-rata based on the portion of Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed, (d) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (e) such other additional benefits, changes or adjustments as the Committee deems appropriate and fair shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, (a) each Option and Stock Appreciation Right shall remain exercisable for only a limited period of time determined by the Committee (provided that they remain exercisable for at least 30 days after notice of such action is given to the Participants), or (b) each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. Notwithstanding the foregoing and the provisions of Section 11.2, the Committee will take no action that would subject any Participant to a penalty tax under Section 409A of the Code.

11.2 Assumption Upon Change of Control. Notwithstanding the foregoing, the terms of any Award Agreement may also provide that, if in the event of a Change of Control the successor company assumes or substitutes for an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award, then each outstanding Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award shall not be accelerated as described in Sections 11.1(a), (b) and (d). For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Share of Restricted Stock or Other Stock Unit Award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Other Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Any assumption or substitution of an Incentive Stock Option will be made in a manner that will not be considered a “modification” under the provisions of Section 424(h)(3) of the Code. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a Participant’s employment in such successor company within a specified time period following such Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated as described in Sections 11.1(a), (b) and (d) above.

ARTICLE XII

GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Modification of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by Applicable Law; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4, or (f) amend any provision of Section 3.2. In addition, no amendments to, or termination of, the Plan (other than by reason of the failure of stockholders to approve the Plan in the manner set forth in Section 13.12) shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

12.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number. Where an adjustment under this Section 12.2 is made to an Incentive Stock Option, the adjustment will be made in a manner which will not be considered a “modification” under the provisions of subsection 424(h)(3) of the Code.

12.3 Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award, and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing, to the extent that the Committee so authorizes in the Award Agreement or otherwise, an Award other than an Incentive Stock Option may be assigned, in whole or in part, during the Participant’s lifetime to one or more Family Members of the Participant. Rights under the assigned portion may be exercised by the Family Member(s) who acquire a proprietary interest in such Award pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Award immediately before such assignment and shall be set forth in such documents issued to the assignee as the Committee deems appropriate.

(a) Designation of Beneficiary. A Participant may file a written designation of a beneficiary who is to receive any Awards that remain unexercised in the event of the Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for the designation to be effective. The Participant may change such designation of beneficiary at any time by written notice to the Committee, subject to the above spousal consent requirement.

(b) Effect of No Designation. If a Participant dies and there is no beneficiary validly designated and living at the time of the Participant’s death, the Company will deliver such Participant’s Awards to the executor or administrator of his or her estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Awards to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) Death of Spouse or Dissolution of Marriage. If a Participant designates his or her spouse as beneficiary, that designation will be deemed automatically revoked if the Participant’s marriage is later dissolved. Similarly, any designation of a beneficiary will be deemed automatically revoked upon the death of the beneficiary if the beneficiary predeceases the Participant. Without limiting the generality of the preceding sentence, the interest in Awards of a spouse of a Participant who has predeceased the Participant or whose marriage has been dissolved will automatically pass to the Participant, and will not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor will any such interest pass under the laws of intestate succession.

12.4 Termination of Employment. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, and the terms of such exercise, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5 Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

ARTICLE XIII

MISCELLANEOUS

13.1 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or to the Participant’s executors, administrators, guardian, beneficiary, or legal representative, or Family Members) (any such person, a “Payee”) net of any applicable Federal, State and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Rights, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award, or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate) otherwise deliverable in connection with the Award. If Shares acquired upon exercise of any Incentive Stock Option are disposed of in a disposition that, under Section 422 of the Code, disqualifies the holder from the application of Section 421(a) of the Code, the holder of the Shares immediately before the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.

13.2 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Consultant or Director the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Consultant or Director at any time for any reason. The Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

13.3 Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

13.4 Cancellation of Award. Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant may be canceled in the discretion of the Committee if the Participant’s Continuous Status as an Employee, Director or Consultant is terminated for Cause, or if, after the termination of the Participant’s Continuous Status as an Employee, Director, or Consultant, the Committee determines that Cause existed before such termination.

13.5 Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the provisions of this Plan, the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan and any Stock Appreciation Rights constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under Applicable Law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

13.7 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.8 Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.9 Construction. All references in the Plan to “Section,” “Sections,” or “Article” are intended to refer to the Section, Sections or Article, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.10 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.11 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

13.12 Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of its adoption by the Board, subject to the approval of the Plan, within 12 months thereafter, by affirmative votes representing a majority of the votes cast under Applicable Laws at a duly constituted meeting of the stockholders of the Company. After the adoption of this Plan by the Board, Awards may be made, but all such Awards shall be subject to stockholder approval of this Plan in accordance with the first sentence of this Section 13.12, and no Options or Stock Appreciation Rights may be exercised prior to such stockholder approval of the Plan. If the stockholders do not approve this Plan in the manner set forth in the first sentence of this Section 13.12, this Plan, and all Awards granted hereunder, shall be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan (unless the Board sooner suspends or terminates the Plan under Section 12.1), on which date the Plan will expire except as to Awards then outstanding under the Plan. Notwithstanding the foregoing, unless affirmative votes representing a majority of the votes cast under Applicable Laws approve the continuation of Article X at the first duly constituted meeting of the stockholders of the Company that occurs in the fifth year following the later of i) the effective date of this Plan or ii) the then most recent re-approval of the continuation of Article X of the Plan, no Awards other than Options or Stock Appreciation Rights shall be made to Covered Employees following the date of such meeting. Except as set forth in the third sentence of this Section 13.12, outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

13.13 Foreign Employees. Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

13.14 Effect on Prior Plans. On the approval of this Plan by the stockholders of the Company in the manner set forth in Section 13.12, the Prior Plans shall be cancelled and no further grants or awards shall be made under the Prior Plans. Grants and awards made under the Prior Plans before the date of such cancellation, however, shall continue in effect in accordance with their terms. Grants and awards made under the Individual Arrangements shall likewise continue in effect in accordance with their terms.

13.15 Other Company Compensation Plans. Shares available for Awards under the Plan may be used by the Company as a form of payment of compensation under other Company compensation plans, whether or not existing on the date hereof. To the extent any Shares are used as such by the Company, such Shares will reduce the then number of Shares available under Article III of the Plan for future Awards.

13.16 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

ARTICLE XIV

OPTION EXCHANGE PROGRAM

14.1 Establishment of Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Compensation Committee of the Board, may effect an option exchange program (the “Option Exchange Program”), through one or more option exchange offers to be commenced within 12 months of the approval by the stockholders; provided, however, that in no event may more than one offer to exchange be made for any outstanding option.

14.2 Procedure for Exchanging Options. Under the Option Exchange Program, Eligible Employees will be offered the opportunity to exchange Eligible Options for new grants of options (each an “Exchange Grant”), as follows:

(a) the Compensation Committee shall determine the exchange ratio for an exchange of Eligible Options for Exchange Grants; provided, however, that the ratio shall be such that the fair value as of either the start of the exchange offer or the date of the exchange (for financial accounting purposes) of an Exchange Grant shall be no more than the fair value (for financial accounting purposes) of the Eligible Options for which the Exchange Grant is exchanged,

(b) the per share exercise price of each Exchange Grant that is a stock option shall not be less than the fair market value of a Share on the date of issuance of the Exchange Grant,

(c) an Exchange Grant shall not be vested or exercisable within one year after the date of the exchange, and

(d) the expiration of each Exchange Grant will be the same as its corresponding Eligible Option.

All other terms of the Exchange Grants shall be governed by the provisions of the Plan. Any Eligible Employee may receive Exchange Grants where the Shares underlying such Exchange Grants exceed either one percent of the number of Shares or one percent of the voting power outstanding before the issuance of such Exchange Grants.

14.3 Definitions. For purposes of this Article,

(a) “Eligible Employees” means employees of the Company other than the members of the Company’s Board of Directors and executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended).

(b) “Eligible Option” means any option granted under the Plan where, as of the date specified by the terms of the Exchange Offer (which date shall be not more than ten business days prior to any exchange offer), the per share exercise price of such option is greater than the higher of (i) the then-current 52-week high trading price of the Shares and (ii) 150% of the then-current price of the Shares.

14.4 Additional Terms. Subject to the foregoing, the Compensation Committee of the Board of Directors shall be permitted to determine additional terms, restrictions or requirements relating to the Option Exchange Program that they deem necessary or advisable, consistent with the terms of the Plan.

Appendix B

2008 AMENDED AND RESTATED

PINNACLE ENTERTAINMENT, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

Pinnacle Entertainment, Inc., a Delaware corporation (the “Corporation”), hereby amends and restates in its entirety the Hollywood Park, Inc. Directors Deferred Compensation Plan (the “Plan”) heretofore maintained by the Corporation, effective as of the time set forth in Section 8 below, as follows:

1. Eligibility. Each member of the Board of Directors of the Corporation (the “Board”) is eligible to participate in the Plan.

2. Participation.

(a) Time of Election. Before the beginning of a calendar year, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation (including fees payable for services as chairman or a member of a committee of the Board) which otherwise would have been earned currently for services rendered as a Director (“Compensation”) during such calendar year shall be credited to a deferred compensation account (the “Director’s Account”); provided, however, that the Director may elect to defer only Compensation earned from and after the first day of the calendar year or after a specified date that is later than the first day of the calendar year. Any person who shall become a Director during any calendar year, and who was not a Director of the Corporation before the beginning of such calendar year, may elect, within 30 days after the Director’s term begins, to defer payment of all or any part of the Director’s Compensation earned during the remainder of such calendar year from and after the date of such election, or, if the election so provides, earned after a specified date that is later than the date of the election.

(b) Form and Duration of Election. An election to participate in the Plan shall be made by written notice signed by the Director and filed with the Secretary of the Corporation only at the times specified in Section 2(a). Such election shall specify the amount of the Director’s Compensation to be deferred and specify an allocation of the deferred Compensation between cash and “Shares” as herein provided. For purposes of this Plan, “Shares” shall mean shares of the common stock of the Corporation. Any such election shall be irrevocable once made with respect to the calendar year for which it is made; amounts credited to the Director’s Account with respect to such calendar year shall be credited and distributed in accordance with such election and with the terms of the Plan notwithstanding any later change, termination or renewal of an election with respect to later calendar years. An election made with respect to a calendar year shall continue in effect for later calendar years unless and until the Director changes or terminates the election by signed written notice filed with the Secretary of the Corporation. Any such change or termination shall become effective with respect to Compensation earned from and after the first day of the calendar year following the calendar year in which such notice is given, or, at the election of the Director as set forth in such notice, effective only with respect to Compensation earned after a specified date that is later than the first day of the calendar year following the calendar year in which such notice is given.

(c) Renewal. A Director who has terminated his election to participate may thereafter file another election to participate for the calendar year subsequent to the filing of such election in accordance with the requirements of Section 2(a) hereof.

3. The Director’s Account. All compensation which a Director has elected to defer under the Plan shall be credited, at the Director’s election, to the Director’s Account as follows:

(a) As of the date the Director’s Compensation would otherwise be payable, the Director’s Account will be credited with an amount of cash equal to the amount of such Compensation which the Director elected to defer and to be allocated to cash.

(b) As of the date the Director’s Compensation would otherwise be payable, there shall be credited to the Director’s Account the number of full and fractional Shares obtained by dividing the amount of such Compensation which the Director elected to defer and to be allocated to Shares by the average of the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if they are not then listed on a stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days of the calendar quarter or month, as the case may be, for which such Compensation is payable.

(c) At the end of each calendar quarter there shall be credited to the Director’s Account the number of full and/or fractional Shares obtained by dividing the dividends which would have been paid on the Shares credited to the Director’s Account as of the dividend record date, if any, occurring during such calendar quarter if such Shares had been issued and outstanding Shares on such date, by the closing price of a Share on the principal stock exchange on which such Shares are then listed, or, if Shares are not then listed on a stock exchange, the closing price of a Share on the NASDAQ National Market System, on the date such dividend(s) is paid. In the case of stock dividends, there shall be credited to the Director’s Account the number of full and/or fractional shares of Shares which would have been issued with respect to the Shares credited to the Director’s Account as of the dividend record date if such Shares had been shares of issued and outstanding Shares on such date.

(d) No fractional share interests credited to a Director’s Account shall be distributed pursuant to Section 4 hereof. Instead, any fractional Shares remaining at the time the final distribution is made pursuant to Section 4 herein shall be converted into a cash credit by multiplying the number of fractional shares by the average of the closing price of a Share on the principal stock exchange on which Shares are then listed, or, if they are not then listed on any stock exchange, the average of the closing price of a Share on the NASDAQ National Market System, on the last ten business days prior to the date of the final distribution from the Director’s Account.

(e) Cash amounts credited to the Director’s Account pursuant to subparagraph (a) above shall accrue interest commencing from the date the cash amounts are credited to the Director’s Account at a rate per annum to be determined from time to time by the Board. Amounts credited to the Director’s Account shall continue to accrue interest until distributed in accordance with the Plan.

The Director shall not have any interest in the cash or Shares credited to the Director’s Account until distributed in accordance with the Plan.

4. Distribution from Accounts.

(a) Form of Election. At the time a Director makes a participation election pursuant to Sections 2(a) or 2(c), the Director shall also file with the Secretary of the Corporation a signed written election with respect to the method of distribution of the aggregate amount of cash and Shares credited to the Director’s Account pursuant to such participation election. A Director may elect to receive such amount in one lump-sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years). The lump-sum payment or the first installment shall be paid as of the first business day of the calendar quarter immediately following the cessation of the Director’s service as a Director of the Corporation. Subsequent installments shall be paid as of the first business day of each succeeding calendar quarter until the entire amount credited to the Director’s Account shall have been paid. A cash payment will be made with the final distribution for any fraction of a Share in accordance with Section 3(d) hereof.

(b) Adjustment of Method of Distribution. A Director participating in the Plan may, prior to the beginning of any calendar year, file another written notice with the Secretary of the Corporation electing to change the method of distribution of the aggregate amount of cash and Shares credited to the Director’s Account for services rendered as a Director commencing with such calendar year. Amounts credited to the Director’s Account prior to the effective date of such change shall not be affected by such change and shall be distributed only in accordance with the election in effect at the time such amounts were credited to the Director’s Account.

5. Distribution on Death. If a Director should die before all amounts credited to the Director’s Account shall have been paid in accordance with the election referred to in Section 4, the balance in such Account as of the date of the Director’s death shall be paid promptly following the Director’s death to the beneficiary designated in writing by the Director. Such balance shall be paid to the estate of the Director if (a) no such designation has been made, or (b) the designated beneficiary shall have predeceased the Director and no further designation has been made.

6. Withdrawal in the Event of a Financial Emergency. A Director who believes he has experienced a “Financial Emergency” (as defined below) may request in writing a withdrawal of a portion of his Director’s Account to satisfy the emergency. The Board (without the participation of such Director) shall determine, in its sole discretion, (i) whether a Financial Emergency has occurred, and (ii) the amount reasonably required to satisfy the Financial Emergency; provided, however, that the withdrawal shall not exceed the balance in the Director’s Director Account, or the amount the Board (without the participation of such Director) reasonably determines, under Treasury Regulations Section 1.401A-3(j)(3)(ii), to be necessary to meet such emergency needs (including taxes reasonably anticipated to be incurred by reason of a taxable distribution), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (unless the liquidation of such assets would itself cause severe financial hardship). If, subject to the sole discretion of the Board (without the participation of such Director), the petition for a withdrawal is approved, the distribution shall be made within 30 days of the date of approval by the Board (without the participation of such Director). For purposes of this Plan, “Financial Emergency” shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or a dependent (as defined in Section 152 of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)) of the Director, loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

7. Directors Who Are Specified Employees. Notwithstanding any other provision of this Plan, if any stock of the Corporation or any affiliate is publicly traded on an established securities market or otherwise, and payment of benefits under this Plan to a Director who is a “Specified Employee” (as defined below) would be deemed to be on account of his separation from service under Section 409A of the Code, no payments shall be made to such Specified Employee within six months after such Specified Employee’s separation from service (or, if earlier, the date of his death). Any amounts subject to delayed payment under the preceding sentence shall be paid on the first business day after the expiration of such six-month period, together with any earnings accrued in the Director’s Account on such amounts during such six-month period. This Section 7 is intended to comply with the requirements of Section 409A of the Code and shall be interpreted accordingly. For purposes of this Plan, the term “Specified Employee” shall mean a Specified Employee of the Corporation or any affiliate, as defined in Treasury Regulations Section 1.409A-1(i).

8. Effective Date. This Plan originally became effective on its approval by the stockholders of this Corporation in September, 1991. The Plan was amended and restated at the annual meeting of the stockholders held on May 20, 2008, which such amendment and restatement became effective upon approval by the stockholders. The Plan was further amended and restated at a regular meeting of the Board held on December 9, 2008, which such amendment and restatement became effective upon adoption by the Board.

9. Shares Issuable. The maximum number of Shares which may be issued pursuant to this Plan is ~~325,000~~525,000.

10. Miscellaneous.

(a) The right of a Director to receive any amount in the Director’s Account shall not be transferable or assignable by the Director, except by a beneficiary designation under Section 5, by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder, and no part of such amount shall be subject to attachment or other legal process.

(b) The Corporation shall not be required to reserve or otherwise set aside funds or Shares for the payment of its obligations hereunder. The Corporation shall make available as and when required a sufficient number of Shares to meet the needs of the Plan, either by the issuance of new shares of the common stock of the Corporation, or the purchase of Shares on the open market or through private purchases, as the Corporation may determine.

(c) The establishment and maintenance of, or allocation and credits, to the Director’s Account shall not vest in the Director or his beneficiary any right, title or interest in and to any specific assets of the Corporation. A Director shall not have any dividend or voting rights or any other rights of a stockholder (except as expressly set forth in Section 3 with respect to dividends and as provided in subparagraph (g) below) until the Shares credited to a Director’s Account are distributed. The rights of a Director to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of this Corporation.

(d) The Plan shall be administered by the Board. The Board shall have the full discretion and power to interpret provisions of the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to compute amounts to be credited to and distributed from Directors’ Accounts, and to make all other determinations it deems necessary or advisable to administer the Plan, with all such determinations being final and binding; provided, however, that the Board will not have the power to take any action relating to eligibility for participation in the Plan or the number of Shares to be issued to each participating Director.

(e) The Board may at any time terminate the Plan or amend the Plan in any manner it deems advisable and in the best interests of the Corporation; provided, however, that (i) no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director’s Account, and (ii) no amendment or termination shall accelerate or defer any payments or distributions that would have been made under the Plan if it had not been amended or terminated, except to the extent that such acceleration or deferral could be made without subjecting the Directors to additional taxes under Section 409A of the Code.

(f) Each Director participating in the Plan will receive an annual statement indicating the amount of cash and number of Shares credited to the Director’s Account as of the end of the preceding calendar year.

(g) If adjustments are made to outstanding shares of Shares, or if outstanding shares of Shares are converted into or exchanged for, other securities or property, as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and the like, an appropriate adjustment (as determined in good faith by the Board) will also be made in the number and kind of shares or property credited to the Director’s Account, so that, when distributions are made pursuant to this Plan, the Director will receive the number and kind of securities or property to which a holder of Shares would have been entitled upon such event. In addition, if outstanding Shares are converted into or exchanged for another security, all references to “Shares” in this Plan shall be deemed to be references to such other security.

(h) The name of the Plan shall be the “2008 Amended and Restated Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan.”

PINNACLE ENTERTAINMENT, INC. ATTN: INVESTOR RELATIONS 8918 SPANISH RIDGE AVENUE LAS VEGAS, NV 89148

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors		For	Against	Abstain
1a Stephen C. Comer		☐	☐	☐
1b John V. Giovenco		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6:		For	Against	Abstain
1c Richard J. Goeglein		☐	☐	☐	2. Amendment to the Company’s 2005 Equity and Performance Incentive Plan.		☐	☐	☐
1d Bruce A. Leslie		☐	☐	☐	3. Re-approval of the “performance based” compensation provisions of the Company’s 2005 Equity and Performance Incentive Plan.		☐	☐	☐
1e James L. Martineau		☐	☐	☐
1f Desirée Rogers		☐	☐	☐	4. Amendment to the Company’s 2008 Amended and Restated Directors Deferred Compensation Plan.		☐	☐	☐
1g Anthony M. Sanfilippo		☐	☐	☐	5. Advisory approval of the Company’s executive compensation.		☐	☐	☐
1h Jaynie M. Studenmund		☐	☐	☐	6. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.		☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

PINNACLE ENTERTAINMENT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS MAY 22, 2012

The undersigned hereby appoints Anthony M. Sanfilippo, Carlos A. Ruisanchez and John A. Godfrey, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may properly come before the meeting, all of the shares of Common Stock of Pinnacle Entertainment, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time, on Tuesday, May 22, 2012, at Pinnacle’s Corporate Offices, 8918 Spanish Ridge Avenue, Las Vegas, Nevada, 89148, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, 4, 5 AND 6. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE